    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 1996



                                                      REGISTRATION NO. 333-09845

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       To

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           SEAGULL ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


             TEXAS                          4923                        74-1764876
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)      Identification Number)


                                                           WILLIAM L. TRANSIER
                                                        SENIOR VICE PRESIDENT AND
                                                         CHIEF FINANCIAL OFFICER
                 1001 FANNIN                            SEAGULL ENERGY CORPORATION
                  SUITE 1700                             1001 FANNIN, SUITE 1700
          HOUSTON, TEXAS 77002-6714                     HOUSTON, TEXAS 77002-6714
                (713) 951-4700                                (713) 951-4700
 (Address, including zip code, and telephone     (Name, address, including zip code, and
       number, including area code, of               telephone number, including area
  registrant's principal executive offices)            code, of agent for service)

                                   Copies to:

                J. MARK METTS                                 JON M. JENKINS
            VINSON & ELKINS L.L.P.               PILIERO GOLDSTEIN JENKINS & HALL, L.L.P.
           1001 FANNIN, SUITE 2300                          292 MADISON AVENUE
          HOUSTON, TEXAS 77002-6760                   NEW YORK, NEW YORK 10017-6307
                (713) 758-2222                                (212) 213-8200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                      PROPOSED        MAXIMUM
TITLE OF EACH CLASS OF                 AMOUNT     MAXIMUM OFFERING    AGGREGATE
SECURITIES TO BE                       TO BE         PRICE PER        OFFERING       AMOUNT OF
REGISTERED                         REGISTERED(1)      SHARE(2)        PRICE(2)    REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per
  share(3)......................     27,580,486       17.5625       484,388,608      167,031(4)
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------



(1) Consists of the following numbers of shares of Common Stock of the Registrant ("Seagull Common Stock") that may be issued in connection with the acquisition by merger of Global Natural Resources Inc. ("Global"): (a) up to 26,201,657 through conversion of shares of Common Stock of Global ("Global Common Stock") currently outstanding, (b) up to 1,377,068 through conversion of shares of Global Common Stock issued prior to the Effective Time upon exercise of Global Options and (c) up to 2,121 through conversion of shares of Global Common Stock that may be issued pursuant to Global's 401(k) employee savings plan.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the low and high sales prices of Global Common Stock on the New York Stock Exchange on August 28, 1996 of $17.5625 and the maximum Common Stock Exchange Ratio of 0.88 shares of Seagull Common Stock for each share of Global Common Stock.

(3) This Registration Statement also pertains to rights to purchase shares of Series B Junior Participating Preferred Stock of the Registrant. One right is attached to and trades with each share of Seagull Common Stock. Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the Seagull Common Stock. Any value attributable to such rights is reflected in the market price of the Seagull Common Stock.

(4) Previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

[LOGO]                   GLOBAL NATURAL RESOURCES INC.


Robert F. Vagt


CHAIRMAN OF THE BOARD



                                                               September 3, 1996


Dear Shareholders:


     You are cordially invited to attend a Special Meeting of Shareholders (the "Global Special Meeting") of Global Natural Resources Inc. ("Global") to be held at 9:30 a.m., Houston time, on Thursday, October 3, 1996 at The Ritz-Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas.



     At the Global Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of GNR Merger Corporation, a wholly owned subsidiary of Seagull Energy Corporation ("Seagull"), with and into Global (the "Merger"). Pursuant to the terms of the Merger Agreement, each outstanding share of Global Common Stock will be converted into a number of shares of Seagull Common Stock based upon an exchange ratio ranging from .72 to .88 shares (depending upon the average price of Seagull Common Stock during a period specified in the Merger Agreement).


     The proposed Merger is subject to a number of conditions, including obtaining the approval of the shareholders of Global with respect to the Merger Agreement, the approval of the issuance of Seagull Common Stock in the Merger by the shareholders of Seagull and regulatory approvals. The Board of Directors of Global has approved the Merger Agreement and the transactions contemplated thereby. A summary of the basic terms and conditions of the proposed Merger, certain financial and other information relating to the Merger and a copy of the Merger Agreement are set forth in the Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully.

     THE BOARD OF DIRECTORS AND MANAGEMENT OF GLOBAL BELIEVE THAT THE PROPOSED MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, GLOBAL'S SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR ITS APPROVAL.


     In making that recommendation, the Board of Directors of Global received and took into account the opinion dated July 21, 1996 of Petrie Parkman & Co., Inc. ("Petrie Parkman"), an investment banking firm retained by Global for that purpose, that, as of such date, the consideration to be received by shareholders of Global in the Merger was fair to the shareholders of Global from a financial point of view. Petrie Parkman subsequently delivered its written opinion dated the date of the accompanying Joint Proxy Statement/Prospectus that, as of such date, the consideration to be received by shareholders of Global in the Merger was fair to the shareholders of Global from a financial point of view. Petrie Parkman also delivered to the Board of Directors of Global its written opinion to that effect dated the date of the Joint Proxy Statement/Prospectus (the "Petrie Parkman Opinion"). A copy of the Petrie Parkman Opinion is included in the accompanying Joint Proxy Statement/Prospectus as Appendix C thereto.


     Your vote is very important. The affirmative vote of the holders of a majority of the votes cast is required to approve and adopt the Merger Agreement. Accordingly, we urge you to complete, sign, date and return the enclosed proxy immediately, whether or not you plan to attend the Global Special Meeting. You may, of course, attend the Global Special Meeting and vote in person even if you have returned a proxy.

                                            Very truly yours,

                                            /s/ ROBERT F. VAGT

                                            Robert F. Vagt
                                            Chairman of the Board, President and
                                            Chief Executive Officer


5300 Memorial, Suite 800 Houston, Texas 77007-8295 (713) 880-5464 P.O. Box 4682
                           Houston, Texas 77210-9698


            Telecopy: (713) 865-4386 Telex: 49602475 GLOBAL NATURAL

                         GLOBAL NATURAL RESOURCES INC.
                            5300 MEMORIAL, SUITE 800
                              HOUSTON, TEXAS 77007

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Global Natural Resources Inc.:


     Notice is hereby given that a special meeting (the "Global Special Meeting") of the shareholders of Global Natural Resources Inc. ("Global") will be held on Thursday, October 3, 1996, at The Ritz-Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas, at 9:30 a.m., Houston time, to consider and act upon the following matters that are described in more detail in the accompanying Joint Proxy Statement/Prospectus:



     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of July 22, 1996 (the "Merger Agreement") among Seagull Energy Corporation, a Texas corporation ("Seagull"), GNR Merger Corporation, a New Jersey corporation and a wholly owned subsidiary of Seagull ("Merger Sub"), and Global. Pursuant to the Merger Agreement, Merger Sub would be merged with and into Global (the "Merger") and, among other things, each share of common stock, par value $1.00 per share, of Global ("Global Common Stock") outstanding at the effective time of the Merger would be converted into a number of shares of common stock, par value $.10 per share, of Seagull ("Seagull Common Stock") ranging from .72 to .88 (the "Common Stock Exchange Ratio"), depending upon the average closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive trading days in the period commencing 25 trading days prior to the date of the Global Special Meeting, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix A thereto; and


     2. To consider and take action upon such other matters as may properly come before the Global Special Meeting, or any adjournment(s) or postponement(s) thereof.


     The record date for the determination of shareholders entitled to notice of and vote at the Global Special Meeting is August 30, 1996. Only holders of record of shares of Global Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Global Special Meeting. A list of the shareholders entitled to vote at the Global Special Meeting may be examined at the offices of Global at 5300 Memorial Drive, Suite 800, Houston, Texas 77007 during the ten-day period preceding such meeting. Shareholders of Global are not entitled to any appraisal or dissenters' rights under the New Jersey Business Corporation Act in respect of the Merger.



     When the proxies are returned properly executed, the shares represented thereby will be voted in accordance with the indicated instructions. However, if no instructions have been specified on a returned proxy, the shares represented thereby will be voted FOR approval and adoption of the Merger Agreement. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing, with the Secretary of Global, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the Global Special Meeting and voting in person.


                                             By Order of the Board of Directors,

                                             /s/  E. LYNN HILL

                                             E. Lynn Hill
                                             Secretary

Houston, Texas

September 3, 1996


     YOU ARE CORDIALLY INVITED TO ATTEND THE GLOBAL SPECIAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

[Seagull Logo]


SEAGULL ENERGY CORPORATION

1001 Fannin, Suite 1700 - Houston, Texas 77002 - (713) 951-4700

                                                   Barry J. Galt
                                                    Chairman and
                                               Chief Executive Officer



                               September 3, 1996

To Our Shareholders:


     You are cordially invited to attend a Special Meeting of Shareholders of Seagull Energy Corporation ("Seagull") at the Four Seasons Hotel, 1300 Lamar, Houston, Texas on Thursday, October 3, at 10:00 a.m., Houston time (the "Seagull Special Meeting").


     At the Seagull Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance of shares of common stock of Seagull ("Seagull Common Stock") pursuant to the Agreement and Plan of Merger dated as of July 22, 1996 (the "Merger Agreement") providing for the merger (the "Merger") of a wholly owned subsidiary of Seagull with and into Global Natural Resources Inc. ("Global"). The Merger Agreement provides that, upon consummation of the Merger, each issued and outstanding share of common stock of Global would be converted into a number of shares of Seagull Common Stock ranging from .72 to
 .88 (the "Common Stock Exchange Ratio"), depending upon the average closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive trading days in the period commencing 25 trading days prior to the date of Global's special meeting of shareholders. Pursuant to the Merger, Global would become a wholly owned subsidiary of Seagull. The Merger Agreement and the Merger are discussed in more detail in the accompanying Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully.

     For the reasons set forth in the accompanying Joint Proxy Statement/Prospectus, your Board of Directors believes that the Merger is fair to, and in the best interests of, the shareholders of Seagull and recommends that you vote in favor of the issuance of Seagull Common Stock pursuant to the Merger Agreement. For example, by combining Global's portfolio of properties and exploratory team with Seagull's properties, cash flow and financial resources, Seagull believes that the exploratory and development performance of the combined company will be enhanced.

     In making the determination described above, your Board of Directors received and took into account the opinion dated July 22, 1996 of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an investment banking firm retained by Seagull for that purpose, that, as of such date, the Common Stock Exchange Ratio was fair to the shareholders of Seagull from a financial point of view. DLJ subsequently delivered its written opinion dated the date of the Joint Proxy Statement/Prospectus (the "DLJ Opinion") that, as of such date, the Common Stock Exchange Ratio was fair to the shareholders of Seagull from a financial point of view. A copy of the DLJ Opinion is included in the accompanying Joint Proxy Statement/Prospectus as Appendix D thereto.


     At the Seagull Special Meeting, shareholders also will be asked to approve, subject to consummation of the transactions contemplated by the Merger Agreement, the election of three individuals designated by Global to the Seagull Board of Directors upon the effectiveness of the Merger. The Seagull Board of Directors believes that these three individuals will be excellent additions to the Board, and the Board recommends that you vote in favor of the election of these three individuals as directors.


     If you have any questions prior to the Seagull Special Meeting or need further assistance, please call Georgeson & Company Inc., who will be assisting in connection with the Seagull Special Meeting, at (800) 223-2064. Whether or not you plan to attend the Seagull Special Meeting, please be sure to sign, date and return the enclosed proxy or voting instruction card in the enclosed envelope as promptly as possible so that your shares may be represented at the Seagull Special Meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                            Sincerely,

                                            /s/  BARRY J. GALT

                                            Barry J. Galt
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                           SEAGULL ENERGY CORPORATION
                            1001 FANNIN, SUITE 1700
                           HOUSTON, TEXAS 77002-6714
                                 (713) 951-4700

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 3, 1996


To the Shareholders of Seagull Energy Corporation:


     A Special Meeting of Shareholders (the "Seagull Special Meeting") of Seagull Energy Corporation, a Texas corporation ("Seagull"), will be held on Thursday, October 3, 1996 at 10:00 a.m., Houston, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas, for the following purposes:



     1. To consider and vote upon a proposal to approve the issuance of up to 27,580,486 shares of common stock, par value $.10 per share, of Seagull ("Seagull Common Stock") pursuant to the Agreement and Plan of Merger dated as of July 22, 1996 (the "Merger Agreement") among Seagull, GNR Merger Corporation, a New Jersey corporation and a wholly owned subsidiary of Seagull ("Merger Sub"), and Global Natural Resources Inc., a New Jersey corporation ("Global"). Pursuant to the Merger Agreement, Merger Sub would be merged with and into Global (the "Merger") and, among other things, each share of common stock, par value $1.00 per share, of Global ("Global Common Stock") outstanding at the effective time of the Merger would be converted into a number of shares of Seagull Common Stock ranging from .72 to .88 (the "Common Stock Exchange Ratio"), depending upon the average closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive trading days in the period commencing 25 trading days prior to the date of the Global special meeting of shareholders, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix A thereto;


     2. To consider and vote upon a proposal to elect three individuals designated by Global to serve as directors on the Board of Directors of Seagull subject to and effective upon the consummation of the Merger as follows: (a) one person to serve in Class II until Seagull's 1997 Annual Meeting of Shareholders, (b) one person to serve in Class III until Seagull's 1998 Annual Meeting of Shareholders and (c) one person to serve in Class I until Seagull's 1999 Annual Meeting of Shareholders; and

     3. To transact such other business as may properly come before the Seagull Special Meeting or any adjournment(s) or postponement(s) thereof.


     The Board of Directors of Seagull has fixed the close of business on August 30, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Seagull Special Meeting and any adjournment(s) or postponement(s) thereof. Only holders of record of shares of Seagull Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Seagull Special Meeting. A complete list of such shareholders will be available for examination at the offices of Seagull in Houston, Texas during normal business hours by any Seagull shareholder, for any purpose germane to the Seagull Special Meeting, for a period of 10 days prior to the Seagull Special Meeting. Shareholders of Seagull are not entitled to any appraisal or dissenters' rights under the Texas Business Corporation Act in respect of the Merger.


     Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Seagull Common Stock represented in person or by proxy and entitled to vote is required for approval of the issuance of Seagull Common Stock pursuant to the Merger Agreement. Even if you plan to attend the Seagull Special Meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the Seagull Special Meeting if you are unable to attend. If you do attend the Seagull Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                        By Order of the Board of Directors,

                                        /s/ SYLVIA SANCHEZ

                                        Sylvia Sanchez
                                        Corporate Secretary
Houston, Texas

September 3, 1996

                           SEAGULL ENERGY CORPORATION
                                      AND

                         GLOBAL NATURAL RESOURCES INC.
                             JOINT PROXY STATEMENT
                             ---------------------

                           SEAGULL ENERGY CORPORATION
                                   PROSPECTUS

         SPECIAL MEETING OF SHAREHOLDERS OF SEAGULL ENERGY CORPORATION


                         TO BE HELD ON OCTOBER 3, 1996


        SPECIAL MEETING OF SHAREHOLDERS OF GLOBAL NATURAL RESOURCES INC.


                         TO BE HELD ON OCTOBER 3, 1996



     This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to shareholders of Seagull Energy Corporation, a Texas corporation ("Seagull"), and to shareholders of Global Natural Resources Inc., a New Jersey corporation ("Global"), in connection with the solicitation of proxies by the Board of Directors of each corporation for use at the Special Meeting of Shareholders of Seagull (the "Seagull Special Meeting") and the Special Meeting of Shareholders of Global (the "Global Special Meeting," and together with the Seagull Special Meeting, the "Special Meetings"), respectively, in each case including any adjournment(s) or postponement(s) thereof. The Special Meetings are both scheduled to be held on October 3, 1996. This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of GNR Merger Corporation, a New Jersey corporation and a wholly owned subsidiary of Seagull ("Merger Sub"), with and into Global pursuant to the Agreement and Plan of Merger, dated as of July 22, 1996 (the "Merger Agreement"), among Seagull, Merger Sub and Global. In addition, the Seagull shareholders also will be asked to vote upon a proposal at the Seagull Special Meeting to elect three persons designated by Global to the Seagull Board of Directors, subject to, and effective upon, the consummation of the Merger (the "Election Proposal"). See "Election of Directors."



     At the effective time of the Merger (the "Effective Time"), Merger Sub will be merged with and into Global, which will be the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, Global will become a wholly owned subsidiary of Seagull. Each issued and outstanding share of common stock, par value $1.00 per share, of Global (the "Global Common Stock") will be converted into such number of shares of fully paid and nonassessable voting common stock, par value $.10 per share, of Seagull ("Seagull Common Stock") equal to the Common Stock Exchange Ratio. The "Common Stock Exchange Ratio" is determined as follows: (i) if the Seagull Transaction Value, as defined below, is equal to or greater than $27.50, then the Common Stock Exchange Ratio will be .72; (ii) if the Seagull Transaction Value is equal to or less than $22.50, then the Common Stock Exchange Ratio will be .88; and
(iii) if the Seagull Transaction Value is less than $27.50 and greater than $22.50, the Common Stock Exchange Ratio will be determined by linear interpolation between .72 and .88. The term "Seagull Transaction Value" means the average closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive trading days in the period commencing 25 trading days prior to the date of the Global Special Meeting. Cash will be paid in lieu of fractional shares of Seagull Common Stock. See "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares" and -- "Treatment of Fractional Interests."



     This Joint Proxy Statement/Prospectus constitutes a prospectus of Seagull with respect to up to 27,580,846 shares of Seagull Common Stock issuable to Global shareholders in the Merger pursuant to the Merger Agreement upon conversion of shares of Global Common Stock outstanding on the date hereof or issued subsequent to the date hereof and prior to the Effective Time pursuant to Global's 401(k) employee savings plan or upon the exercise of certain stock options of Global which, if not exercised prior to the Effective Time, pursuant to the Merger Agreement and the terms of the related stock option plans, will constitute options to purchase shares of Seagull Common Stock upon the terms set forth in such stock option plans and the Merger Agreement. See "Certain Terms of the Merger Agreement -- Treatment of Global Stock Options."



     The Seagull Common Stock is listed for trading on the New York Stock Exchange (the "NYSE") under the symbol "SGO," and the Global Common Stock is listed for trading on the NYSE under the symbol "GNR." On August 30, 1996, the last sale prices of the Seagull Common Stock and the Global Common Stock as reported on the NYSE Composite Tape were $18.00 per share and $15.25 per share, respectively. For a description of the Seagull Common Stock, see "Description of Seagull Capital Stock" and "Comparative Rights of Seagull and Global Shareholders."


     SEE "RISK FACTORS AND OTHER CONSIDERATIONS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.


     This Joint Proxy Statement/Prospectus, the accompanying applicable form of proxy and the other enclosed documents are first being mailed to shareholders of Seagull and Global on or about September 4, 1996.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 3, 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SEAGULL OR GLOBAL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SEAGULL OR GLOBAL SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SEAGULL AND GLOBAL EACH UNDERTAKE TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO SEAGULL, ALAN PAYNE, DIRECTOR, INVESTOR RELATIONS, SEAGULL ENERGY CORPORATION, 1001 FANNIN, SUITE 1700, HOUSTON, TEXAS, 77002-6714 (TELEPHONE (713) 951-4700), AND, IN THE CASE OF DOCUMENTS RELATING TO GLOBAL, E. LYNN HILL, CORPORATE SECRETARY, GLOBAL NATURAL RESOURCES INC., 5300 MEMORIAL DRIVE, SUITE 800, HOUSTON, TEXAS 77007-8295 (TELEPHONE (713) 880-5464). IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE RECEIVED BY SEPTEMBER 26, 1996.


                             AVAILABLE INFORMATION

     Seagull and Global are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Seagull and Global can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Seagull and Global may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Certain of such reports, proxy statements and other information filed by Seagull or Global are also available on the Commission's World Wide Web site at http://www.sec.gov.

     Seagull has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Seagull Common Stock to be issued pursuant to the Merger Agreement. The information contained herein with respect to Seagull and its affiliates, including Merger Sub, has been provided by Seagull, and the information contained herein with respect to Global and its affiliates has been provided by Global. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

     1. For Seagull (Exchange Act Registration No. 1-8094), its:

        (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;


        (c) Current Report on Form 8-K filed with the Commission on August 28, 1996, including the financial statements of Esso Suez Inc. filed as
            Exhibit 99.1 to such Current Report;



        (d) the description of the Seagull Common Stock contained in the Registration Statement on Form 8-A declared effective by the Commission on January 30, 1981, together with the amendments on Form 8 filed with the Commission on January 29, 1981, January 30, 1981 and October 28, 1991;



        (e) the description of Seagull's Series B Junior Participating Preferred Stock and related rights contained in the Registration Statement on Form 8-A filed with the Commission on March 17, 1989; and



        (f) the information set forth under the headings "Election of Directors" and "Executive Compensation" on pages 1 through 15 of the Definitive Proxy Statement for the Annual Meeting of Shareholders held on May 14, 1996 filed under cover of Schedule 14A with the Commission.


     2. For Global (Exchange Act Registration No. 1-8674), its:

        (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

        (c) Current Report on Form 8-K dated July 22, 1996 (as amended by Amendment No. 1 on Form 8-K/A dated August 2, 1996);

        (d) the description of the Global Common Stock contained in the Registration Statement on Form 8-A declared effective by the Commission on March 16, 1984;

        (e) the description of Global's Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A declared effective by the Commission on December 11, 1988, together with the amendments on Form 8 filed with the Commission on August 16, 1989 and February 17, 1993 and on Form 8-A/A filed with the Commission on October 22, 1993; and

        (f) the description of the Global Common Stock contained in the Registration Statement on Form 8-A and the description of Global's Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A, both filed on December 6, 1990 and declared effective by the Commission on December 12, 1990 and January 10, 1991.

     All documents filed by Seagull or Global pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS


SUMMARY............................................     5
  The Companies....................................     5
  Post-Merger Profile and Strategy.................     5
  The Seagull Special Meeting......................     6
  The Global Special Meeting.......................     7
  Recommendations of the Boards of Directors.......     8
  Opinions of Financial Advisors...................     8
  The Merger and the Merger Agreement..............     8
  Risk Factors and Other Considerations............    11
  Forward-Looking Information......................    11
  Market Prices of Seagull and Global Common Stock
    and Dividend Information.......................    12
  Seagull Selected Historical Consolidated
    Financial Information..........................    13
  Global Selected Historical Consolidated Financial
    Information....................................    14
  Selected Unaudited Pro Forma Financial
    Information....................................    15
  Comparative Per Share Data.......................    16
RISK FACTORS AND OTHER CONSIDERATIONS..............    17
  Risk Factors and Other Considerations with
    respect to the Merger..........................    17
  Operating Risks..................................    17
THE COMPANIES......................................    19
  Seagull..........................................    19
  Merger Sub.......................................    21
  Global...........................................    21
POST-MERGER PROFILE AND STRATEGY...................    23
  Oil and Gas Interests............................    23
  Strategy.........................................    23
  Management.......................................    23
THE SPECIAL MEETINGS...............................    24
  The Seagull Special Meeting......................    24
  The Global Special Meeting.......................    24
  Voting of Proxies................................    25
  Revocability of Proxies..........................    25
  No Dissenters' or Appraisal Rights...............    26
  Solicitation of Proxies..........................    26
THE MERGER.........................................    27
  General..........................................    27
  Background of the Merger.........................    27
  Global's Reasons for the Merger; Recommendation
    of Board of Directors of Global................    30
  Seagull's Reasons for the Merger; Recommendation
    of Board of Directors of Seagull...............    31
  Opinions of Financial Advisors...................    33
  Interests of Certain Persons in the Merger.......    44
  Certain Federal Income Tax Consequences..........    45
  Accounting Treatment.............................    46
  Governmental and Regulatory Approvals............    46
  Restrictions on Resales by Affiliates............    46
  Global Preferred Share Purchase Rights Plan......    47
  Factors Affecting Forward-Looking Statements.....    47
CERTAIN TERMS OF THE MERGER AGREEMENT..............    49
  Effective Time of the Merger.....................    49
  Manner and Basis of Converting Shares............    49
  Treatment of Global Stock Options................    49
  Surrender and Exchange of Certificates...........    50
  Treatment of Fractional Interests................    51
  No Dissenters' or Appraisal Rights...............    51
  Representations and Warranties...................    51
  Conduct of Business Prior to the Merger..........    51
  No Solicitation..................................    54
  Certain Additional Agreements....................    54
  Certain Post-Merger Matters......................    55
  Conditions to the Merger.........................    55
  Termination and Amendment of the Merger
    Agreement......................................    56
  Expenses.........................................    57
  Indemnification of Directors and Officers........    57
VOTING AGREEMENT...................................    58
UNAUDITED PRO FORMA CONDENSED FINANCIAL
  INFORMATION......................................    60
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF
  SEAGULL AND GLOBAL...............................    68
  Seagull..........................................    68
  Global...........................................    69
DESCRIPTION OF SEAGULL CAPITAL STOCK...............    70
  Seagull Common Stock.............................    70
  Seagull Preferred Stock..........................    71
COMPARATIVE RIGHTS OF SEAGULL AND GLOBAL
  SHAREHOLDERS.....................................    75
  Voting of Shares of Common Stock.................    75
  Dividend Rights..................................    76
  Shareholder Approval.............................    76
  Dissenters' or Appraisal Rights..................    76
  Action by Shareholders Without a Meeting.........    77
  Shareholders Proposals...........................    77
  Special Meetings.................................    77
  Classifications of Board of Directors............    77
  Vacancies and Increases in the Board of
    Directors......................................    77
  Removal of Directors.............................    78
  Indemnification of Directors; Director's
    Liability......................................    78
ELECTION OF DIRECTORS..............................    79
INDEPENDENT PUBLIC ACCOUNTANTS.....................    80
LEGAL MATTERS......................................    80
EXPERTS............................................    81
CERTAIN DEFINITIONS................................    82
SHAREHOLDER PROPOSALS..............................    83
  Seagull..........................................    83
  Global...........................................    84
Appendix A -- Agreement and Plan of Merger
Appendix B -- Voting Agreement
Appendix C -- Opinion of Petrie Parkman & Co., Inc.
Appendix D -- Opinion of Donaldson, Lufkin &
              Jenrette Securities Corporation

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Joint Proxy Statement/Prospectus and the Appendices hereto. Shareholders are urged to read carefully this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety. Shareholders should carefully consider the information set forth below under the heading "Risk Factors and Other Considerations." As used in this Joint Proxy Statement/Prospectus, unless otherwise required by the context, the term "Seagull" means Seagull Energy Corporation and its consolidated subsidiaries and the term "Global" means Global Natural Resources Inc. and its consolidated subsidiaries. Capitalized terms relating to the Merger used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings. Certain terms relating to the oil and gas industry are defined under "Certain Definitions" in this Joint Proxy Statement/Prospectus.

THE COMPANIES

     SEAGULL AND MERGER SUB. Seagull is an independent energy company primarily engaged in natural gas exploration, development and production ("E&P") with its operations focused offshore Texas and Louisiana in the Gulf of Mexico and onshore in three principal geographic regions: (i) western Oklahoma and the Texas Panhandle; (ii) the Arklatex area in eastern Texas and northern Louisiana and the Arkoma Basin in eastern Oklahoma and western Arkansas; and (iii) western Canada. Seagull's other business activities are also natural gas related: (i) natural gas marketing and pipeline engineering, design, construction and operation; and (ii) natural gas transmission and distribution in Alaska. Seagull has interests in 2,624 producing natural gas wells and 217 producing oil wells located on approximately 1,261,000 gross (603,000 net) acres held by production with estimated proved reserves of 21.1 MMbbls of oil and 986 Bcf of natural gas at December 31, 1995.

     Seagull was incorporated in Texas in 1973 as a wholly owned subsidiary of Houston Oil & Minerals Corporation ("HO&M"). In March 1981, Seagull became an independent entity as a result of spin-offs of its shares to the stockholders of HO&M. The principal executive offices of Seagull are located at 1001 Fannin, Suite 1700, Houston, Texas 77002-6714, and its telephone number at such offices is (713) 951-4700.

     Merger Sub is a wholly owned subsidiary of Seagull incorporated on July 22, 1996 in the State of New Jersey solely for the purpose of effecting the Merger.

     GLOBAL. Global is an independent oil and gas exploration and production company with interests in 2,101 producing oil wells and 745 producing natural gas wells located on approximately 959,000 gross (149,000 net) acres held by production with estimated proved reserves of 30.4 MMbbls of oil and 164 Bcf of natural gas at December 31, 1995. The reserves are located in the United States (principally in the Texas gulf coast and offshore Gulf of Mexico) and in Egypt, Cote d'Ivoire, Indonesia and Tatarstan-Russia.

     Global was incorporated in New Jersey in 1983 and is the successor to Global Natural Resources PLC, a company organized in 1970 under the laws of the United Kingdom.

     Global's principal executive offices are located at 5300 Memorial Drive, Suite 800, Houston, Texas 77007-8295, and its telephone number at such offices is (713) 880-5464.

POST-MERGER PROFILE AND STRATEGY


     OIL AND GAS INTERESTS. As a result of the Merger, Seagull will have extensive interests in domestic and international oil and gas properties. Following the Merger, Seagull will have interests in an aggregate of 2,220,000 gross (752,000 net) developed acres and 16,030,000 gross (8,889,000 net) undeveloped acres, excluding interests associated with Seagull's pending acquisitions of certain properties in Egypt.


     Based upon the December 31, 1995 estimated proved reserves of Seagull and Global, Seagull will have estimated proved reserves after the Merger of 1,459 Bcfe (approximately 79% of which will be natural gas).

As of December 31, 1995, after giving effect to the Merger, Seagull and Global had interests in an aggregate of 5,687 producing natural gas and oil wells.

     STRATEGY. After the Merger, Seagull will pursue its long-term goal of increasing shareholder value through growing its reserve base of natural gas and crude oil with a more balanced mix of assets. A higher percentage of the combined company's proved reserves will represent crude oil and a significant percentage will be located in international areas.

     Seagull and Global bring disparate operational qualities to the post-merger company. Seagull's management believes that Global's properties contain a substantial number of exploratory prospects with significant upside potential. In addition, Global brings a talented technical team that has developed an attractive portfolio of both exploratory and exploitative prospects, primarily in its key international areas. By contrast, Seagull brings a large portfolio of long-lived domestic natural gas producing properties with substantial exploitative upside and a large, stable cash flow base generated from gas and oil sales and its non-E&P activities. By combining Global's portfolio of properties and exploratory team with Seagull's properties, cash flow and financial resources, Seagull and Global believe that exploratory and development performance of the combined company will be enhanced. Specifically, the cash flow that the combined company will be able to generate from E&P and non-E&P activities following the Merger will enable the combined company to conduct accelerated exploration and development programs on Global's international crude oil properties. As a result, Seagull and Global believe that the combined company will have the ability to generate material growth in both its base of proved reserves and its capacity to produce natural gas and crude oil over the next several years.


     MANAGEMENT. If approved by the shareholders of Seagull at the Seagull Special Meeting, at the Effective Time of the Merger, Seagull's Board of Directors will be increased from 11 to 14 members, and three new directors that have been designated by Global (the "Global Designees") will fill the newly created vacancies. Global has informed Seagull that Robert F. Vagt, R. A. Walker and Sidney R. Petersen will be the Global Designees. Each of the Global Designees is currently a director of Global. See "Election of Directors."


     In addition, following the Effective Time, Barry J. Galt will continue as Chairman and Chief Executive Officer of Seagull, and Robert F. Vagt, currently the Chairman, President and Chief Executive Officer of Global, will become President and Chief Operating Officer of Seagull. See "Post-Merger Profile and Strategy -- Management."


     SECURITY OWNERSHIP. Based on the number of shares outstanding on the Record Date (as defined below), upon consummation of the Merger and assuming the maximum Common Stock Exchange Ratio of .88, there will be approximately 62,665,723 shares of Seagull Common Stock outstanding. The shares of Seagull Common Stock issued to shareholders of Global pursuant to the Merger Agreement will comprise, depending on the ultimate Common Stock Exchange Ratio, between approximately 37% and 42% of the total number of shares of Seagull Common Stock outstanding (between approximately 36% and 41% assuming the exercise of all Seagull and Global stock options outstanding on the Record Date). See "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares."


THE SEAGULL SPECIAL MEETING


     TIME AND PLACE. The Seagull Special Meeting will be held at 10:00 a.m., Houston time, on October 3, 1996, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas.



     RECORD DATE. The record date for the determination of holders of Seagull Common Stock entitled to notice of and to vote at the Seagull Special Meeting is August 30, 1996 (the "Record Date"). On that date, Seagull had outstanding 36,464,066 shares of Seagull Common Stock.


     MATTERS TO BE CONSIDERED. At the Seagull Special Meeting, holders of shares of Seagull Common Stock will consider and vote upon (a) a proposal to issue shares of Seagull Common Stock in the Merger in accordance with the listing requirements of the NYSE (the "Share Issuance") and (b) in connection with an increase in the size of the Seagull Board of Directors from 11 to 14, a proposal to elect three persons designated by Global to the Seagull Board of Directors, subject to, and effective upon, the consummation of the Merger. See "Election of Directors." Holders of shares of Seagull Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Seagull Special Meeting or any adjournment(s) or postponement(s) thereof.



     VOTE REQUIRED; QUORUM. The Share Issuance requires the affirmative vote of holders of a majority of the shares of Seagull Common Stock represented in person or by proxy and entitled to vote at the Seagull Special Meeting. With respect to the Election Proposal, a plurality of the votes cast in person or by proxy by the holders of Seagull Common Stock is required to elect a director. The holders of a majority of the outstanding shares of Seagull Common Stock entitled to vote must be present in person or by proxy at the Seagull Special Meeting in order for a quorum to be present.



     SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN AFFILIATES. As of the Record Date, directors and executive officers of Seagull and their affiliates were beneficial owners of an aggregate of 360,927 outstanding shares of Seagull Common Stock, representing approximately 1.0% of the outstanding shares of Seagull Common Stock entitled to vote at the Seagull Special Meeting and 2.0% of the maximum and 4.0% of the minimum votes that could be required to approve the Share Issuance. Each of the directors and executive officers of Seagull has advised Seagull that he or she plans to vote or to direct the vote of all of the shares of Seagull Common Stock beneficially owned by him or her in favor of the Merger Agreement and the transactions contemplated thereby, including the Election Proposal.


THE GLOBAL SPECIAL MEETING


     TIME AND PLACE. The Global Special Meeting will be held at 9:30 a.m., Houston time, on October 3, 1996, at The Ritz-Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas.



     RECORD DATE. The Record Date for the determination of holders of Global Common Stock entitled to notice of and to vote at the Global Special Meeting is also August 30, 1996. On that date, Global had outstanding 29,774,610 shares of Global Common Stock.


     MATTERS TO BE CONSIDERED. At the Global Special Meeting, holders of shares of Global Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement. Holders of shares of Global Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Global Special Meeting or any adjournment(s) or postponement(s) thereof.


     VOTE REQUIRED; QUORUM. The adoption and approval of the Merger Agreement requires the affirmative vote of holders of a majority of the votes cast by holders of Global Common Stock entitled to vote. The holders of 33 1/3% of the outstanding shares of Global Common Stock entitled to vote must be present in person or by proxy at the Global Special Meeting in order for a quorum to be present.



     SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN AFFILIATES. As of the Record Date, directors and executive officers of Global and their affiliates (including The Prudential Insurance Company of America ("Prudential")) were beneficial owners of an aggregate of 7,523,149 shares of Global Common Stock, representing approximately 25.3% of the outstanding shares of Global Common Stock entitled to vote at the Global Special Meeting and 50.5% of the maximum and all of the minimum votes that could be required to adopt and approve the Merger Agreement. Each of the directors and executive officers of Global has advised Global that he or she plans to vote or to direct the vote of all of the shares of Global Common Stock beneficially owned by him or her in favor of the Merger Agreement.



     Prudential, which owns an aggregate of 6,311,547 shares, or approximately 21.2% of the outstanding shares of Global Common Stock on the Record Date, has agreed to vote all of such stock in favor of the Merger so long as (i) the value of Seagull Common Stock is not less than $17.00 per share, which value will be calculated based on the average closing sales price of Seagull Common Stock for a specified twenty-day period prior to the Global Special Meeting, and (ii) Prudential has obtained from the Commission any approvals required under Sections 9(a) and 2(a) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). See "Voting Agreement."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The respective Boards of Directors of Seagull and Global believe that the terms of the Merger are fair to and advisable and in the best interests of their respective shareholders and have unanimously approved the Merger Agreement, the Merger and the other related transactions.

     The Board of Directors of Seagull unanimously recommends that the holders of Seagull Common Stock approve the Share Issuance and the Election Proposal.

     The Board of Directors of Global unanimously recommends that the holders of Global Common Stock approve and adopt the Merger Agreement.

     For additional information with respect to the determinations and recommendations made by the Seagull and Global Boards of Directors, see "The Merger -- Seagull's Reasons for the Merger; Recommendation of Board of Directors of Seagull" and "-- Global's Reasons for the Merger; Recommendation of Board of Directors of Global."

OPINIONS OF FINANCIAL ADVISORS


     SEAGULL. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") delivered its written opinion dated July 22, 1996 to the Seagull Board of Directors that, as of such date, the Common Stock Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Seagull Common Stock. DLJ subsequently delivered its written opinion, dated the date hereof, to the Seagull Board of Directors that as of the date hereof, the Common Stock Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Seagull Common Stock.


     The full text of the written opinion of DLJ, dated the date hereof, which sets forth the assumptions made, matters considered and limitations on the view undertaken in connection with the opinion, is attached hereto as Appendix D and is incorporated herein by reference. Holders of Seagull Common Stock are urged to, and should, read DLJ's opinion in its entirety. See "The Merger -- Opinions of Financial Advisors -- DLJ Opinion to the Seagull Board of Directors."

     GLOBAL. Petrie Parkman & Co., Inc. ("Petrie Parkman") delivered its written opinion dated July 21, 1996 to the Global Board of Directors that, as of July 21, 1996, the consideration to be received by the holders of Global Common Stock pursuant to the Merger Agreement (the "Merger Consideration") is fair to the holders of Global Common Stock. Petrie Parkman subsequently delivered its written opinion, dated the date hereof, to the Global Board of Directors that as of the date hereof the Merger Consideration is fair to the holders of Global Common Stock.

     The full text of the written opinion of Petrie Parkman, dated the date hereof, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference. Holders of Global Common Stock are urged to, and should, read Petrie Parkman's opinion in its entirety. See "The Merger -- Opinions of Financial Advisors -- Petrie Parkman Opinion to the Global Board of Directors."

THE MERGER AND THE MERGER AGREEMENT


     EFFECT OF THE MERGER. At the Effective Time, Merger Sub will be merged with and into Global, which will be the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, Global will become a wholly owned subsidiary of Seagull. Each issued and outstanding share of Global Common Stock will be converted in the Merger into such number of shares of Seagull Common Stock equal to the Common Stock Exchange Ratio. The Common Stock Exchange Ratio is determined as follows: (i) if the Seagull Transaction Value, as defined below, is equal to or greater than $27.50, then the Common Stock Exchange Ratio will be .72; (ii) if the Seagull Transaction Value is equal to or less than $22.50, then the Common Stock Exchange Ratio will be .88; and (iii) if the Seagull Transaction Value is less than $27.50 and greater than $22.50, the Common Stock Exchange Ratio will be determined by linear interpolation between
 .72 and .88. The term "Seagull Transaction Value" means the average closing sales price of Seagull Common

Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive trading days in the period commencing 25 trading days prior to the date of the Global Special Meeting. Cash will be paid in lieu of fractional shares of Seagull Common Stock. See "Certain Terms of the Merger
Agreement -- Treatment of Fractional Interests."

     EFFECTIVE TIME OF THE MERGER. The Merger will become effective upon the filing and acceptance of the Certificate of Merger with the Secretary of State of New Jersey or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "Certain Terms of the Merger Agreement -- Conditions to the Merger."


     INTERESTS OF CERTAIN PERSONS IN THE MERGER. If approved by Seagull's shareholders, at the Effective Time, the Seagull Board of Directors will be increased from 11 to 14 members, and the three Global Designees will fill the newly created vacancies. Robert F. Vagt will be elected to Class I of the Seagull Board (with a term expiring in 1999), R. A. Walker will be elected to Class II of the Seagull Board (with a term expiring in 1997) and Sidney R. Petersen will be elected to Class III of the Seagull Board (with a term expiring in 1998). See "Election of Directors." Also after the Effective Time, Barry J. Galt will continue as Chairman and Chief Executive Officer of Seagull, and Robert F. Vagt, currently the Chairman, President and Chief Executive Officer of Global, will become President and Chief Operating Officer of Seagull. Two additional persons designated by Global will serve on Seagull's Senior Advisory Council.


     In addition, the Merger Agreement provides for certain directors, officers and other employees of Global to continue to receive or be eligible for certain benefits and other matters following the Effective Time. See "Post-Merger Profile and Strategy -- Management," "The Merger -- Interests of Certain Persons in the Merger" and "Election of Directors."


     INDEMNIFICATION OF GLOBAL DIRECTORS AND OFFICERS. Pursuant to the Merger Agreement, Seagull is obligated to cause the Surviving Corporation to indemnify the present and former officers, directors, employees and agents of Global and its subsidiaries against claims arising out of actions or omissions by them occurring at or prior to the Merger (to the fullest extent permitted under New Jersey law or Global's Restated Certificate of Incorporation). Such indemnification will continue for a period of six years after the Effective Time. Seagull also has agreed to cause the Surviving Corporation to maintain in effect Global's existing officers' and directors' liability insurance policy during such period, provided that the Surviving Corporation is not obligated to pay more than $1,000,000 for such insurance during such period.



     CONDITIONS TO THE MERGER. The obligations of Seagull, Merger Sub and Global to consummate the Merger are subject to various conditions including, among other things, obtaining the requisite shareholder approvals, the authorization for listing on the NYSE of the shares of Seagull Common Stock issuable to Global shareholders pursuant to the Merger Agreement, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger. The obligation of Seagull to consummate the Merger is subject to the fulfillment or waiver of various additional conditions, including, among other things, that based on the advice of its independent accountants and such other advice as Seagull deems relevant, Seagull shall have no reasonable basis for believing that following the Merger the combination of Global and Merger Sub may not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. The obligation of Global to consummate the Merger is subject to the fulfillment or waiver of various additional conditions, including, among other things, that Seagull shall have taken steps to cause Seagull's shareholders to take all necessary and appropriate actions to cause the number of directors comprising its Board of Directors to be increased by three and the directorships thus created to be filled at the Effective Time by the election of the Global Designees. See "Post-Merger Profile and Strategy -- Management," "The Merger -- Governmental and Regulatory Approvals," "Certain Terms of the Merger Agreement -- Conditions to the Merger" and "Election of Directors."


     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time under certain circumstances and in certain events, including (i) by mutual consent of Seagull and Global, (ii) by either Seagull or Global (a) if any court or other governmental entity shall have issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently enjoining or otherwise prohibiting the Merger, (b) if the Merger shall not have been consummated on or before January 31, 1997 (other than due to a material breach by the party seeking to terminate the Merger Agreement), or (c) if, under certain circumstances, the required shareholder approvals are not obtained, (iii) by Seagull or Global in certain other situations, including in the event of material breaches by either Seagull or Global, as the case may be, of representations, warranties, covenants or agreements set forth in the Merger Agreement or in the event of certain competing transactions with respect to Global and (iv) by Seagull if the Global Board of Directors withdraws or modifies its recommendation of the Merger. See "Certain Terms of the Merger Agreement -- Termination and Amendment of the Merger Agreement."

     The Merger Agreement provides that in the event of a termination in certain situations in which there is a competing transaction with respect to Global, or in the event that Global enters into certain business combination transactions with another person within nine months following termination under certain events, Seagull will receive a termination fee of $20 million, plus reimbursement of expenses up to $2 million. See "Certain Terms of the Merger Agreement -- Expenses." The Merger Agreement prohibits Global from soliciting, initiating or encouraging any merger or other business combination or any other extraordinary corporate transaction other than the Merger. Global may respond to and engage in negotiations about an unsolicited inquiry regarding any such transaction if Global determines that the inquiring third party has the good faith intent to proceed with negotiations regarding, and the financial capability to consummate, such a transaction. Among other things, Global is obligated to keep Seagull advised of any discussions between Global and any such third party.


     NO DISSENTERS' OR APPRAISAL RIGHTS. Under the applicable provisions of the Texas Business Corporation Act (the "TBCA") and the New Jersey Business Corporation Act (the "NJBCA"), the shareholders of Seagull and Global are not entitled to any dissenters' or appraisal rights in connection with the Merger. See "The Special Meetings -- No Dissenters' or Appraisal Rights."


     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. For U.S. federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and if it so qualifies, no gain or loss will be recognized by Seagull, Global or Merger Sub as a result of the Merger, and no gain or loss will be recognized by shareholders of Global upon the conversion of their Global Common Stock into shares of Seagull Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Seagull Common Stock. Special rules which could modify or alter these tax consequences may apply to shareholders of Global who, for U.S. federal income tax purposes, are dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities, or holders who do not hold their shares as capital assets. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger -- Certain Federal Income Tax Consequences."


     EACH HOLDER OF GLOBAL COMMON STOCK SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF SUCH HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND THE EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.


     ACCOUNTING TREATMENT OF THE MERGER. The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. Pursuant to such treatment, the assets and liabilities of Seagull and Global are carried forward to the combined corporation at their recorded amounts. The reported income for Seagull and Global are combined for all periods and presented as income of the combined corporation. See "The
Merger -- Accounting Treatment" and "Unaudited Pro Forma Condensed Financial Information."


     COMPARISON OF RIGHTS OF HOLDERS OF GLOBAL COMMON STOCK AND SEAGULL COMMON STOCK. Rights of shareholders of Global are currently governed by the NJBCA, the Restated Certificate of Incorporation of Global and the Bylaws of Global. At the Effective Time, Global shareholders will become shareholders of Seagull, and their rights as shareholders of Seagull will be governed by the TBCA, the Articles of Incorporation of Seagull and the Bylaws of Seagull. There are various differences between the rights of Global shareholders and the rights of Seagull shareholders. See "Comparative Rights of Seagull and Global Shareholders" for a summary of the material differences between the rights of holders of Global Common Stock and Seagull Common Stock.

RISK FACTORS AND OTHER CONSIDERATIONS

     The following factors should be carefully considered by the shareholders of Seagull and Global in evaluating the Merger.

     PRICE FLUCTUATION. In determining whether to approve the transactions pursuant to the Merger Agreement, Seagull and Global shareholders should consider that the price of the Seagull Common Stock at the Effective Time, as well as the prices at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings, may vary as a result of changes in the business, operations or prospects of Seagull, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. Because the Effective Time may occur at a later date than the date of the Special Meetings, there can be no assurance that the trading price of Seagull Common Stock on the date of the Special Meetings will be indicative of the price at which Seagull Common Stock trades at or after the Effective Time. The Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. See "Certain Terms of the Merger Agreement -- Conditions to the Merger."


     ESSO SUEZ ACQUISITION AND EEL ACQUISITION. Seagull's pending acquisitions of the stock (the "Esso Suez Acquisition") of Esso Suez Inc. ("Esso Suez") and certain assets (the "EEL Acquisition") of Esso Egypt Limited ("EEL") from Exxon Corporation ("Exxon") are subject to a number of conditions, including obtaining governmental approvals and other conditions outside the control of the parties, and no assurance can be given that each of such conditions will be satisfied or waived by the appropriate party. The pending Esso Suez Acquisition has a significant impact on certain of the pro forma financial information contained in this Joint Proxy Statement/Prospectus.



     OTHER CONSIDERATIONS. Global shareholders should also consider that the rights of holders of Seagull Common Stock differ in certain respects from the rights of holders of Global Common Stock. In addition, the shareholders of Seagull and Global should consider the risks associated with integrating the two companies and with the current operations of Seagull and Global and the future operations of the combined company, such as the risks associated with foreign operations, the uncertainty of reserve estimates, volatility of oil and gas prices, competition, drilling and operating risks, government regulation and operating hazards.


FORWARD-LOOKING INFORMATION

     Information included in this Joint Proxy Statement/Prospectus, including information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including projections, estimates and expectations. Those statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should one or more of these statements or their underlying assumptions prove to be incorrect, actual results could vary materially. See "Risk Factors and Other Considerations" and "The Merger -- Factors Affecting Forward-Looking Statements."

MARKET PRICES OF SEAGULL AND GLOBAL COMMON STOCK AND DIVIDEND INFORMATION

     MARKET PRICES. Seagull Common Stock is traded on the NYSE under the symbol "SGO," and Global Common Stock is traded on the NYSE under the symbol "GNR." The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Seagull Common Stock and Global Common Stock as reported on the NYSE Composite Tape.


                                                               SEAGULL           GLOBAL
                                                            -------------     -------------
                                                            HIGH    LOW       HIGH     LOW
                                                            ----    ----      ----     ----
    1994
      First Quarter.....................................  $25 5/8  $23 5/8  $ 8 3/8  $ 6 3/4
      Second Quarter....................................   29 3/4   23        7 7/8    6 3/8
      Third Quarter.....................................   28 5/8   22 3/4    8 1/8    7 1/8
      Fourth Quarter....................................   26       17 5/8    9 5/8    6 5/8
    1995
      First Quarter.....................................  $20      $15 1/4  $ 8 3/4  $ 7
      Second Quarter....................................   19 7/8   16 1/2   12 3/8    7 1/2
      Third Quarter.....................................   22 1/2   16       11 3/4    9
      Fourth Quarter....................................   22 1/4   16 5/8   10 5/8    9 3/8
    1996
      First Quarter.....................................  $22 7/8  $17 1/8  $13 7/8  $10 3/8
      Second Quarter....................................   25 1/2   21       16 1/2   13 1/8
      Third Quarter (through August 30).................   26       17 3/8   16 3/8   14 1/8



     On July 19, 1996, the last trading day prior to the joint announcement by Seagull and Global that they had executed the Merger Agreement, the per share closing prices of Seagull Common Stock and Global Common Stock, as reported on the NYSE Composite Tape, were $19 3/4 and $15 5/8, respectively. See the cover page of this Joint Proxy Statement/Prospectus for recent closing prices of Seagull Common Stock and Global Common Stock.


     Following the Effective Time, the Seagull Common Stock will continue to be traded on the NYSE, the Global Common Stock will cease to be traded on the NYSE, and there will be no further market for the Global Common Stock.


     DIVIDENDS. Since becoming a public entity in 1981, Seagull has never paid any cash dividends on the Seagull Common Stock. Global has never paid any cash dividends on the Global Common Stock. The decision of Seagull to pay cash dividends in the future will depend upon Seagull's earnings and financial condition and such other factors as Seagull's Board of Directors deems relevant. Seagull's credit agreement (the "Credit Agreement") restricts the declaration or payment of dividends on and repurchases of Seagull Common Stock unless certain tests have been met and after making such dividend payment such tests continue to be met. These restrictions do not apply to dividends payable solely in the form of additional shares of Seagull Common Stock or to dividends payable on up to $150 million of preferred stock of Seagull.

                                    SEAGULL

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected financial information for each of the years ended December 31, 1991 through 1995 has been derived from Seagull's audited consolidated financial statements. The selected consolidated financial information as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 has been derived from the unaudited consolidated financial statements of Seagull, has been prepared on the same basis as the other financial statements of Seagull and, in the opinion of Seagull, reflects and includes all adjustments necessary for a fair presentation of the financial position and results of operations of Seagull for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Seagull's Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, both of which are incorporated by reference in this Joint Proxy Statement/Prospectus.


                                                 SIX MONTHS
                                               ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
                                           -----------------------   ------------------------------------------------------------
                                              1996         1995         1995         1994         1993         1992        1991
                                           ----------   ----------   ----------   ----------   ----------   ----------   --------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME STATEMENT DATA(1)(2):
  Revenues................................ $  196,435   $  176,337   $  336,273   $  408,104   $  377,165   $  238,829   $248,537
  Costs of operations:
    Operating costs.......................     73,470       83,230      152,002      174,452      167,355      135,810    156,225
    Exploration charges...................     14,841       14,019       29,555       26,888       17,265        9,905      9,227
    Depreciation, depletion and
      amortization........................     62,320       66,584      124,790      144,697      116,556       63,231     52,902
    Impairment of gas and oil
      properties(3).......................         --       44,376       44,376           --           --           --         --
                                           ----------   ----------   ----------   ----------   ----------   ----------   --------
                                              150,631      208,209      350,723      346,037      301,176      208,946    218,354
                                           ----------   ----------   ----------   ----------   ----------   ----------   --------
  Operating profit (loss).................     45,804      (31,872)     (14,450)      62,067       75,989       29,883     30,183
  Other (income) expense:
    General and administrative(4).........      7,933       12,501       19,167       10,252       11,666       10,099      8,427
    Interest expense......................     22,654       27,931       52,814       51,550       36,753       17,574     17,875
    Interest income and other(5)..........       (852)        (749)     (84,751)        (667)      (5,708)      (4,705)    (1,426)
                                           ----------   ----------   ----------   ----------   ----------   ----------   --------
                                               29,735       39,683      (12,770)      61,135       42,711       22,968     24,876
                                           ----------   ----------   ----------   ----------   ----------   ----------   --------
  Earnings (loss) before income taxes.....     16,069      (71,555)      (1,680)         932       33,278        6,915      5,307
  Income tax expense (benefit)............      7,130      (25,880)      (2,312)      (2,314)       6,080        2,500        200
                                           ----------   ----------   ----------   ----------   ----------   ----------   --------
  Earnings (loss) before cumulative effect
    of changes in accounting principles...      8,939      (45,675)         632        3,246       27,198        4,415      5,107
  Cumulative effect of changes in
    accounting principles(6)..............         --           --           --           --           --        2,273         --
                                           ----------   ----------   ----------   ----------   ----------   ----------   --------
  Net earnings (loss)..................... $    8,939   $  (45,675)  $      632   $    3,246   $   27,198   $    6,688   $  5,107
                                           ==========   ==========   ==========   ==========   ==========   ==========   ========
  Earnings (loss) per share:
    Earnings (loss) before cumulative
      effect of changes in accounting
      principles.......................... $     0.24   $    (1.27)  $     0.02   $     0.09   $     0.76   $     0.17   $   0.23
    Cumulative effect of changes in
      accounting principles(6)............         --           --           --           --           --         0.09         --
                                           ----------   ----------   ----------   ----------   ----------   ----------   --------
    Net earnings (loss)................... $     0.24   $    (1.27)  $     0.02   $     0.09   $     0.76   $     0.26   $   0.23
                                           ==========   ==========   ==========   ==========   ==========   ==========   ========
  Weighted average number of common shares
    outstanding (in thousands)(7).........     37,062       36,107       36,717       36,904       35,790       25,583     22,692
                                           ==========   ==========   ==========   ==========   ==========   ==========   ========
SELECTED BALANCE SHEET DATA(1)(2):
  Property, plant and equipment, net...... $1,017,670   $1,044,833   $1,011,415   $1,124,307   $  933,189   $  937,802   $500,255
  Total assets............................  1,191,564    1,198,855    1,198,796    1,299,550    1,118,251    1,102,964    618,552
  Long-term debt..........................    522,632      628,690      545,343      620,805      459,787      608,011    219,154
  Shareholders' equity(7)(8)..............    459,533      398,261      447,668      441,101      439,379      243,673    235,797
SELECTED CASH FLOW DATA(1)(2):
  Net cash provided by operating
    activities............................ $  102,883   $   36,230   $   63,283   $  170,925   $  119,761   $   72,187   $ 69,773
  Capital expenditures....................     52,468       34,791       85,347      150,252      112,042       43,651     71,709
SELECTED FINANCIAL RATIOS(1)(2):
  Long-term debt to total
    capitalization........................       53.2%        61.2%        54.9%        58.5%        51.1%        71.4%      48.2%
  EBITDAX to interest(9)..................        4.9          2.7          3.0          4.2          5.3          5.4        4.6

- ---------------

(1) Includes (i) certain gas and oil assets purchased from Mesa Limited Partnership since March 8, 1991, (ii) Seagull Mid-South Inc. since December 31, 1992 and (iii) Seagull Energy Canada Ltd. since January 4, 1994, the respective dates of acquisition of these entities or assets.

(2) On September 25, 1995, Seagull sold substantially all of its gas gathering and gas processing assets to a third party.


(3) Effective March 31, 1995, Seagull adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.


(4) The six months ended June 30, 1995 and the year ended December 31, 1995 include one-time pre-tax charges of $8 million for expenses related to a workforce reduction and consolidation.

(5) The year ended December 31, 1995 includes a pre-tax gain of $82 million on the sale of substantially all of Seagull's gas gathering and gas processing assets.

(6) Effective January 1, 1992, Seagull adopted SFAS No. 109, Accounting for Income Taxes, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

(7) Reflects the December 1991 and February 1993 issuance and sale of 3,000,000 and 10,120,000 shares, respectively, of Seagull Common Stock pursuant to underwritten public offerings. Number of shares for all periods adjusted to reflect two-for-one split of the Seagull Common Stock effected June 4, 1993.

(8) Seagull has not declared any cash dividends on the Seagull Common Stock since it became a public entity in 1981.

(9) "EBITDAX" represents net earnings (excluding gains and losses on sales and retirements of assets, non-cash write downs and charges resulting from accounting convention changes) before deduction for federal and state taxes, interest expense, dry hole expense and depreciation, depletion and amortization expense, all determined in accordance with generally accepted accounting principles.

                                     GLOBAL

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


     The following selected financial information for each of the years ended December 31, 1991 through 1995 has been derived from Global's audited consolidated financial statements. The selected consolidated financial information as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 has been derived from the unaudited consolidated financial statements of Global, has been prepared on the same basis as the other financial statements of Global and, in the opinion of Global, reflects and includes all adjustments necessary for a fair presentation of the financial position and results of operations of Global for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Global's Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, both of which are incorporated by reference in this Joint Proxy Statement/Prospectus.


                                                 SIX MONTHS
                                               ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                                            --------------------    --------------------------------------------------------
                                              1996        1995        1995        1994        1993        1992        1991
                                            --------    --------    --------    --------    --------    --------    --------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME STATEMENT DATA:
  Revenues................................  $ 55,516    $ 36,598    $ 78,457    $ 62,943    $ 75,084    $ 57,506    $ 60,194
  Costs of operations:
    Operating costs(1)....................    23,638      18,738      40,964      36,960      54,651      38,794      35,281
    Exploration charges...................     5,944       7,020      11,768      19,325       6,946       6,522      11,925
    Depreciation, depletion and
      amortization........................    12,278      11,584      21,520       9,837       8,376      10,247      17,592
    Impairment of long-lived assets(2)....        --          --       4,466          --          --          --          --
    Loss on producing property
      transactions(3).....................        --          --          --          --          --          --      28,515
                                            --------    --------    --------    --------    --------    --------    --------
                                              41,860      37,342      78,718      66,122      69,973      55,563      93,313
                                            --------    --------    --------    --------    --------    --------    --------
  Operating profit (loss).................    13,656        (744)       (261)     (3,179)      5,111       1,943     (33,119)
  Other (income) expense:
    Interest expense......................        29          77         164         124         101         246       5,403
    Interest income and other.............      (531)       (838)     (3,149)     (1,706)     (6,009)     (1,929)     (5,553)
                                            --------    --------    --------    --------    --------    --------    --------
                                                (502)       (761)     (2,985)     (1,582)     (5,908)     (1,683)       (150)
                                            --------    --------    --------    --------    --------    --------    --------
  Earnings (loss) before income taxes.....    14,158          17       2,724      (1,597)     11,019       3,626     (32,969)
  Income tax expense......................     7,012       4,674       9,031       6,656       6,532       6,472       6,136
                                            --------    --------    --------    --------    --------    --------    --------
  Net earnings (loss)(4)..................  $  7,146    $ (4,657)   $ (6,307)   $ (8,253)   $  4,487    $ (2,846)   $(39,105)
                                            ========    ========    ========    ========    ========    ========    ========
  Earnings (loss) per share:
    Primary...............................  $   0.24    $  (0.16)   $  (0.21)   $  (0.28)   $   0.16    $  (0.12)   $  (1.66)
                                            ========    ========    ========    ========    ========    ========    ========
    Fully diluted.........................  $   0.23    $  (0.16)   $  (0.21)   $  (0.28)   $   0.15    $  (0.12)   $  (1.66)
                                            ========    ========    ========    ========    ========    ========    ========
  Weighted average number of common shares
    outstanding (in thousands)............    29,657      29,458      29,497      29,661      28,361      23,593      23,515
                                            ========    ========    ========    ========    ========    ========    ========
SELECTED BALANCE SHEET DATA:
  Property, plant and equipment, net......  $127,034    $100,974    $118,763    $ 93,349    $ 71,110    $ 61,001    $ 71,539
  Total assets............................   167,328     145,549     160,329     154,500     161,931     131,511     140,177
  Long-term debt..........................    16,250          --      11,764       1,275          --          55         234
  Redeemable bearer shares................    16,265      17,130      16,591      17,467      18,375          --          --
  Shareholders' equity(5).................   110,912     103,651     102,226     107,756     120,376     114,653     118,156
SELECTED CASH FLOW DATA:
  Net cash provided by operating
    activities............................  $ 21,198    $ 27,793    $ 54,751    $ 38,189    $ 19,531    $  6,713    $ 15,071
  Capital expenditures....................    22,800      23,881      58,754      52,301      25,852       7,873      24,649
SELECTED FINANCIAL RATIOS:
  Long-term debt to capitalization........      22.7%       14.2%       21.7%       14.8%       13.2%         --%        0.2%

- ---------------

(1) Global's general and administrative expenses are deducted in determining operating profit by including the expenses in operating costs.


(2) Effective December 31, 1995, Global adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.


(3) Represents losses incurred on sale of oil and gas properties.

(4) Effective January 1, 1993, Global adopted SFAS No. 109, Accounting for Income Taxes, with no impact on 1993 net income.

(5) No cash dividends have ever been declared on the Global Common Stock.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The following selected unaudited pro forma information is based on the historical consolidated financial statements of Seagull, Esso Suez and Global. The unaudited pro forma balance sheet data as of June 30, 1996 gives effect to
(i) the Merger using the pooling of interests method of accounting for business combinations and (ii) the Esso Suez Acquisition, financed under Seagull's revolving credit facilities (the "Credit Facilities") and using the purchase method of accounting, as if the acquisition had occurred on June 30, 1996. The selected unaudited pro forma income statement data for the six months ended June 30, 1996 and each of the years in the three-year period ended December 31, 1995 give effect to (i) the Merger using the pooling of interests method of accounting for business combinations and (ii) the Esso Suez Acquisition, financed under the Credit Facilities, as if the acquisition had occurred on January 1, 1995.


    The transactions contemplated by the Merger Agreement will be accounted for under the pooling of interests method whereby the assets, liabilities and results of operations of Seagull and Global are combined using the historical cost-based amounts of the two separate entities. Where different methods were used, adjustments have been made to conform the methods of accounting used by Seagull and Global. The pro forma earnings per share data assumes the maximum Common Stock Exchange Ratio of .88. See "Unaudited Pro Forma Condensed Financial Information."

    The information set forth below should be read in conjunction with the unaudited pro forma condensed financial statements and related notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma information presented does not purport to be indicative of actual results, if the combinations had been in effect on the dates or for the periods indicated, or of future results.


                                                              SEAGULL/GLOBAL                     SEAGULL/GLOBAL/ESSO SUEZ
                                             -------------------------------------------------   -------------------------
                                             SIX MONTHS                                          SIX MONTHS       YEAR
                                               ENDED            YEAR ENDED DECEMBER 31,            ENDED         ENDED
                                              JUNE 30,    ------------------------------------    JUNE 30,    DECEMBER 31,
                                                1996         1995         1994         1993         1996          1995
                                             ----------   ----------   ----------   ----------   ----------   ------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME STATEMENT DATA:
  Revenues.................................  $ 251,951    $  414,730   $  471,047   $  452,249   $ 278,854     $  490,619
  Costs of operations:
    Operating costs........................     93,385       187,410      204,821      214,342      98,499        199,176
    Exploration charges....................     20,185        40,223       43,813       21,811      20,185         40,223
    Depreciation, depletion and
      amortization.........................     75,198       147,410      156,934      127,332      82,790        169,523
    Impairment of long-lived assets(1).....         --        48,842           --           --          --         48,842
                                             ----------     --------     --------     --------   ----------      --------
                                               188,768       423,885      405,568      363,485     201,474        457,764
                                             ----------     --------     --------     --------   ----------      --------
  Operating profit (loss)..................     63,183        (9,155)      65,479       88,764      77,380         32,855
  Other (income) expense:
    General and administrative(2)..........     11,656        24,723       16,843       19,330      11,656         24,723
    Interest expense.......................     22,683        52,978       51,674       36,854      24,747         57,602
    Interest income and other(3)...........     (1,383 )     (87,900)      (2,373)     (11,717)     (1,433 )      (87,934)
                                             ----------     --------     --------     --------   ----------      --------
                                                32,956       (10,199)      66,144       44,467      34,970         (5,609)
                                             ----------     --------     --------     --------   ----------      --------
  Earnings (loss) before income taxes......     30,227         1,044         (665)      44,297      42,410         38,464
  Income tax expense.......................     14,849         2,782        3,740       16,411      20,693         24,007
                                             ----------     --------     --------     --------   ----------      --------
  Net earnings (loss)......................  $  15,378    $   (1,738)  $   (4,405)  $   27,886      21,717         14,457
                                             ==========     ========     ========     ========   ==========      ========
  Earnings (loss) per share................  $    0.24    $    (0.03)  $    (0.07)  $     0.46   $    0.34     $     0.23
                                             ==========     ========     ========     ========   ==========      ========
  Weighted average number of common shares
    outstanding (in thousands).............     63,160        62,674       63,006       60,748      63,160         62,674
                                             ==========     ========     ========     ========   ==========      ========
SELECTED BALANCE SHEET DATA:
  Property, plant and equipment, net.......  $1,144,704   $1,130,178   $1,217,656   $1,004,299   $1,199,050    $1,189,078
  Total assets.............................  1,358,892     1,359,125    1,454,050    1,280,182   1,429,149      1,433,925
  Long-term debt...........................    538,882       557,107      622,080      459,787     606,882        625,107
  Redeemable bearer shares.................     16,265        16,591       17,467       18,375      16,265         16,591
  Shareholders' equity.....................    576,256       556,412      551,437      561,734     576,256        556,412
SELECTED FINANCIAL RATIOS:
  Long-term debt to total capitalization...       49.1 %        50.8%        53.7%        46.0%       52.0 %         53.6%
  EBITDAX to interest......................        6.1           3.7          4.6          5.9         6.5            4.5


- ---------------


(1) During 1995, Seagull and Global adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in pre-tax non-cash charges of $44.4 million and $4.5 million, respectively.


(2) The year ended December 31, 1995 includes one-time pre-tax charges of $8 million for expenses related to Seagull's workforce reduction and consolidation.

(3) The year ended December 31, 1995 includes a pre-tax gain of $82 million on the sale of substantially all of Seagull's gas gathering and gas processing assets.

                           COMPARATIVE PER SHARE DATA


     Set forth below are the net earnings (loss) and book value per share data for Seagull and Global on an historical basis, a pro forma basis for Seagull and an equivalent pro forma basis for Global. The Seagull pro forma data was derived by combining historical consolidated financial information of Seagull, Esso Suez and Global using the purchase method of accounting for Esso Suez and the pooling of interests method of accounting for Global, all on the basis described under "Selected Unaudited Pro Forma Financial Information" in this Summary. The equivalent pro forma data for Global was calculated by multiplying the Seagull pro forma per common share data by the maximum Common Stock Exchange Ratio of
 .88. See "Unaudited Pro Forma Condensed Financial Information." Seagull has not paid any cash dividends on its Common Stock since becoming a public company in 1981, and Global has never paid any cash dividends on its Common Stock.



     The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Seagull, Esso Suez and Global incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited pro forma condensed financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.


                                    SEAGULL

                                                          SIX MONTHS
                                                            ENDED        YEAR ENDED DECEMBER 31,
                                                           JUNE 30,     --------------------------
                                                             1996        1995      1994      1993
                                                          ----------    ------    ------    ------
Historical Per Common Share Data:
  Net earnings..........................................    $ 0.24      $ 0.02    $ 0.09    $ 0.76
  Book value............................................     12.60       12.35     12.22     12.19
Pro Forma Per Common Share Data with the Merger:
  Net earnings (loss)...................................    $ 0.24      $(0.03)   $(0.07)   $ 0.46
  Book value............................................      9.20        8.83
Pro Forma Per Common Share Data with
 the Esso Suez Acquisition:
  Net earnings..........................................    $ 0.41      $ 0.46
  Book value............................................     12.60       12.35
Pro Forma Per Common Share Data with the
 Merger and the Esso Suez Acquisition:
  Net earnings..........................................    $ 0.34      $ 0.23
  Book value............................................      9.20        8.83

                                     GLOBAL

                                                          SIX MONTHS
                                                            ENDED        YEAR ENDED DECEMBER 31,
                                                           JUNE 30,     --------------------------
                                                             1996        1995      1994      1993
                                                          ----------    ------    ------    ------
Historical Per Common Share Data:
  Net earnings (loss)...................................    $ 0.24      $(0.21)   $(0.28)   $ 0.16
  Book value............................................      3.73        3.46      3.67      4.01
Equivalent Pro Forma Per Common Share
 Data with the Merger:
  Net earnings (loss)...................................    $ 0.21      $(0.03)   $(0.06)   $ 0.40
  Book value............................................      8.10        7.77
Equivalent Pro Forma Per Common Share Data
 with the Merger and the Esso Suez Acquisition:
  Net earnings..........................................    $ 0.30      $ 0.20
  Book value............................................      8.10        7.77

                     RISK FACTORS AND OTHER CONSIDERATIONS

RISK FACTORS AND OTHER CONSIDERATIONS WITH RESPECT TO THE MERGER

     The following factors should be carefully considered by the shareholders of Seagull and Global in evaluating the Merger.

     PRICE FLUCTUATIONS. In determining whether to approve the transactions pursuant to the Merger Agreement, Seagull and Global shareholders should consider that the price of the Seagull Common Stock at the Effective Time, as well as the prices at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings, may vary as a result of changes in the business, operations or prospects of Seagull, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. Because the Effective Time may occur at a later date than the date of the Special Meetings, there can be no assurance that the sales price of Seagull Common Stock on the date of the Special Meetings will be indicative of the sales price of Seagull Common Stock at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. See "Certain Terms of the Merger Agreement -- Conditions to the Merger."


     ESSO SUEZ ACQUISITION AND EEL ACQUISITION. Seagull's pending Esso Suez Acquisition and EEL Acquisition are subject to a number of conditions, and no assurance can be given that each of such conditions will be satisfied or waived by the appropriate party. The Esso Suez Acquisition has a significant impact on certain of the pro forma financial information contained in this Joint Proxy Statement/Prospectus. See "The Companies -- Seagull -- Recent Developments" and "Unaudited Pro Forma Condensed Financial Information."


     RISKS ASSOCIATED WITH INTEGRATING THE COMPANIES. Growth through acquisitions entails certain risks that currently unanticipated difficulties may arise in integrating the operations of the combining entities and that acquired operations could be subject to unanticipated business uncertainties or liabilities. Moreover, such combinations present the risk that the synergies expected from the combined operations may not be realized. The various risks associated with the operational integration of Seagull and Global and the subsequent performance of the combined company may adversely affect the combined company's future results of operations. For a description of the synergies that the managements of Seagull and Global anticipate to be realized from the Merger, see "Post-Merger Profile and Strategy," "The Merger -- Global's Reasons for the Merger; Recommendation of Board of Directors of Global" and "The
Merger -- Seagull's Reasons for the Merger; Recommendation of Board of Directors of Seagull."


     DIFFERING SHAREHOLDER RIGHTS. Global shareholders should also consider that the rights of holders of Seagull Common Stock differ in certain respects from the rights of holders of Global Common Stock. For a discussion of the rights of holders of Seagull Common Stock, see "Description of Seagull Capital Stock" and "Comparative Rights of Seagull and Global Shareholders."


OPERATING RISKS

     The following risk factors relating to the current operations of Seagull and Global and the future combined operations of the companies should be carefully considered by the shareholders of Seagull and Global.

     FOREIGN OPERATIONS. A significant portion of Global's activities are conducted in foreign countries, including Egypt, Cote d'Ivoire, Indonesia and Tatarstan -- Russia. Such activities are subject to the usual risks associated with foreign operations, including political and economic uncertainties, risks of cancellation or unilateral modification of agreements, operating restrictions, currency repatriation restrictions, expropriation, export restrictions, the imposition of new taxes and the increase of existing taxes, inflation, foreign exchange fluctuations and other risks arising out of foreign government sovereignty over areas in which the operations are conducted. Global has endeavored to protect itself against certain political and commercial risks inherent in the venture. There is no certainty that the steps taken by Global will provide adequate protection. If the

Esso Suez Acquisition is consummated, Seagull's operations in Egypt also will be subject to these risks. See "The Companies -- Seagull -- Recent Developments."

     UNCERTAINTY OF RESERVE ESTIMATES. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Joint Proxy Statement/Prospectus represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary.

     In addition, estimates of reserves and of Seagull's and Global's future net revenues from such reserves and the present value thereof are based on assumptions regarding production levels, future oil and natural gas prices, operating costs and other factors that may not prove to be correct over time. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Joint Proxy Statement/Prospectus.

     VOLATILITY OF OIL AND NATURAL GAS PRICES. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that will be beyond the control of Seagull and Global. These factors include the level of consumer product demand, weather conditions, proximity and capacity of natural gas pipelines and other transportation facilities, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may adversely affect the financial condition, liquidity and results of operations of Seagull, Global and the combined company. Lower oil and natural gas prices also may reduce the amount of oil and natural gas reserves that Seagull, Global and the combined company can produce economically.

     COMPETITION. The oil and gas business is highly competitive in both the exploration and the acquisition of reserves and in the marketing of oil and gas production. Exploration for oil and gas is subject to a high degree of risk, and Global and Seagull face intense competition from present and potential competitors, many of whom have greater resources than Global and Seagull.

     DRILLING AND OPERATING RISKS. Large expenditures are required to locate and acquire properties and to drill exploratory and development wells, and there can never be certainty that such expenditures will result in the discovery of oil and gas reserves in commercial quantities sufficient to replace reserves currently being produced and sold. In certain areas where Global operates, even where natural gas or crude oil is present in substantial quantities, there may be no means to transport the gas or oil to market.

     GOVERNMENT REGULATION. The operations of Seagull and Global have been, and in the future from time to time may be, affected by political developments in countries in which they operate and by federal, state and local laws and regulations, such as restrictions on production, changes in taxes, royalties and other amounts payable to governments or governmental agencies, price controls and environmental protection regulations.


     OPERATING HAZARDS. The exploration, development, and production of crude oil and natural gas also are subject to such operating risks as fires, blowouts, pollution and other hazards. In many cases, insurance for such risk is unavailable or prohibitively expensive, and the occurrence of certain uninsured hazards could have a material adverse effect on the financial position and operating results of Global and Seagull.

                                 THE COMPANIES

SEAGULL

     Seagull is an independent energy company primarily engaged in natural gas exploration, development and production with its operations focused offshore Texas and Louisiana in the Gulf of Mexico and onshore in three principal geographic regions: (i) western Oklahoma and the Texas Panhandle; (ii) the Arklatex area in eastern Texas and northern Louisiana and the Arkoma Basin in eastern Oklahoma and western Arkansas; and (iii) western Canada. Seagull's other business activities are also natural gas related: (i) natural gas marketing and pipeline engineering, design, construction and operation; and (ii) natural gas transmission and distribution in Alaska.

     GAS AND OIL OPERATIONS. Gas and oil operations consist of Seagull's exploration and production activities and its natural gas marketing and pipeline engineering, design, construction and operation activities.

     Exploration and Production. Seagull has interests in 2,624 producing natural gas wells and 217 producing oil wells located on approximately 1,261,000 gross (603,000 net) acres held by production with estimated proved reserves of
21.1 MMbbls of oil and 986 Bcf of natural gas at December 31, 1995. E&P is Seagull's primary growth area. This growth was accomplished predominantly through acquisitions: HO&M in 1988, Houston Oil Trust in 1989, Wacker Oil Inc. in 1990, certain gas and oil assets purchased from Mesa Limited Partnership in 1991, Arkla Exploration Company in 1992 and Novalta Resources Inc. in 1994.

     Seagull's ongoing North American exploration program has been concentrated in the Gulf of Mexico, primarily in shallow waters off the central Texas and Louisiana Gulf Coast. Seagull's other exploration activities outside North America consist of several production licenses awarded to two exploration groups, which include Seagull, in United Kingdom waters. Seagull currently has no producing properties in the United Kingdom waters.

     Seagull has in the past financed its E&P activities through internally generated funds and participation by industry partners on a prospect-by-prospect basis. Seagull believes that its gas and oil exploration and development activities in the foreseeable future will be financed by internally generated funds. In 1996, Seagull expects E&P capital expenditures to total approximately $142 million. Of this amount, about $58 million will be devoted to exploration, primarily in the Gulf of Mexico, $75 million to development and $9 million to leasehold acquisitions. By comparison, 1995 capital expenditures for E&P activities totaled $76 million. Management believes that Seagull's capital resources will be sufficient to finance current and forecasted operations.

     Gas Marketing. Seagull actively provides marketing services geared toward matching gas supplies available in major producing areas with attractive markets available in the Midwest, Northwest, Mid-Atlantic, Appalachian and Texas/Louisiana Gulf Coast areas. The matching process includes arranging transportation on a network of open-access pipelines on a firm or interruptible basis. Seagull contracts to provide natural gas and oil to various customers and aggregates supplies from various sources including third-party producers, marketing companies, pipelines, financial institutions and its own production.

     In 1995, Seagull initiated an active risk management program for both its own E&P production and third party activities, utilizing such derivative financial instruments as futures contracts, options and swaps. The primary objective of the risk management program is to help ensure more stable cash flow. However, Seagull expects to leave the majority of its own E&P production either unhedged or protected only from price decreases so that it can benefit from expected gas price strengthening. The risk management program also is an important part of its third party marketing efforts, allowing Seagull to convert a customer's requested price to a price structure that is consistent with Seagull's overall pricing strategy.

     Pipeline Operations and Construction. Seagull operates certain pipelines owned by other companies. In some cases, the operating agreements provide for reimbursement of expenses incurred in connection with operations plus a profit margin. In other cases, Seagull receives a negotiated annual fee. Seagull also builds pipelines for other companies for which it receives construction fees that are fixed, cost-plus or a combination of both.

     ALASKA TRANSMISSION AND DISTRIBUTION. Seagull's Alaskan operations distribute natural gas to approximately 92,600 residential, commercial, industrial and electric power generation customers in the greater Anchorage area and transport gas through approximately 350 miles of natural gas transmission pipelines. Natural gas is readily available in Seagull's Alaskan service area, and existing contractual arrangements provide for a stable natural gas supply at a reasonable cost into the next decade.



     BUSINESS STRATEGY. Historically, Seagull has concentrated on natural gas as the fuel of choice to pursue in first maintaining and then increasing its base of proved reserves and its ability to sustain its productive capacity. Generally, Seagull has considered that its exploitative activities could allow it to maintain a large part of its productive capacity while exploratory activities could essentially provide incremental growth, both in productive capacity and in Seagull's base of proved reserves.


     Two other tenants also have been crucial in Seagull's historical development of its E&P activities. First, Seagull has chosen to curtail gas production when it considered prices unfavorable, preferring instead to defer production until prices strengthened. Second, Seagull has made it a practice to limit capital expenditures to a level that can be funded by internally generated cash flow.

     As Seagull has grown, especially since acquiring Arkla Exploration Company in late 1992, it has begun the process of expanding its E&P focus outside the United States, recognizing that potentially larger reserve deposits were more likely to be found in such areas. Seagull also recognized that pursuit of international reserves would probably increase the component of crude oil reserves in its overall mix of oil and gas reserves.

     Seagull's first international venture was its acquisition of Novalta Resources Inc. in Canada in early 1994, followed later that same year by its entry into an exploratory venture in offshore waters of the United Kingdom. In the interim, Seagull has carefully studied the potential for successful E&P ventures in many other areas and, as a result, has identified countries where a requisite combination of political, economic and geological/geophysical risks are deemed to be acceptable for investment. Egypt was identified as one of those countries.

     In the future, Seagull will strive to grow further its base of proved reserves and its productive capacity through a combination of internal exploitative and exploratory drilling and external acquisitions. Such activities will be conducted in both the United States and various appropriate international areas.


     RECENT DEVELOPMENTS. On July 22, 1996, Seagull announced the Esso Suez Acquisition and the EEL Acquisition, pursuant to which Seagull agreed to purchase from Exxon the stock of Esso Suez and certain assets of EEL, respectively. Esso Suez holds a 100 percent interest in the East Zeit oil producing concession in the offshore Gulf of Suez, where current gross production averages approximately 16,000 barrels of crude oil per day. EEL owns the entire operating interest in the South Hurghada exploration concession located onshore on the coast of the Gulf of Suez approximately 250 miles south of Cairo.


     The total gross purchase price, including cash and certain receivables, will be approximately $168 million, including $4.5 million allocated to the South Hurghada exploration concession. The prompt collection of certain receivables will preclude any necessity for financing beyond approximately $68 million.


     Seagull estimates that the East Zeit concession area will contain 17.4 million net barrels of proved oil reserves as of the expected closing date. Substantial additional reserves are expected to result from exploitation drilling on several identified, multiple zone reservoir locations. The 63,000-acre South Hurghada concession contains two existing oil discoveries as well as a number of currently drillable exploratory prospects and substantial additional exploration and exploitation potential. The consummation of the Esso Suez Acquisition is subject to certain conditions, including obtaining governmental approvals and other conditions outside the control of the parties, and no assurance can be given that each of such condition will be satisfied or waived by the relevant party. See "Risk Factors and Other Considerations -- Risk Factors and Other Considerations with respect to the Merger -- Esso Suez Acquisition and EEL Acquisition."

MERGER SUB

     Merger Sub is a wholly owned subsidiary of Seagull incorporated on July 22, 1996 in the State of New Jersey for the sole purpose of effecting the Merger. Merger Sub presently conducts no business and has no material assets or liabilities.

GLOBAL

     Global was incorporated in New Jersey in 1983 and is the successor to Global Natural Resources PLC, a company organized in 1970 under the laws of the United Kingdom. Global is an independent producer of oil and natural gas and has operations in the United States, Egypt, Cote d'Ivoire, Tatarstan-Russia and Indonesia. The principal executive offices of Global are located at 5300 Memorial Drive, Suite 800, Houston, Texas 77007-8295.

     BUSINESS STRATEGY. In 1992, Global adopted a two-fold strategy to direct internally generated cash at growing Global's base domestic assets, while directing the balance sheet cash primarily towards international opportunities. The primary objective is to generate significant growth in assets by means of exploratory drilling, both domestically and internationally.

     DOMESTIC ACTIVITIES. In general, Global's domestic operations focus on oil and gas exploration and development for its own interest or in conjunction with others. In this connection, Global may develop its own prospects and "farm-out" a portion of such prospects by assigning interests to third parties or "farm-in" prospects by acquiring interests from third parties. Global continually seeks to add to its seismic database, from which it will identify suitable opportunities of reserve potential and geologic risk.

     Recently Global's domestic activities have been conducted principally in the offshore Gulf of Mexico and gulf coast areas, and the majority of expenditures in 1996 are planned for such areas.

     Global's principal domestic activities during 1995 were similarly concentrated in the Texas gulf coast and offshore Gulf of Mexico. During 1995, Global continued to expand its seismic data base, from which it identifies opportunities of suitable reserve potential and geologic risk. One of the six exploratory wells completed in 1995 was developed and operated by Global. In addition, Global will continue evaluating farm-in opportunities from other companies.

     USAgas Pipeline, Inc. ("USAgas"), a wholly owned subsidiary of Global, is engaged in the operation and development of natural gas gathering and transmission systems, natural gas processing and treating plants, and the marketing and transportation of natural gas for Global and its joint interest partners. Most sales of gas production have been to unaffiliated third parties for spot market prices.

     INTERNATIONAL ACTIVITIES. Most of Global's international activities have been conducted through various types of joint ventures.


     EGYPT. In August 1994, Global acquired a 25% working interest in the 1.9 million acre Qarun block located in the western desert of Egypt. During 1994, Global drilled two discoveries on this block (Qarun A and Qarun B) and added a third discovery (Sakr) in 1995. Limited oil production began in the fourth quarter of 1995. Global is proceeding with the development of this block including construction of a pipeline, two 20,000 Bbls/d gross of oil production trains and storage facilities which are projected to be operational in the fourth quarter of 1996. In December 1995, Global signed concession agreements for the 6.8 million acre East Beni Suef block which lies adjacent to the south of the Qarun concession and the 460,000 acre Darag block located in the northern portion of the Gulf of Suez. Global has a 50% working interest in each block and is the operator of East Beni Suef. The three Egyptian concessions require the working interest partners to pay 100% of the capital and operating costs. A portion of the oil and gas produced and sold from the concessions is available to the operating interest partners to recover costs. The remaining oil and gas produced and sold is divided between the Egyptian government and the working interest partners. All Egyptian government royalties and the working interest partners' Egyptian income taxes attributable to their share of Egyptian taxable income (converted to Bbls of crude oil based on the value of such Bbls) are included in the Egyptian government's share of petroleum.

     COTE D'IVOIRE. In May 1993, Global acquired an interest in 335,000 gross acres in block CI-11 offshore Cote d'Ivoire, West Africa. Global acquired a 10% working interest in an area referred to as the "Special Area" and a 16% working interest in an area referred to as the "Remaining Area." During 1995, Global drilled and completed four development wells. First oil production occurred in the second quarter of 1995 with initial gas production commencing in the fourth quarter of 1995. Block CI-11 is currently producing approximately 20,000 Bbls/d gross of oil and 50 MMcf/d gross of gas. In April 1995, Global and its working interest partners signed a production sharing contract with the government of Cote d'Ivoire on the 525,000 acre CI-12 block which lies adjacent to the west of CI-11. In June 1996, Global signed a Memorandum of Understanding for the 249,000 acre CI-104 block which lies adjacent to the west of block CI-12 and has signed a production sharing contract for the CI-104 block. Global has a 16.67% working interest in the CI-12 block and a 100% working interest in the CI-104 block. In general, the working interest partners (including Global) pay the capital and operating costs, with production split between the Ivorian government and the working interest partners. Up to 40% (in the case of Block CI-11), up to 50% (in the case of Block CI-12) and up to 75% (in the case of Block CI-104) of the oil and gas produced and sold from the acreage is available to the working interest partners to recover costs. The remaining oil and gas produced and sold is divided between the Ivorian government and the working interest partners. All Ivorian government royalties and the working interest partners' Ivorian income taxes attributable to their share of Ivorian taxable income (converted to Bbls of crude oil based on the value of such Bbls) are included in the Ivorian government's share of petroleum.


     TATARSTAN-RUSSIA. Global's Tatarstan activities began in 1990 and are conducted through its 90% owned subsidiary, Texneft Inc. ("Texneft"), which has a 50% interest in a joint venture ("Tatex") in Tatarstan, a republic which is part of the Russian Federation. Texneft's 50% partner in the joint venture is Tatneft, a Russian open joint stock company which operates the oil fields of Tatarstan. Joint venture activities currently include three projects: (i) vapor recovery, (ii) the development and operation of the Onbysk field and (iii) the development and operation of the Suncheleevsky and Demkinsky fields.

     INDONESIA. In Indonesia, Global has a 1.714% interest in a joint venture for the exploration, development and production of oil and gas in East Kalimantan, Indonesia, under a production sharing contract with Perusahaan Pertambangan Minyak Dan Gas Bumi Negara, the state petroleum enterprise of Indonesia.

                        POST-MERGER PROFILE AND STRATEGY

OIL AND GAS INTERESTS

     As a result of the Merger, Seagull will have extensive interests in domestic and international oil and gas properties. Following the Merger, Seagull will have interests in an aggregate of approximately 2,220,000 gross (752,000 net) developed acres and 16,030,000 gross (8,889,000 net) undeveloped acres, excluding interests associated with the Esso Suez Acquisition.

STRATEGY

     After the Merger, Seagull will pursue its long-term goal of increasing shareholder value through growing its reserve base of natural gas and crude oil with a more balanced mix of assets. A higher percentage of the combined company's proved reserves will represent crude oil and a significant percentage will be located in international areas.

     Seagull and Global bring disparate operational qualities to the post-merger company. Seagull's management believes that Global's properties contain a substantial number of exploratory prospects with significant upside potential. In addition, Global brings a talented technical team that has developed an attractive portfolio of both exploratory and exploitative prospects, primarily in its key international areas. By contrast, Seagull brings a large portfolio of long-lived domestic natural gas producing properties with substantial exploitative upside and a large, stable cash flow base generated from gas and oil sales and its non-E&P activities. By combining Global's portfolio of properties and exploratory team with Seagull's properties, cash flow and financial resources, Seagull and Global believe that exploratory and development performance of the combined company will be enhanced. Specifically, the cash flow that the combined company will be able to generate from E&P and non-E&P activities following the Merger will enable the combined company to conduct accelerated exploration and development programs on Global's international crude oil properties. As a result, Seagull and Global believe that the combined company will have the ability to generate material growth in both its base of proved reserves and its capacity to produce natural gas and crude oil over the next several years.

MANAGEMENT

     If approved by the Seagull shareholders at the Seagull Special Meeting, at the Effective Time, Seagull's Board of Directors will be increased from 11 to 14 members, and the Global Designees will fill the newly created vacancies. Global has informed Seagull that Robert F. Vagt, R. A. Walker and Sidney R. Petersen will be the Global Designees. All of the Global Designees currently are directors of Global. See "Election of Directors."

     In addition, following the Effective Time, Barry J. Galt will continue as Chairman and Chief Executive Officer of Seagull, and Robert F. Vagt, currently the Chairman, President and Chief Executive Officer of Global, will become President and Chief Operating Officer of Seagull.

                              THE SPECIAL MEETINGS

THE SEAGULL SPECIAL MEETING


     RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM. Only holders of record of Seagull Common Stock at the close of business on the Record Date (August 30, 1996) will be entitled to receive notice of and to vote at the Seagull Special Meeting. On the Record Date, there were 36,464,066 shares of Seagull Common Stock outstanding. The holders of Seagull Common Stock are entitled to one vote per share on each matter submitted to a vote at the Seagull Special Meeting. The holders of a majority of the outstanding shares of Seagull Common Stock entitled to vote must be present in person or by proxy at the Seagull Special Meeting in order for a quorum to be present. Shares of Seagull Common Stock represented by proxies that are marked "abstain" or which are not marked as to any particular matter or matters and "broker non-votes" will be counted as shares present for purposes of determining the presence of a quorum on all matters. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.


     In the event a quorum is not present in person or by proxy at the Seagull Special Meeting, the Seagull Special Meeting is expected to be adjourned or postponed.

     MATTERS TO BE CONSIDERED. The Board of Directors of Seagull has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby, including the Share Issuance and the Election Proposal, and recommends a vote FOR the approval thereof. See "The Merger -- Seagull's Reasons for the Merger; Recommendation of the Board of Directors of Seagull."

     At the date of this Joint Proxy Statement/Prospectus, the Board of Directors of Seagull does not know of any business to be presented at the Seagull Special Meeting other than as set forth in the notice accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the Seagull Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

     VOTE REQUIRED. The Share Issuance requires the affirmative vote of a majority of the shares of Seagull Common Stock represented in person or by proxy and entitled to vote at the Seagull Special Meeting, which approval is required for listing of the shares for trading on the NYSE. Under Texas law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     With respect to the Election Proposal, a plurality of the votes cast in person or by proxy by the holders of Seagull Common Stock is required to elect a director. Accordingly, under Texas law and Seagull's Articles of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. Seagull shareholders may not cumulate their votes in the election of directors.


     SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN AFFILIATES. As of the Record Date, directors and executive officers of Seagull and their affiliates were beneficial owners of an aggregate of 360,927 outstanding shares of Seagull Common Stock, representing approximately 1.0% of the outstanding shares of Seagull Common Stock entitled to vote at the Seagull Special Meeting and 2.0% of the maximum and 4.0% of the minimum votes that could be required to approve the Share Issuance. Each of the directors and executive officers of Seagull has advised Seagull that he or she plans to vote or to direct the vote of all of the outstanding shares of Seagull Common Stock beneficially owned by him or her in favor of the Share Issuance and the Election Proposal.


THE GLOBAL SPECIAL MEETING


     RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM. Only holders of record of Global Common Stock at the close of business on the Record Date (August 30, 1996) will be entitled to receive notice of and to vote at the Global Special Meeting. On the Record Date, there were 29,774,610 shares of Global Common Stock outstanding. The holders of Global Common Stock are entitled to one vote per share on each matter submitted to a vote at the Global Special Meeting. The holders of 33 1/3% of the outstanding shares of Global

Common Stock entitled to vote must be present in person or by proxy at the Global Special Meeting in order for a quorum to be present. Shares of Global Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum on all matters.

     MATTERS TO BE CONSIDERED. At the Global Special Meeting, holders of shares of Global Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. Holders of shares of Global Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Global Special Meeting or any adjournment(s) or postponement(s) thereof.

     The Board of Directors of Global has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby, and recommends a vote FOR the approval and adoption of the Merger Agreement. See "The Merger -- Global's Reasons for the Merger; Recommendation of the Board of Directors of Global."

     At the date of this Joint Proxy Statement/Prospectus, the Board of Directors of Global does not know of any business to be presented at the Global Special Meeting other than as set forth in the notice accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the Global Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

     VOTE REQUIRED. The Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the votes cast by holders of Global Common Stock entitled to vote. Under New Jersey law, a vote cast as an abstention will have the same legal effect as a vote against the proposal. A broker non-vote will not be counted for purposes of determining whether a majority has been achieved.


     SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN AFFILIATES. As of the Record Date, directors and executive officers of Global and their affiliates (including Prudential) were beneficial owners of an aggregate of 7,523,149 shares of Global Common Stock, representing approximately 25.3% of the outstanding shares of Global Common Stock entitled to vote at the Global Special Meeting and 50.5% of the maximum and all of the minimum votes that could be required to adopt and approve the Merger Agreement. Each of the directors and executive officers of Global has advised Global that he or she plans to vote or to direct the vote of all of the shares of Global Common Stock beneficially owned by him or her in favor of the Merger Agreement.



     Prudential, which owns an aggregate of 6,311,547 shares, or approximately 21.2% of the outstanding shares of Global Common Stock on the Record Date, has agreed to vote all of such stock in favor of the Merger so long as the value of Seagull Common Stock is not less than $17.00 per share, which value will be calculated based on the average closing sales price of Seagull Common Stock for a specified twenty-day period prior to the Global Special Meeting, and Prudential has obtained from the Commission any approvals required under Section 9(a) or 2(a) of the 1935 Act. See "Voting Agreement."


VOTING OF PROXIES

     Shares represented by all properly executed proxies received in time for the Special Meetings and which have not been revoked will be voted at such meetings in the manner specified by the holders thereof. Proxies which do not contain an instruction to vote for or against or to abstain from voting on a particular matter described in the proxy will be voted in favor of such matter.

     It is not expected that any matter other than those referred to herein will be brought before either of the Special Meetings. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Seagull or Global form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a later dated proxy with respect to the same shares, by filing with the Secretary of Seagull (in the case of a Seagull shareholder) or the Secretary of Global (in the case of a Global shareholder) a duly executed revocation, or by voting in person at the meeting. Attendance at the relevant Special Meeting will not in and of itself constitute a revocation of a proxy.

     In the event a quorum is not present in person or by proxy at the Global Special Meeting, the Global Special Meeting is expected to be adjourned or postponed.

NO DISSENTERS' OR APPRAISAL RIGHTS

     Holders of Global Common Stock who vote against the Merger will not be entitled to dissenters' or appraisal rights under the NJBCA if the Merger is consummated. Holders of Seagull Common Stock who vote against the Merger will not be entitled to dissenters' or appraisal rights under the TBCA if the Merger is consummated.

SOLICITATION OF PROXIES


     Subject to the Merger Agreement, each of Seagull and Global will bear the cost of the solicitation of proxies from its own shareholders, except that Seagull and Global will share equally the cost of printing and mailing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each corporation and its subsidiaries may solicit proxies from shareholders of such corporation by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and Seagull and Global will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. Global has engaged the services of Corporate Investor Communications, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Global shareholders for a fee of $5,500 plus reasonable out-of-pocket expenses. Seagull has engaged the services of Georgeson & Company Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Seagull shareholders for a fee of $10,000 plus reasonable out-of-pocket expenses.


     HOLDERS OF SEAGULL COMMON STOCK AND GLOBAL COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

     The description of the Merger and the Merger Agreement contained in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

GENERAL

     Seagull, Merger Sub and Global have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver of the conditions set forth therein (see "Certain Terms of the Merger Agreement-- Conditions to the Merger"), Merger Sub will be merged with and into Global, and Global will be the Surviving Corporation and a wholly owned subsidiary of Seagull. As soon as practicable after the satisfaction or waiver (where permissible) of the conditions under the Merger Agreement, the Certificate of Merger will be filed with the Secretary of State of the State of New Jersey, and the time of such filing will be the Effective Time unless otherwise provided in the Certificate of Merger.

BACKGROUND OF THE MERGER

     From time to time over the past several years, management of Global has received inquiries from other oil and gas companies about possible corporate transactions. Management of Global reviewed those inquiries, reported them to Global's Board of Directors and conducted preliminary analyses to determine if any form of corporate transaction or strategic alliance with those interested parties would be consistent with Global's long-term growth plan to maximize shareholder value. In every instance, management and the Global Board of Directors concluded that the options presented and the ideas being considered were not in Global's best interests. Further, in each instance management and the Global Board of Directors elected to continue as an independent entity and confirmed that Global was not for sale.


     On April 4, 1996, representatives of DLJ approached Barry J. Galt, Chairman, President and Chief Executive Officer of Seagull, and other representatives of Seagull, to ascertain whether Seagull might have an interest in pursuing a combination with Global. On April 10, 1996, Mr. Galt authorized representatives of DLJ to contact Robert F. Vagt, the Chairman, President and Chief Executive Officer of Global, on behalf of Seagull.


     On April 24, 1996, representatives of DLJ met with Mr. Vagt to provide him with an overview of Seagull's financial condition and a summary of Seagull's business activities and to explore in general terms the possibility of a transaction between Seagull and Global. The meeting between DLJ and Mr. Vagt was initiated by DLJ and was not solicited by Global. Subsequently, Mr. Galt contacted Mr. Vagt and proposed a meeting to discuss a possible business combination between Seagull and Global. On April 29, 1996, Mr. Galt and Mr. Vagt met and discussed in general terms the possibility of a corporate transaction, including, for example, a stock-for-stock merger.

     Promptly following that meeting, Mr. Vagt reported to the members of the Global Board of Directors that he had met with Mr. Galt to discuss a possible transaction, and although the Global Board of Directors confirmed that Global was not for sale, the Global Board of Directors authorized Mr. Vagt to continue discussions with Seagull, to determine if a strategic alliance with Seagull was in Global's best interests.

     On May 14, 1996, Seagull held its annual meeting of shareholders. At a meeting of the Seagull Board of Directors held the night before the annual meeting, Seagull's management presented the concept of a possible business combination with Global. The Seagull Board of Directors encouraged management to pursue further discussions with Global regarding a potential combination.

     On May 15, 1996, Global management, including Mr. Vagt, met again with DLJ to continue their initial due diligence review of Seagull, to discuss Global's and Seagull's respective business activities and to identify potential synergies that would result from a combination. Thereafter from time to time, management of Global and management of Seagull spoke and discussed their respective businesses and otherwise shared information about their companies.

     On May 30, 1996, Mr. Galt, Mr. Vagt, other executives of Seagull and Global and representatives of DLJ met at Seagull's headquarters. At the meeting, each company gave an overview of its operations and business strategy in order to help the other company determine whether to continue to proceed with the possible business combination. On June 12, 1996, Mr. Galt and Mr. Vagt met to further discuss a combination, and at the conclusion of the meeting they agreed to continue to explore whether or not a transaction could be structured in a manner that would be beneficial to the shareholders of both companies.

     In June 1996, Global and Seagull continued to exchange information about each company and met from time to time to answer questions and provide other responses to inquiries, although specific merger proposals were not discussed.

     On July 2, 1996, Mr. Vagt and Mr. Galt again met to review the status of the ongoing discussions and due diligence, and Mr. Galt outlined a preliminary structure of a combination of the two companies.

     On July 3 and July 5, 1996, Mr. Vagt discussed with representatives of Petrie Parkman, Global's financial advisor, the services Petrie Parkman could render in evaluating a possible merger between Seagull and Global. On July 6, 1996, Global representatives met with Petrie Parkman representatives to provide Petrie Parkman with information about Global in order to enable Petrie Parkman to evaluate the financial merits of a possible transaction with Seagull. On July 8, 1996, Global and Seagull executed and delivered a Confidentiality Agreement to facilitate the exchange of additional confidential information between the two companies. Global management met and worked with representatives of Petrie Parkman from July 8 through July 10 to enable Petrie Parkman to evaluate the Global and Seagull businesses and to analyze the effect of a possible merger of the two companies. On July 11, 1996, Global management and Global counsel met with Petrie Parkman to review the status of Petrie Parkman's analysis, and Global and Petrie Parkman executed and delivered a formal engagement letter confirming the appointment of Petrie Parkman as Global's financial advisor.

     Discussions and meetings between representatives of Global and Seagull continued after this date. On July 12, 1996, management of Global presented management of Seagull with a review of Global's international operations, and on July 13, 1996, the parties met to review Global's domestic operations.


     On Sunday, July 14, 1996, Mr. Galt and Mr. Vagt met and confirmed that both companies were interested in continuing discussions about a merger, although neither company was prepared to commit to any particular form or any particular terms of a transaction. Mr. Galt also suggested that, if a transaction were ever consummated, Mr. Vagt should consider continuing as an executive officer of Seagull, and Mr. Vagt agreed to consider that suggestion and disclose that possibility to the Global Board of Directors.


     On that same day, the Global Board of Directors held a special telephonic meeting to enable Global management to update the Global Board of Directors on the status of the discussions with Seagull and to review with counsel the legal duties imposed on directors when considering a merger transaction. Mr. Vagt advised the Global Board that both Global and Seagull continued to conduct due diligence reviews of the two companies. Following a discussion of the initial results of the financial analysis by Petrie Parkman, the Global Board of Directors reviewed the strategic benefits that could result from a merger, and, while confirming again that Global was not for sale, the Global Board of Directors authorized Global management to continue discussions with Seagull.

     On July 15, 1996, counsel for Seagull distributed a proposed form of merger agreement to Global and its counsel, as well as a proposed form of voting agreement to be executed by Prudential in support of the merger.


     On July 15, 1996, a meeting of Seagull's Board of Directors was held. At that meeting, Mr. Galt briefed the Seagull Board of Directors on the proposed transaction. In addition, Seagull's counsel presented to the Seagull Board of Directors the terms and provisions of the proposed form of merger agreement. Counsel also described for the Seagull Board the terms of the proposed voting agreement with Prudential, and indicated that Seagull was requesting, as a condition to Seagull's entering into a merger agreement with Global, that Prudential enter into an acceptable form of voting agreement in support of the Merger.

     On July 16, 1996, Seagull's Board of Directors met again, and Mr. Galt and other senior executives of Seagull gave a presentation of Global's business, assets and financial performance, as well as certain pro forma financial information related to the combined operations of the two companies. Representatives of DLJ also presented financial and other information related to Global and the combined operations of Seagull and Global. Although the Seagull Board of Directors took no formal action, the Seagull Board of Directors considered all of the matters presented to it at that meeting, as well as the meeting held the night before, and encouraged Seagull's management to continue discussions with Global with respect to a merger.

     On July 15 and July 16, 1996, representatives of Global met with representatives of Seagull to review, among other things, the reserves held by Seagull and financial results and operations of Seagull.

     On July 17, 1996, Global management met with Petrie Parkman to review Petrie Parkman's memorandum to Global's Board of Directors regarding a possible transaction with Seagull and authorized Petrie Parkman to deliver the memorandum to the Global Board of Directors.

     On July 18, 1996, counsel for Seagull and Global met to discuss the terms of the merger agreement.

     On July 19, 1996, the Global Board and counsel met to review the analysis of the possible merger prepared by Petrie Parkman. Management of Global and representatives of Petrie Parkman provided their analyses of the proposed merger and various matters in connection with proposed structures for the Merger. The Global Board of Directors also analyzed and discussed, together with Petrie Parkman, Seagull's financial condition, oil and natural gas reserves and business prospects and the potential strategic synergies that might result from a merger of Global and Seagull, as well as the status of the negotiations regarding the proposed form of merger agreement. In light of recent activity in the price of Seagull Common Stock, the Global Board of Directors suggested that, if the transaction were to proceed, a collar provision be included in any exchange ratio to assure that in no event would Global shareholders receive less than .72 shares of Seagull Common Stock for each share of Global Common Stock.

     Based upon the information provided to the Global Board, the Global Board of Directors determined to pursue discussions with Seagull based on a framework suggested by management and Petrie Parkman, including a stock-for-stock exchange of not more than .88, and not less than .72, shares of Seagull Common Stock for each share of Global Common Stock.

     The Board also instructed management to discuss with Seagull the appointment of Mr. Vagt to a significant executive position with Seagull as a condition to the Merger.

     On July 20, 1996, representatives of Global and Seagull met and Seagull confirmed its proposal for the Merger, which provided for a strategic merger in which holders of Global Common Stock would receive up to .88, and not less than
 .72, shares of Seagull Common Stock for each share of Global Common Stock held by them. The Seagull proposal also included provisions for the continuation of Mr. Vagt as President and Chief Operating Officer of Seagull and a requirement that Prudential enter into an acceptable form of voting agreement in support of the Merger.

     On July 21, 1996, the Seagull Board of Directors again met with Seagull's management, counsel and representatives from DLJ. Mr. Galt advised the Seagull Board of Directors as to the status of the discussions with Global. Mr. Galt and DLJ also reviewed for the Seagull Board of Directors recent market activity in the Seagull Common Stock and the Global Common Stock and the expected market reaction to the announcement of the transaction. Seagull's counsel reviewed the terms of the proposed form of merger agreement. DLJ confirmed for the Seagull Board of Directors that, in their opinion, the Common Stock Exchange Ratio was fair to the holders of Seagull Common Stock from a financial point of view. The Seagull Board of Directors considered all of the matters presented to it at that meeting and previous meetings, and unanimously determined that the Merger is fair to, and in the best interests of Seagull and its shareholders and approved the Merger Agreement and the transactions contemplated thereby. It was the consensus of the Seagull Board of Directors that the Merger Agreement be executed as expeditiously as possible.

     On July 21, 1996, the Global Board of Directors again met with management, counsel and Petrie Parkman representatives and were advised that Seagull had agreed to a collar on the exchange ratio and to retain Mr. Vagt as President and Chief Operating Officer. The Global Board of Directors reviewed the terms of the Merger Agreement with management and counsel, and Petrie Parkman confirmed that, in its opinion, the Merger Consideration was fair to the holders of Global Common Stock. At the July 21 meetings, the Global Board of Directors unanimously declared the Merger fair to and advisable and in the best interests of Global's shareholders and approved the Merger and the Merger Agreement.

     Following the board meetings of the two companies on July 21, 1996, representatives of Seagull and Global met throughout the remainder of the day to finalize the terms of the Merger Agreement. In addition, several discussions were held with representatives from Prudential to finalize the terms of the Voting Agreement. The Merger Agreement and Voting Agreement were executed early in the morning on July 22, 1996.

GLOBAL'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF GLOBAL

     By a unanimous vote of the Board of Directors at a meeting held on July 21, 1996, the Global Board of Directors determined the Merger to be fair to and advisable and in the best interests of Global and its shareholders and approved the Merger and the Merger Agreement. As described above under "-- Background of the Merger," the decision of the Global Board of Directors to declare the Merger advisable and to approve the Merger and the Merger Agreement at its July 21st Board meeting followed an extensive review of the strategic merits of the Merger.

     At its meetings held on July 14, 1996, July 19, 1996 and July 21, 1996, the Global Board received the presentation of management and, in the July 19 and July 21 meetings, the independent presentation of Petrie Parkman with respect to the possible transaction, including reviews of, among other things: historical information relating to the business, financial condition and results of operations of Seagull and Global; information provided by Seagull and Global management and reviewed and adjusted by Global management regarding the reserves of Seagull and Global; information regarding the management of Seagull; historical data relating to market prices and trading volumes of Seagull Common Stock and Global Common Stock; market prices for Seagull Common Stock as compared to those of other comparable publicly traded companies; and the possible effects of the Merger on Seagull's financial condition and the possible market effects of the announcement of the proposed Merger and the consummation thereof on the Seagull Common Stock and Global Common Stock.

     During the course of its deliberations, the Global Board of Directors, with the assistance of management and its legal and financial advisors, considered a number of other factors, including the following:

          (i) The strategic fit between Seagull and Global, including the match of Seagull's strong cash flow with Global's extensive international operations and exploration strategy, and the complementary mix of geological, engineering and production expertise and the value to be derived from a combination of management of Global and Seagull;

          (ii) The strategic and financial alternatives available to Global, including remaining a separate company and pursuing its existing growth strategy;

          (iii) The exchange ratio proposed by Seagull and the implied premium over the then current market price of Global Common Stock as compared to the premiums and valuations found in certain other transactions;

          (iv) The proposed terms and conditions of the proposed combination of Seagull and Global, including (a) the restrictions on Global's ability to consider unsolicited competing merger or acquisition proposals from third parties following the execution of the Merger Agreement and Global's ability, subject to certain determinations regarding the Global Board's fiduciary duties, to provide information to, and enter into negotiations with, such third parties, (b) the right of Global to terminate the Merger Agreement upon receipt of an offer determined by the Global Board of Directors in good faith to be more advantageous than the Merger, (c) the right of Global to terminate the Merger Agreement upon the occurrence of a material adverse change in Seagull, (d) the ability of the Global Board of Directors, subject to certain determinations regarding the Global Board's fiduciary duties, to withdraw or modify its recommendation to Global's shareholders and (e) the size and structure of the termination fees;

          (v) The due diligence investigations of Seagull by Global's management and Petrie Parkman and presentations of management regarding the strong growth of Seagull's natural gas reserves, the inherent value of Seagull's oil and gas assets and its prospects for future growth;

          (vi) The fact that the combined company after the Merger would be widely held, providing shareholders with a more liquid market for their shares;

          (vii) The historical performance and strategic objectives of Seagull, as well as the risks involved in achieving those objectives in the oil and natural gas industry under current economic and market conditions;

          (viii) The preliminary pro forma financial condition, results of operations and other financial information of the combined entity, including an analysis of the opportunities for costs savings and economies of scale;

          (ix) The structure of the Merger, which would permit the holders of Global Common Stock to exchange all their shares for shares of Seagull Common Stock in a transaction intended, in general, to be tax-free for federal income tax purposes except to the extent of cash received in lieu of fractional shares of Seagull Common Stock;

          (x) The expected accounting treatment of the Merger as a pooling of interests (thereby avoiding the reduction in future earnings that would result under purchase accounting);

          (xi) The published reports of research analysts regarding Seagull; and

          (xii) The presentations of Petrie Parkman delivered to the Global Board of Directors at its meetings on July 19, 1996 and July 21, 1996, including the written opinion of Petrie Parkman to the effect that, as of July 21, 1996, the Merger Consideration is fair to the holders of Global Common Stock.

     Petrie Parkman has delivered a written opinion to the Global Board of Directors, dated the date of this Joint Proxy Statement/Prospectus, that as of the date hereof, the Merger Consideration is fair to the holders of Global Common Stock from a financial point of view. A copy of the written opinion of Petrie Parkman dated the date hereof setting forth the assumptions made, matters considered and limitations on the review undertaken by Petrie Parkman in rendering its opinion is attached to this Joint Proxy Statement/Prospectus as Appendix C (and is incorporated herein by reference), and shareholders of Global are urged to read such opinion carefully in its entirety. See "-- Opinions of Financial Advisors -- Petrie Parkman Opinion to the Global Board of Directors."

     The foregoing discussion of the information and factors considered and given weight by the Global Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Global Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Global Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of Global management and the Global Board of Directors in the Merger, see "-- Interests of Certain Persons in the Merger."

     Based on the factors described above, the Global Board of Directors unanimously declared the Merger fair to and advisable and in the best interests of the holders of Global Common Stock. THE BOARD OF DIRECTORS OF GLOBAL UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF GLOBAL COMMON STOCK THAT THE MERGER AND THE MERGER AGREEMENT BE APPROVED.

SEAGULL'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF
SEAGULL

     By the unanimous vote of the Board of Directors at a meeting held on July 21, 1996, the Seagull Board determined the Merger to be fair to and advisable and in the best interests of Seagull and its shareholders and approved the Merger and the Merger Agreement. As described above under "-- Background of the Merger," the Seagull Board's decision to declare the Merger advisable and to approve the Merger and the Merger Agreement at its July 21st Board Meeting followed an extensive review of the strategic synergies offered by the Merger.

     At its meetings held on July 15, 1996, July 16, 1996 and July 21, 1996, the Seagull Board received the presentation of management and, in the July 21 meeting, the independent presentation of DLJ with respect to the possible transaction, including reviews of, among other things: historical information relating to the business, financial condition and results of operations of Seagull and Global; information provided by Seagull and Global management and reviewed and adjusted by Seagull management regarding the reserves of Seagull and Global; information regarding the management of Global; historical data relating to market prices and trading volumes of Seagull Common Stock and Global Common Stock; market prices for Global Common Stock as compared to those of other comparable publicly traded companies; and the possible effects of the Merger on Seagull's financial condition and the possible market effects of the announcement of the proposed Merger and the consummation thereof on the Seagull Common Stock and Global Common Stock.

     During the course of its deliberations, the Seagull Board of Directors, with the assistance of management and its legal and financial advisors, considered a number of other factors, including the following:

          (i) The strategic and financial alternatives available to Seagull;

          (ii) The proposed exchange ratio and the implied premium over the then-current market price of Global Common Stock as compared to the premiums and valuations found in certain other transactions;

          (iii) The proposed terms and conditions of the proposed combination of Seagull and Global;

          (iv) The strategic fit between Seagull and Global, including the match of Seagull's strong cash flow with Global's extensive international operations and exploration strategy, the complementary mix of geological, engineering and production expertise, and the track record of Global's exploration team;

          (v) The inherent value of Global's oil and gas assets and its exploration and exploitation prospects for future growth;

          (vi) The fact that the combined company after the Merger would be widely held, providing shareholders with a more extensive market for their shares;

          (vii) The historical performance and strategic objective of Global, as well as the risks involved in achieving those objectives in the oil and natural gas industry under current economic and market conditions;

          (viii) The preliminary pro forma financial condition, results of operations and other financial information of the combined entity, including an analysis of the opportunities for costs savings and economies of scale;

          (ix) Internal analyses of future financial performance which indicate that the post-merger company will realize immediate accretion in its earnings per share and dilution in cash flow per share only through 1997;

          (x) The expected accounting treatment of the Merger as a pooling of interests (thereby avoiding the reduction in future earnings which would result under purchase accounting);

          (xi) The published reports of research analysts regarding Global; and

          (xii) The presentations of DLJ delivered to the Seagull Board of Directors at its meeting on July 21, 1996, including the opinion of DLJ (later confirmed in writing) to the effect that, as of such date, the Common Stock Exchange Ratio is fair to the holders of Seagull Common Stock.

     DLJ has delivered a written opinion to the Seagull Board of Directors, dated the date of this Joint Proxy Statement/Prospectus, that as of the date hereof, the Common Stock Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Seagull Common Stock. A copy of the written opinion of DLJ dated the date hereof setting forth the assumptions made, matters considered and limitations on the review undertaken by DLJ in rendering their opinion is attached to this Joint Proxy Statement/Prospectus as Appendix D (and is incorporated herein by reference), and shareholders of Seagull are urged to read such opinion carefully in its entirety. See "-- Opinions of Financial
Advisors -- DLJ Opinion to the Global Board of Directors."

     The foregoing discussion of the information and factors considered and given weight by the Seagull Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Seagull Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Seagull Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of Seagull management and the Seagull Board of Directors in the Merger, see "-- Interests of Certain Persons in the Merger."

     Based on the factors described above, the Seagull Board of Directors unanimously declared the Merger fair to and advisable and in the best interests of the holders of Seagull Common Stock. THE BOARD OF DIRECTORS OF SEAGULL UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF SEAGULL COMMON STOCK THAT THE SHARE ISSUANCE BE APPROVED.

OPINIONS OF FINANCIAL ADVISORS

     PETRIE PARKMAN OPINION TO THE GLOBAL BOARD OF DIRECTORS. The Global Board of Directors engaged Petrie Parkman to act as its financial advisor in connection with the Merger. The Global Board instructed Petrie Parkman, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to the holders of Global Common Stock of the Merger Consideration in connection with the Merger and, in such regard, to conduct such investigations as Petrie Parkman deemed appropriate for such purpose.

     On July 21, 1996, Petrie Parkman rendered its written opinion to the Global Board that, as of such date, the Merger Consideration is fair to the holders of Global Common Stock from a financial point of view. Petrie Parkman confirmed, by delivery of its written opinion as of the date of this Joint Proxy Statement/Prospectus, its opinion of July 21, 1996. In rendering such confirmation, Petrie Parkman performed procedures to update certain of its analyses made in connection with its July 21, 1996 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Petrie Parkman considered, among other things, Global's and Seagull's recent financial performance and recent market conditions and developments based on the foregoing.


     THE FULL TEXT OF PETRIE PARKMAN'S WRITTEN OPINION, WHICH CONTAINS A DESCRIPTION OF THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED BY PETRIE PARKMAN, AND THE LIMITS OF ITS REVIEW, IS ATTACHED HERETO AS APPENDIX C, AND IS INCORPORATED HEREIN BY REFERENCE. GLOBAL SHAREHOLDERS ARE ENCOURAGED TO READ PETRIE PARKMAN'S OPINION CAREFULLY IN ITS ENTIRETY.



     In connection with its opinion, Petrie Parkman, among other things (i) reviewed certain publicly available business and financial information relating to Global and Seagull, including the audited financial statements included in the Annual Report on Form 10-K for Global and Seagull as of December 31, 1995, and the unaudited financial statements included in the Quarterly Report on Form 10-Q for Global and Seagull as of March 31, 1996; (ii) reviewed draft financial statements for Global and Seagull as of June 30, 1996; (iii) reviewed certain estimates of reserves including: (a) estimates of proved, probable, and possible oil and gas reserves of Global in Egypt and estimates of proved oil and gas reserves of Global in Cote d'Ivoire, all as prepared by Netherland, Sewell & Associates, Inc. as of January 1, 1996 (Egypt) and December 31, 1995 (Cote d'Ivoire), (b) estimates of proved oil and gas reserves of Global in the United States and proved oil reserves of Global in Russia all as prepared by Ryder Scott Company Petroleum Engineers as of December 31, 1995, (c) estimates of proved oil and gas reserves of Global in Indonesia provided by the management and staff of Global based upon publicly available information as of December 31, 1995, and (d) estimates of proved and probable oil and gas reserves of Seagull in the United States and Canada all as prepared by DeGolyer and MacNaughton as of December 31, 1995; (iv) reviewed certain other estimates of oil and gas reserves of Global and Seagull as prepared by their respective managements and staffs; (v) analyzed certain internal financial and operating forecasts and financial and operating data and budgets concerning Global and Seagull, all of which were prepared or provided by the management of Global and Seagull, as the case may be; (vi) discussed the current operations and prospects of Global and Seagull with the management and operating staff of Global and Seagull, as the case may be; (vii) discussed with the management and operating staff of Global the expected operations and prospects of the combined company, giving proforma effect to the Merger; (viii) reviewed the historical stock market prices of the shares of Seagull Common Stock and Global Common Stock; (ix) compared the financial terms of the Merger with the financial terms of certain other transactions which it deemed to be relevant; (x) reviewed the Merger Agreement; (xi) reviewed the Voting Agreement, and (xii) made such other analyses and examinations as it deemed necessary or appropriate.

     In rendering its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of the financial, operating, and other information reviewed by it and assumed that the financial and operating forecasts provided to it had been reasonably prepared on bases reflecting the best currently available estimates and judgments relating to the future financial and operational performance of Global and Seagull. Petrie Parkman did not make independent evaluations or appraisals of the assets or liabilities of Global or Seagull nor, except for the reserve estimates referred to in its opinion, was Petrie Parkman furnished with any such evaluations or appraisals. Petrie Parkman's opinion relates only to the Merger Consideration in connection with the Merger and does not constitute a recommendation to any holder of Global Common Stock as to how such holder should vote at the Global Special Meeting.

     In rendering its opinion, Petrie Parkman conducted several analyses including (i) discounted cash flow analyses of each of Global and Seagull ("Discounted Cash Flow Analyses"); (ii) comparisons with selected publicly-traded companies ("Capital Market Comparisons"); (iii) analyses of selected comparable industry transactions ("Comparable Transactions Analyses");
(iv) analyses of the potential future financial performance of Global and Seagull ("Going Concern Analyses"); and (v) an analysis of the potential financial effects of the Merger ("Pro Forma Merger Analysis"). These analyses are described below. Based upon the reference value ranges resulting from the various analyses and subject to the assumptions and limitations set forth in its opinion, Petrie Parkman came to a composite range of asset reference values for Global of $522 million to $675 million. After deducting long-term obligations of Global of approximately $32.5 million from the Global composite asset reference value range, dividing by the number of shares of Global Common Stock outstanding and adjusting for the exercise of outstanding stock options, Petrie Parkman arrived at a composite equity reference value range per share of Global Common Stock on a fully-diluted basis of $16.00 to $21.00.


     DISCOUNTED CASH FLOW ANALYSIS -- GLOBAL. Under this method, Petrie Parkman calculated estimates of future after-tax cash flows for the reserve assets based on the reserve estimates referred to above and for the non-reserve assets utilizing information provided by Global. Three scenarios were evaluated in which the principal variables were oil and gas prices. The three pricing scenarios used by Petrie Parkman were based on benchmarks for posted prices for West Texas Intermediate equivalent crude oil and for spot sales of Louisiana offshore gas delivered to an interstate pipeline ("Pricing Case I," "Pricing Case II" and "Pricing Case III"). To these benchmarks, Petrie Parkman applied appropriate quality and transportation adjustments. For Pricing Cases I, II, and III, benchmark oil prices were projected to be $16.00, $17.50, and $19.00 per barrel, respectively, for 1996 and to escalate annually thereafter at the rates of 4.0%, 5.0%, and 5.0%, respectively; oil prices in each pricing case were capped at $50.00 per barrel. Benchmark gas prices for 1996 and 1997 were based on the 6-month NYMEX natural gas strip for the 6 months ended December 31, 1996 and the 12-month 1997 NYMEX natural gas strip (as of July 12, 1996), respectively. Benchmark gas prices for Pricing Cases I, II, and III for 1998 were projected to be $2.00, $2.21, and $2.37 MMbtu, respectively, and to escalate annually thereafter at the rates of 4.0%, 5.0%, and 5.0%, respectively; gas prices in each pricing case were capped at $6.00 per MMbtu. Operating and capital costs were escalated at 3.0% per year. Other factors involved in this analysis included the use of after-tax discount rates ranging from 10.0% to 25.0%, a carry-over of Global's existing tax positions, and the evaluation of certain other assets of Global. This methodology resulted in asset reference value ranges of $297.7 million to $370.9 million for Pricing Case I, $340.9 million to $427.1 million for Pricing Case II, and $376.5 million to $468.6 million for Pricing Case III.


     COMPARABLE TRANSACTIONS ANALYSIS -- GLOBAL. Petrie Parkman reviewed certain publicly-available information on 98 oil and gas property acquisition transactions greater than five million dollars involving U.S. Gulf of Mexico, U.S. Gulf Coast, U.S. Rockies and other, and international assets which took place between January 1993 and July 1996 (and two such transactions for which Petrie Parkman had proprietary information). Petrie Parkman calculated purchase price multiples of equivalent proved reserves for the acquired assets in each transaction. (In all Comparable Transactions Analysis summaries, the highest, average, and lowest multiples presented exclude the transactions for which certain historical measures were not available). The highest, average, and lowest multiples of barrel of oil equivalent using a six Mcf of gas to one barrel of oil conversion ratio ("BOE6") for the U.S. Gulf of Mexico transactions were $9.58, $5.07, and $1.06, respectively. The highest, average, and lowest multiples of BOE6 for the U.S. Gulf Coast transactions were $13.61, $5.52, and $1.52, respectively. The highest, average, and lowest multiples of BOE6 for the U.S. Rockies and Other transactions were $14.24, $5.12, and $2.07, respectively. The highest, average, and lowest multiples of barrel of oil equivalent using a ten Mcf of gas to one barrel of oil conversion ratio ("BOE10") for the International transactions were $10.63, $3.41, and $0.29, respectively. Petrie Parkman determined that, with respect to Global, the appropriate benchmark multiples for equivalent proved reserves for the U.S. Gulf of Mexico, U.S. Gulf Coast, U.S. Rockies and Other, and International assets were in the ranges of $6.00 to $8.00 per BOE6, $6.00 to $7.00 per BOE6, $3.50 to $5.00 per BOE6 and
$3.00 to $5.00 per BOE10, respectively. These benchmarks were applied by Petrie Parkman to Global's corresponding proved reserve figures for each of the geographic regions to yield asset reference value ranges for Global's reserves. Following adjustments for Global's non-reserve assets, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $235 million to $350 million.


     In addition, Petrie Parkman reviewed certain publicly-available information on 38 company acquisition transactions and offers for control in the oil and gas exploration and production industry which took place between January 1994 and May 1996. Using publicly-available information, Petrie Parkman calculated total investment (purchase price plus obligations assumed) multiples of gross pretax cash flow for the target company in each transaction. For these 38 transactions, the highest, average, and lowest multiples of gross pretax cash flow were 27.3x, 8.3x, and 0.7x, respectively. Petrie Parkman also calculated purchase price multiples of discretionary cash flow and implied purchase price of reserves (total investment less estimated values of non-reserve assets) multiples of SEC Value (as defined below) and equivalent proved reserves for the target company in each transaction. The highest, average, and lowest multiples of discretionary cash flow were 24.6x, 8.2x, and 0.8x, respectively. The highest, average, and lowest multiples of SEC Value were 2.9x, 1.3x, and 0.3x, respectively. The highest, average, and lowest multiples of equivalent proved reserves were $12.50, $5.02, and $0.82 per BOE6, respectively. The highest, average, and lowest multiples of equivalent proved reserves were $15.06, $6.90, and $1.18 per BOE10, respectively. Petrie Parkman determined that, with respect to Global, the appropriate benchmark multiples for gross pretax cash flow, discretionary cash flow, SEC Value, and equivalent proved reserves were in the ranges of 10.0 to 15.0x, 10.0 to 15.0x, 1.5 to 2.5x, $6.00 to $10.00 per BOE6, and $7.00 to $11.00
per BOE10, respectively. These benchmark multiples were applied by Petrie Parkman to Global's gross pretax cash flow, discretionary cash flow, SEC Value, and equivalent proved reserves. For 31 of these acquisitions and offers for control which involved publicly-traded target companies and which occurred between June 1994 and May 1996, Petrie Parkman also performed a premium analysis which compared the offer price per target share with the target's share price for the periods of one day, 30 days, and 60 days prior to public announcement of the offer. The highest, average, and lowest premiums (excess of offer price over target price stated as a percentage above the target price) for each of these three periods were 86.6%, 17.7%, and -15.8% for one day prior, respectively, 76.4%, 30.2%, and -24.5% for 30 days prior, respectively, and 86.6%, 29.0%, and
- -24.5% for 60 days prior, respectively. Petrie Parkman determined that, with respect to Global, the appropriate benchmarks for premium to target price one day prior, 30 days prior, and 60 days prior were in the ranges of 25% to 40%, 25% to 45%, and 20% to 40%, respectively. These premium benchmarks were applied by Petrie Parkman to the corresponding stock prices of Global. Following adjustments for Global's non-reserve assets as appropriate, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $450 million to $600 million.


     CAPITAL MARKET COMPARISON -- GLOBAL. Using publicly-available information, Petrie Parkman calculated adjusted capitalization multiples of certain historical financial criteria (such as gross pretax cash flow, operating cash flow, and standardized measure of discounted future net cash flows ("SEC Value")) and of equivalent proved reserves, and market capitalization (market value of common equity) multiples of certain historical financial criteria (such as discretionary cash flow) for a universe of 177 publicly-traded energy companies. The adjusted capitalization of each company was obtained by adding its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (if publicly-traded or liquidation or book value if not), and the book value of its minority interest in other companies minus its cash balance. Through a serial process of elimination, Petrie Parkman generated two categories of companies for comparison with Global (U.S. Explorers and companies with similar reserve locations) based on its judgments of the growth strategies and operational characteristics of each company.

     Ten of these companies -- Anadarko Petroleum Corporation, Barrett Resources Corporation, Benton Oil and Gas Company, Cairn Energy USA, Inc., Chesapeake Energy Corporation, Enron Oil & Gas Company, Pogo Producing Company, Tom Brown, Inc., Triton Energy Corporation, and United Meridian Corporation -- which in Petrie Parkman's judgment were relevant to an evaluation of Global in the context of a U.S. explorer, were examined in greater detail. For these ten companies, the highest, average, and lowest adjusted capitalization multiples of gross pretax cash flow were 48.0x, 18.2x, and 10.3x, respectively. The highest, average, and lowest adjusted capitalization multiples of operating cash flow were 38.2x, 15.2x, and 9.3x, respectively. The highest, average, and lowest adjusted capitalization multiples of SEC Value were 9.0x, 4.0x, and 2.3x, respectively. The highest, average, and lowest adjusted capitalization multiples of equivalent proved reserves were $35.49, $14.83, and $7.48 per BOE6, respectively. The highest, average, and lowest adjusted capitalization multiples of equivalent proved reserves were $54.57, $18.38, and $7.75 BOE10, respectively. The highest, average, and lowest market capitalization multiples of discretionary cash flow were 40.6x, 17.4x, and 10.2x, respectively. Petrie Parkman determined that, with respect to Global, the appropriate benchmarks for adjusted capitalization multiples for gross pretax cash flow, operating cash flow, SEC Value, and equivalent proved reserves were in the ranges of 12.0 to 16.0x, 10.0 to 13.0x, 2.5 to 3.5x, $8.00 to $12.00 per BOE6, and $11.00 to
$15.00 per BOE10, respectively, and that the appropriate benchmark market capitalization multiples for discretionary cash flow were in the range of 12.0 to 18.0x. These benchmark multiples were applied by Petrie Parkman to Global's historical gross pretax cash flow, operating cash flow, SEC Value, discretionary cash flow, and equivalent proved reserves, respectively. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $550 million to $750 million.

     Eleven of these companies -- Anadarko Petroleum Corporation, Apache Corporation, Benton Oil and Gas Company, Chieftain International, Inc., Oryx Energy Company, Pogo Producing Company, Santa Fe Energy Resources, Inc., Seagull, St. Mary Land & Exploration Company, Union Texas Petroleum Holdings, Inc., and United Meridian Corporation -- which in Petrie Parkman's judgment were relevant to an evaluation of Global in the context of reserve location, were examined in greater detail. For these eleven companies, the highest, average, and lowest adjusted capitalization multiples of gross pretax cash flow were 20.3x, 11.3x, and 4.2x, respectively. The highest, average, and lowest adjusted capitalization multiples of operating cash flow were 17.4x, 9.6x, and 4.0x, respectively. The highest, average, and lowest adjusted capitalization multiples of SEC Value were 3.6x, 2.2x, and 1.3x, respectively. The highest, average, and lowest adjusted capitalization multiples of equivalent proved reserves were $13.83, $7.99, and $4.95 per BOE6, respectively. The highest, average, and lowest adjusted capitalization multiples of equivalent proved reserves were $18.05, $10.31, and $5.30 per BOE10, respectively. The highest, average, and lowest market capitalization multiples of discretionary cash flow were 18.6x, 10.0x, and 2.6x, respectively. Petrie Parkman determined that, with respect to Global, the appropriate benchmark adjusted capitalization multiples for gross pretax cash flow, operating cash flow, SEC Value, and equivalent proved reserves were in the ranges of 12.0 to 16.0x, 9.0 to 15.0x, 2.0 to 3.0x, $7.00 to $11.00
per BOE6, and $8.00 to $12.00 per BOE10, respectively, and that the appropriate benchmark market capitalization multiples for discretionary cash flow were in the range of 12.0 to 15.0x. These benchmark multiples were applied by Petrie Parkman to Global's historical gross pretax cash flow, operating cash flow, SEC Value, discretionary cash flow, and equivalent proved reserves, respectively. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $475 million to $675 million.

     GOING CONCERN ANALYSIS -- GLOBAL. Under this method, Petrie Parkman projected potential financial performance for Global without giving effect to the Merger for the five year period 1996 through 2000 using the three oil and gas pricing scenarios described above. These projections were prepared utilizing certain information and projections prepared or provided by Global management as well as numerous assumptions, including two success cases ("Moderate Success Case" and "High Success Case," respectively). The two success cases differed in the amount of gross reserve additions (to the 100% interest) from future oil and gas discoveries. The High Success Case assumed reserve additions in (i) Egypt of 250 million equivalent barrels of oil ("BOE"); (ii) Cote d'Ivoire of 70 million BOE; and (iii) the U.S. of 100 billion cubic feet of gas. The Moderate Success Case assumed reserve additions in Egypt and Cote d'Ivoire of one half that of the High Success Case and in the U.S. equal to that of the High Success Case. The High Success Case also utilized higher realized prices for Russian domestic use oil than current pricing which was utilized in the Moderate Success Case. Other factors included discount rates of 15.0% to 20.0%, terminal multiples of 5.0x. 6.0x and 7.0x projected 2000 discretionary cash flow, and utilization of Global's existing tax position.

     This methodology resulted in ranges of equity reference values per share of Global (on a primary basis) using a terminal multiple of 5.0x projected 2000 discretionary cash flow under the Moderate Success Case of $10.11 to $11.99 using Pricing Case I, $12.22 to $14.49 using Pricing Case II, and $13.82 to $16.39 using Pricing Case III, and under the High Success Case of $14.40 to $17.08 using Pricing Case I, $17.21 to $20.40 using Pricing Case II, and $19.30 to $22.89 using Pricing Case III. Use of a terminal multiple of 6.0x projected 2000 discretionary cash flow yielded equity reference values per share of Global (on a primary basis) under the Moderate Success Case of $11.90 to $14.10 using Pricing Case I, $14.31 to $16.96 using Pricing Case II, and $16.13 to $19.12 using Pricing Case III and under the High Success Case of $17.06 to $20.22 using Pricing Case I, $20.26 to $24.02 using Pricing Case II, and $22.65 to $26.85 using Pricing Case III. Use of a terminal multiple of 7.0x projected 2000 discretionary cash flow yielded equity reference values per share of Global (on a primary basis) under the Moderate Success Case of $13.68 to $16.22 using Pricing Case I, $16.39 to $19.43 using Pricing Case II, and $18.43 to $21.85 using Pricing Case III and under the High Success Case of $19.71 to $23.36 using Pricing Case I, $23.31 to $27.63 using Pricing Case II, and $25.99 to $30.82 using Pricing Case III. From these equity reference value ranges, Petrie Parkman determined composite asset reference value ranges under this method of $463.9 million to $582.9 million for the Moderate Success Case and $687.1 million to $806.1 million for the High Success Case.

     DISCOUNTED CASH FLOW ANALYSIS -- SEAGULL. Under this method, Petrie Parkman calculated estimates of future after-tax cash flows for the reserve assets based on the reserve estimate referred to above and for the non-reserve assets utilizing information provided by Seagull. Three scenarios were evaluated in which the principal variables were the oil and gas price scenarios described above. Other factors involved in this analysis included the use of after-tax discount rates ranging from 10.0% to 25.0%, a carry-over of Seagull's existing tax positions, and the evaluation of certain other assets of Seagull. This methodology resulted in asset reference value ranges of $913.0 million to $1,040.7 million for Pricing Case I, $999.8 million to $1,142.6 million for Pricing Case II, and $1,054.6 million to $1,204.8 million for Pricing Case III.


     COMPARABLE TRANSACTIONS ANALYSIS -- SEAGULL. Petrie Parkman reviewed certain publicly-available information on 88 oil and gas property acquisition transactions greater than five million dollars involving U.S. Gulf of Mexico, U.S. Mid-Continent, U.S. East Texas Area, and Canadian assets which took place between January 1993 and July 1996. Using publicly-available information, Petrie Parkman calculated purchase price multiples of equivalent proved reserves for the acquired assets in each transaction. The highest, average, and lowest multiples of Mcf equivalent using a six Mcf of natural gas to one barrel of oil conversion ratio ("Mcfe6") for the U.S. Gulf of Mexico transactions were $1.60, $0.84, and $0.18, respectively. The highest, average, and lowest multiples of Mcfe6 for the U.S. Mid-Continent transactions were $1.46, $0.77, and $0.45, respectively. The highest, average, and lowest multiples of Mcfe6 for the U.S. East Texas Area transactions were $1.19, $0.73, and $0.37, respectively. The highest, average, and lowest multiples of Mcfe6 for the Canadian transactions were $1.75, $0.65, and $0.23, respectively. The highest, average, and lowest multiples of Mcf equivalent using a ten Mcf of natural gas to one barrel of oil conversion ratio ("Mcfe10") for the U.S. Gulf of Mexico transactions were $1.60, $0.71, and $0.18, respectively. The highest, average, and lowest multiples of Mcfe10 for the U.S. Mid-Continent transactions were $1.06, $0.66, and $0.32, respectively. The highest, average, and lowest multiples of Mcfe10 for the U.S. East Texas Area transactions were $1.02, $0.63, and $0.37, respectively. The highest, average, and lowest multiples of Mcfe10 for the Canadian transactions were $1.05, $0.50, and $0.19, respectively. Petrie Parkman determined that, with respect to Seagull, the appropriate benchmark multiples for equivalent proved reserves for the U.S. Gulf of Mexico, U.S. Mid-Continent, U.S. East Texas Area and Canadian assets were in the ranges of $1.00 to $1.35 per Mcfe6, $0.75 to $1.10 per Mcfe6, $0.80 to $1.00 per Mcfe6 and $0.55 to $0.75 per Mcfe6, respectively, and in the ranges of $0.80 to $1.20 per Mcfe10, $0.55 to $0.95 per Mcfe10, $0.70 to $0.90
per Mcfe10 and $0.45 to $0.65 per Mcfe10, respectively. These benchmarks were applied by Petrie Parkman to Seagull's corresponding proved reserve figures for each of the geographic regions to yield asset reference value ranges for Seagull's reserves. Following adjustments for Seagull's non-reserve assets, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $996 million to $1,281 million.

     In addition, Petrie Parkman reviewed certain publicly-available information on 45 company acquisition transactions and offers for control in the oil and gas exploration and production industry which took place between March 1993 and May 1996. Using publicly-available information, Petrie Parkman calculated total investment multiples of gross pretax cash flow for the target company in each transaction. For these 45 transactions, the highest, average, and lowest multiples of gross pretax cash flow were 27.3x, 7.9x, and 0.7x, respectively. Petrie Parkman also calculated purchase price multiples of discretionary cash flow and implied purchase price of reserves multiples of SEC Value and equivalent proved reserves for the target company in each transaction. The highest, average, and lowest multiples of discretionary cash flow were 24.6x, 7.5x, and 0.4x, respectively. The highest, average, and lowest multiples of SEC Value were 2.9x, 1.3x, and 0.2x, respectively. The highest, average, and lowest multiples of equivalent proved reserves were $2.08, $0.81, and $0.08 per Mcfe6, respectively. The highest, average, and lowest multiples of equivalent proved reserves were $1.51, $0.67, and $0.07 per Mcfe10, respectively. Petrie Parkman determined that, with respect to Seagull, the appropriate benchmark multiples for gross pretax cash flow, discretionary cash flow, SEC Value, and equivalent proved reserves were in the ranges of 6.0 to 8.0x, 5.0 to 8.0x, 1.3 to 1.8x, $0.85 to $1.20 per Mcfe6 and $1.20 to $1.50 per Mcfe10, respectively. These benchmark multiples were applied by Petrie Parkman to Seagull's historical gross pretax cash flow, discretionary cash flow, SEC Value, and equivalent proved reserves based on the reserve estimates referred to above. For 31 of these acquisitions and offers for control which involved publicly-traded target companies and which occurred between June 1994 and May 1996, Petrie Parkman also performed a premium analysis which compared the offer price per target share with the target's share price for the periods of one day, 30 days, and 60 days prior to announcement of the offer. The highest, average, and lowest premiums for each of these three periods were 86.6%, 17.7%, and -15.8% for one day prior, respectively, 76.4%, 30.2%, and -24.5% for 30 days prior, respectively, and 86.6%, 29.0%, and -24.5% for 60 days prior, respectively. Petrie Parkman determined that, with respect to Seagull, the appropriate benchmarks for premium to target price one day prior, 30 days prior, and 60 days prior were in the ranges of 25% to 40%, 25% to 45%, and 20% to 40%, respectively. These premium benchmarks were applied by Petrie Parkman to the corresponding stock price of Seagull. Following adjustments for Seagull's non-reserve assets as appropriate, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $1,250 million to $1,550 million.


     CAPITAL MARKET COMPARISON -- SEAGULL. Using publicly-available information, Petrie Parkman calculated adjusted capitalization multiples of certain historical financial criteria (such as gross pretax cash flow, operating cash flow, and SEC Value) and of equivalent proved reserves, and market capitalization multiples of certain historical financial criteria (such as discretionary cash flow) for a universe of 33 publicly-traded U.S.-based independent oil and gas companies with adjusted capitalizations greater than $500 million. Thirteen of these companies, which in Petrie Parkman's judgment were more relevant to an evaluation of Seagull, were examined in greater detail:
Anadarko Petroleum Corporation, Apache Corporation, Enron Oil & Gas Company, Enserch Corporation, Louis Dreyfus Natural Gas Corporation, Louisiana Land and Exploration Company, Noble Affiliates, Inc., Nuevo Energy Corporation, Parker & Parsley Petroleum Company, Pogo Producing Company, Santa Fe Energy Resources, Inc., Snyder Oil Corporation and Vastar Resources, Inc. For these 13 companies, the highest, average, and lowest adjusted capitalization multiples of gross pretax cash flow were 16.1x, 8.9x, and 4.4x, respectively. The highest, average, and lowest adjusted capitalization multiples of operating cash flow were 13.1x, 7.7x, and 3.9x, respectively. The highest, average, and lowest adjusted capitalization multiples of SEC Value were 3.8x, 2.0x, and 0.9x, respectively. The highest, average, and lowest adjusted capitalization multiples of equivalent proved reserves were $2.38, $1.27, and $0.45 per Mcfe6, respectively. The highest, average, and lowest adjusted capitalization multiples of equivalent proved reserves were $1.83, $1.03, and $0.31 per Mcfe10, respectively. The highest, average, and lowest market capitalization multiples of discretionary cash flow were 15.1x, 8.1x, and 4.8x, respectively. Petrie Parkman determined that, with respect to Seagull, the appropriate benchmark adjusted capitalization multiples for gross pretax cash flow, operating cash flow, SEC Value, and equivalent proved reserves were in the ranges of 6.5 to 7.5x, 6.0 to 7.0x, 1.5 to 2.0x, and $1.00 to $1.40 per Mcfe6,
and $0.90 to $1.20 per Mcfe10, respectively, and that the appropriate benchmark market capitalization multiples for discretionary cash flow were in the range of
6.0 to 7.5x. These benchmark multiples were applied by Petrie Parkman to Seagull's historical gross pretax cash flow, operating cash flow, SEC Value, discretionary cash flow and equivalent proved reserves based on the reserve estimates referred to above. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $1,200 million to $1,450 million.

     GOING CONCERN ANALYSIS -- SEAGULL. Under this method, Petrie Parkman projected potential financial performance for Seagull without giving effect to the Merger for the five year period 1996 through 2000 using the three oil and gas pricing scenarios described above. These projections were prepared utilizing certain information and projections prepared or provided by Seagull management as well as numerous assumptions, including two success cases ("Moderate Success Case" and "High Success Case," respectively). The Moderate Success Case assumed reserve additions based on a finding cost of $5.00 per BOE versus the High Success Case which assumed reserve additions based on a finding cost of $4.00 per BOE. Other factors included discount rates of 15.0% to 20.0%, terminal multiples of 5.0x, 6.0x and 7.0x projected 2000 discretionary cash flow, variations in growth rates of Seagull's gas transmission and pipeline and marketing businesses, and utilization of Seagull's existing tax position.

     This methodology resulted in ranges of equity reference values per share of Seagull (on a primary basis) using a terminal multiple of 5.0x projected 2000 discretionary cash flow under the Moderate Success Case of $17.80 to $21.10 using Pricing Case I, $21.62 to $25.63 using Pricing Case II, and $24.34 to $28.86 using Pricing Case III, and under the High Success Case of $19.84 to $23.52 using Pricing Case I, $24.08 to $28.55 using Pricing Case II, and $26.92 to $31.92 using Pricing Case III. Use of a terminal multiple of 6.0x projected 2000 discretionary cash flow yielded equity reference values per share of Seagull (on a primary basis) under the Moderate Success Case of $20.77 to $24.63 using Pricing Case I, $25.11 to $29.77 using Pricing Case II, and $28.15 to $33.37 using Pricing Case III and under the High Success Case of $23.12 to $27.41 using Pricing Case I, $27.91 to $33.09 using Pricing Case II, and $31.09 to $36.86 using Pricing Case III. Use of a terminal multiple of 7.0x projected 2000 discretionary cash flow yielded equity reference values per share of Seagull (on a primary basis) under the Moderate Success Case of $23.75 to $28.16 using Pricing Case I, $28.59 to $33.90 using Pricing Case II, and $31.96 to $37.89 using Pricing Case III and under the High Success Case of $26.40 to $31.29 using Pricing Case I, $31.73 to $37.62 using Pricing Case II, and $35.25 to $41.80 using Pricing Case III. From these equity reference value ranges, Petrie Parkman determined composite asset reference value ranges under this method of $1,434 million to $1,616 million for the Moderate Success Case and $1,543 million to $1,726 million for the High Success Case.

     PRO FORMA MERGER ANALYSIS. Petrie Parkman analyzed certain pro forma financial effects from the Merger for the five-year period 1996 through 2000 after considering the aforementioned information. In connection with such analysis, Petrie Parkman assessed the past performance of the managements of Seagull and Global, reviewed the estimates and projections prepared or provided by the managements of Global and Seagull, and had discussions with members of the management of Global and Seagull with respect to the current operations and the future financial and operating performance of Seagull on a stand-alone basis and after giving effect to the Merger, but relied only to a limited degree on these estimates and projections in conducting its pro forma merger analysis. Under a scenario in which the combined company significantly reduced its balance sheet leverage during the period 1996 through 2000, Petrie Parkman's analysis indicated that the contemplated transaction would, during such period, be accretive to projected Seagull earnings per share and dilutive to discretionary cash flow per share. Petrie Parkman concluded that, based on its analysis, the contemplated transaction would not be dilutive to earnings per share over the period analyzed and would not result in higher financial leverage, thus supporting its opinion.

     The description set forth above constitutes a summary of the material analyses and assumptions employed by Petrie Parkman in rendering its opinion to the Global Board of Directors. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex process, judgmental in nature, and not necessarily susceptible to partial analysis or summary description. In its analyses, Petrie Parkman made numerous assumptions with respect to industry performance, capital market conditions, general business, political, and economic conditions, and other matters, many of which are beyond the control of Global and Seagull. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. The analyses were prepared solely for the purpose of Petrie Parkman's providing its opinion to the Global Board of Directors as to the fairness of the Merger Consideration to the Global stockholders. Analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, no assurances can be given that such estimates will prove to be accurate.

     As described above, Petrie Parkman's opinion and presentation to the Global Board of Directors was one of many factors taken into consideration by the Global Board of Directors in making its determination to approve and recommend the transaction contemplated in the Merger Agreement.

     Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Global selected Petrie Parkman as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     Pursuant to the terms of the engagement letter dated July 8, 1996, Global has agreed to pay Petrie Parkman a transaction fee of $1,500,000, contingent upon and payable upon consummation of the Merger. Whether or not the Merger is consummated, Global has also agreed to reimburse Petrie Parkman for its out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify Petrie Parkman and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.


     DLJ OPINION TO THE SEAGULL BOARD OF DIRECTORS. As part of its role as financial advisor to Seagull, DLJ was asked to render an opinion to the Board of Directors of Seagull as to the fairness to Seagull and its shareholders of the Common Stock Exchange Ratio. On July 22, 1996, DLJ delivered to the Board of Directors of Seagull its written opinion that, based upon and subject to the provisions set forth in such opinion, the Common Stock Exchange Ratio is fair to Seagull and its shareholders from a financial point of view. DLJ also delivered to the Board of Directors of Seagull its written opinion to that effect dated the date of this Joint Proxy Statement/Prospectus (the "DLJ Opinion").



     A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX D. HOLDERS OF SEAGULL COMMON STOCK ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH OPINION.



     The DLJ Opinion was prepared for the Seagull Board of Directors and is directed only to the fairness of the Common Stock Exchange Ratio, from a financial point of view, to Seagull and its shareholders. The DLJ Opinion does not constitute a recommendation to any holder as to how to vote on the Merger. DLJ did not make any recommendation as to the form or amount of consideration to be paid by Seagull pursuant to the transactions contemplated by the Merger Agreement. Such consideration was determined by arm's length negotiations between Seagull and Global, in which negotiations DLJ advised Seagull management. The DLJ Opinion does not constitute an opinion as to the prices at which Seagull Common Stock will actually trade at any time. No restrictions or limitations were imposed by Seagull upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion.


     In arriving at its opinion, DLJ reviewed the Merger Agreement, as well as financial and other information that was publicly available or furnished to it by Seagull and Global, including information provided during discussions with their respective managements. Included in the information provided to DLJ were certain financial projections of Seagull prepared by management of Seagull, certain financial projections of Global prepared by the management of Global and certain financial information of Seagull and Global on a combined basis prepared by Seagull. In addition, DLJ compared certain financial and securities data of Seagull and Global with various other companies whose securities are traded in the public markets, reviewed historical stock prices and trading volumes of Seagull Common Stock and Global Common Stock, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.



     In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Seagull and Global and their respective representatives, or that was otherwise reviewed by it. In particular, DLJ relied upon the estimates of the managements of Seagull and Global of (i) the combined oil and gas reserves; (ii) projected annual production of such reserves; and (iii) exploration success and related production in certain domestic and international areas. In evaluating the undeveloped and exploratory properties of Global, DLJ relied on Seagull's assessment of the likely exploratory drilling success, related annual production and resultant economics of such operations. With respect to the financial projections supplied to it, DLJ assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Seagull and Global as to the future operating and financial performance of their respective companies. In addition, DLJ did not assume any responsibility for making any independent evaluation of the assets or liabilities of Seagull or Global or for independently verifying any of the information reviewed by it.


     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of certain factors and the principal financial analyses and the assumptions on which such analyses were based and other factors which were presented to the Board of Directors of Seagull by DLJ at a meeting on July 21, 1996. This summary does not purport to be a complete description of the analyses performed by DLJ. DLJ drew no specific conclusions from any of these analyses but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.


     For purposes of DLJ's analysis of the transaction, DLJ reviewed certain factors relating to Seagull and Global including, among others (i) historical common stock trading ratios (price of Global Common Stock divided by price of Seagull Common Stock) ("Historical Trading Ratios"); (ii) Seagull's trading range for its common stock during the ten trading day period prior to the announcement of the transaction ("Seagull Price Range"); and (iii) Global stock consideration sensitivities to varying Seagull Common Stock prices and Common Stock Exchange Ratios ("Consideration Sensitivity"). The average Historical Trading Ratios for the periods one year, six months and one month prior to July 18, 1996 were calculated to be 0.58, 0.63 and 0.65, respectively. The Seagull Price Range was $19.75 to $25.63. Based on an assumed Exchange Ratio range of
0.72 to 0.88 and assumed range of Seagull Common Stock prices of $20.00 to $28.00 per share, the Global Consideration Sensitivity ranged from $14.40 to $24.64 per share. For purposes of the following analyses of the transaction DLJ assumed a Seagull Common Stock price near the high end of the Seagull Price Range, $25.00 per share, and the mid-point of the Common Stock Exchange Ratio, 0.80.

     COMPARABLE TRANSACTION ANALYSIS: DLJ reviewed the implied valuation multiples of Apache Corporation's acquisition of Phoenix Resource Companies, Inc. (the "Phoenix/Apache Transaction"). DLJ believes the Phoenix/Apache Transaction is the most comparable to the Seagull/Global transaction due to (i) the specific international focus of the targets; (ii) the size of the transactions, and (iii) similarity of both Seagull's and Apache's reasons for the acquisition.

     DLJ's review included a comparison of (i) the ratio of enterprise value (defined as the sum of equity market capitalization, long-term debt and market value or liquidation value of preferred stock, less cash) to proved reserves as of December 31, 1995 ("Reserve Value"); (ii) the ratios of enterprise value to pre-tax SEC PV10, defined as the standardized measure of discounted future net cash flows ("PV10 Multiple"); (iii) the ratios of enterprise value to Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration expenses ("EBITDAX") for each of the 1995 fiscal year, the twelve months ended March 31, 1996 ("LTM") and projected EBITDAX for the 1996 and 1997 fiscal years ("EBITDAX Multiples"); and (iv) the ratios of equity value (defined as equity market capitalization) to Cash Flow From Operations before changes in working capital ("CFFO") for each of the 1995 fiscal year, the LTM and projected CFFO for the 1996 and 1997 fiscal years ("CFFO Multiples"). The implied Reserve Value was $1.75 per Mcfe for Global compared to $2.18/mcfe for Phoenix. The implied PV10 Multiple was 1.8x for Global compared to 3.0x for Phoenix. EBITDAX Multiples ranged from 5.8x to 15.9x for Global compared to 7.8x to 13.1x for Phoenix. The CFFO Multiples ranged from 8.5x to 18.5x for Global compared to 13.8x to 22.5x for Phoenix.

     COMPARABLE PUBLIC COMPANY ANALYSIS: DLJ compared selected historical and projected financial and operating data for Global to the means of the corresponding data and ratios of three of its most comparable peers. The companies included Pogo Producing Company, Triton Energy Corporation and United Meridian Corporation (collectively, the "Peer Group"). The implied Reserve Value was $1.75 for Global compared to $2.30 for the Peer Group. The implied PV10 Multiple was 1.8x for Global compared to 2.9x for the Peer Group. EBITDAX Multiples ranged from 5.8x to 15.9x for Global compared to 11.1x to 22.3x for the Peer Group. CFFO Multiples ranged from 8.5x to 18.5x for Global compared to 14.2x to 19.1x for the Peer Group.

     DISCOUNTED CASH FLOW ANALYSIS: As a basis for projecting future oil and gas production and resultant financial performance, management of Seagull developed three operating cases for Global: "Most Likely Case," "Downside Case," and "Upside Case." Each case assumed projected product prices consistent with Seagull's internal base case, adjusted for basis and quality differentials, but incorporated varying levels of exploratory success in Egypt, Ivory Coast and the United States. DLJ derived a discounted cash flow analysis for Global, assuming that existing reserves, as well as forecasted reserves added through exploration, were produced for their respective economic lives. The resultant after-tax, after capital expenditure cash flows were discounted at rates ranging from 10% to 15% ("Static DCF"). The implied Global equity values per share ranged from $17.55 to $21.38 for the Most Likely Case; $22.60 to $28.53 for the Upside Case; and $10.61 to $12.19 for the Downside Case. As an alternative discounted cash flow analysis, DLJ analyzed Global as a going-concern, applying assumed multiples of 5.0x to 7.0x to projected EBITDAX in 2001 ("Going-Concern DCF"). The implied Global equity values per share, using the same discount rates used in the Static DCF, ranged from $21.02 to $34.81 for the Most Likely Case; $28.29 to $46.80 for the Upside Case, and $14.34 to $22.93 for the Downside Case.

     PRO FORMA MERGER ANALYSIS: DLJ analyzed certain pro forma financial effects of the Merger. In conducting the analysis, the financial and operating effects of the Merger with Global were compared to Seagull's projected performance on a stand-alone basis under the three scenarios outlined above. Assuming the Most Likely Case over the five year period beginning January 1, 1997, and ending December 31, 2001, (i) CFFO per share ranged from 14% dilutive to 11% accretive, with a mean of 2% dilutive; (ii) earnings per share ranged from 78% accretive to 232% accretive, with a mean of 132% accretive; and (iii) long-term debt to EBITDAX ratios ranged from 22% lower to 50% lower, with a mean of 36% lower than Seagull on a stand-alone basis. Assuming the Upside Case over the five year period beginning January 1, 1997, and ending December 31, 2001, (i) CFFO per share ranged from 11% dilutive to 17% accretive with a mean of 7% accretive;
(ii) earnings per share ranged from 122% accretive to 319% accretive, with a mean of 194% accretive; (iii) long-term debt to EBITDAX ratios ranged from 22% lower to 67% lower, with a mean of 42% lower. Assuming the Downside Case over the five year period beginning January 1, 1997, and ending

December 31, 2001, (i) CFFO per share ranged from 12% dilutive to 18% dilutive, with a mean of 14% dilutive; (ii) earnings per share ranged from 24% accretive to 171% accretive, with a mean of 69% accretive; and (iii) long-term debt to EBITDAX ratios ranged from 17% lower to 50% lower, with a mean of 30% lower.


     CONTRIBUTION ANALYSIS: DLJ reviewed the relative contributions of Seagull, as a stand-alone enterprise, and Global, as a stand-alone enterprise. DLJ reviewed (i) estimates of proved reserves as of December 31, 1995 ("Reserves");
(ii) estimated oil and gas production in 1996 and 1999 ("Production"); (iii) equity values ("Equity Value"); (iv) enterprise value ("Enterprise Value"); and
(v) pre-tax SEC PV10 value ("PV10"), and going concern DCF value using Most Likely, Upside and Downside Cases for Global ("DCF"). DLJ estimated that Global contributed 24% of Reserves, 20% of 1996 Production, 37% of projected 1999 Production, 33% of Equity Value, 25% of Enterprise Value, 31% of PV10, 43% of DCF in the Most Likely Case, 33% of PV10 in the Downside Case and 50% of DCF in the Upside Case.



     EXCHANGE RATIO SENSITIVITY: For each of the five fiscal years 1997 through 2001, DLJ reviewed the estimated effect on CFFO per share and earnings per share ("EPS") of varying the Common Stock Exchange Ratio from 0.72 to 0.88. The analysis was based on the Global Most Likely Case and was compared to Seagull on a stand-alone basis. The effect on CFFO per share of varying the Common Stock Exchange Ratio ranged from dilution of $0.97 per share to accretion of $1.09 per share. The effect on EPS of varying the Common Stock Exchange Ratio ranged from accretion of $0.36 per share to accretion of $1.69 per share.


     OTHER QUALITATIVE ANALYSES: In addition to the analyses discussed above, DLJ reviewed certain aspects of the transaction it deemed relevant to the financial community. Included, among others, were (i) the value ascribed to exploratory acreage, potential cash flow dilution and retention of key Global management and technical personnel; (ii) potential impact of becoming a larger, better capitalized company; (iii) potential market reaction to increased exploratory focus and strategy; and (iv) selected pro forma operating and financial measures and their potential impact on cash flow valuation multiples.


     The summary set forth above does not purport to be a complete description of the analyses performed and factors considered by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. Furthermore, in arriving at its fairness opinion, DLJ did not attribute any particular weight to any analysis, or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by such analyses.


     Seagull selected DLJ as its exclusive financial advisor with respect to the Merger because DLJ is a nationally recognized investment banking firm that has substantial experience in energy related businesses and is familiar with Seagull, Global and their respective businesses. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Pursuant to the terms of the engagement letter dated July 15, 1995, Seagull has paid DLJ $500,000 in connection with rendering its opinion. In addition, Seagull has agreed to pay DLJ a transaction fee related to the Merger. Such transaction fee is expected to be approximately $3,000,000 and is contingent upon and payable following consummation of the Merger. Seagull also has agreed to indemnify DLJ against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. DLJ has, in the past, performed certain other investment banking services for Seagull and Global.

     In the ordinary course of business, DLJ actively trades debt and equity securities of Seagull and equity securities of Global for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Global's Board of Directors with respect to the Merger, Global's shareholders should be aware that certain members of Global's Board of Directors and officers have certain interests respecting the Merger separate from their interests as holders of Global Common Stock, including those referred to below.

     OFFICERS AND DIRECTORS OF SEAGULL. If approved by the shareholders of Seagull at the Seagull Special Meeting, at the Effective Time, Seagull's Board of Directors will be increased from 11 to 14 members and the Global Designees will fill the newly created vacancies. Global has informed Seagull that Robert
F. Vagt, R. A. Walker and Sidney R. Petersen will be the Global Designees. Each of the Global Designees is currently a director of Global.

     In addition, following the Effective Time, Barry J. Galt will continue as Chairman and Chief Executive Officer of Seagull, and Robert F. Vagt, currently the Chairman, President and Chief Executive Officer of Global, will become President and Chief Operating Officer of Seagull. See "Post-Merger Profile and Strategy -- Management."


     ADOPTION OF TERMINATION POLICY. Promptly following the Effective Time, Seagull will duly adopt a policy, in form mutually agreeable to Seagull and Global, in their reasonable judgment, covering each employee of Global that is employed by Global as of the Effective Time ("Retained Employee") to provide that if at any time during the period ending on the second anniversary of the Effective Time, the employment of such Retained Employee is terminated for any reason (other than for cause) or such Retained Employee terminates his employment because of a modification in his duties or responsibilities in an adverse manner following the Effective Time, then (i) (x) all Global Stock Options (after giving effect to the Merger Agreement) and (y) all options to acquire Seagull Common Stock granted to such Retained Employee following the Effective Time that relate to or were otherwise issued in connection with such Global Stock Options ("Seagull Stock Options"), which Global Stock Options and Seagull Stock Options were exercisable as of the date of termination of his employment (the "Termination Date"), shall continue to be exercisable by such Retained Employee, his estate or any person who acquired any such Global Stock Options or Seagull Stock Options by will or the laws of descent and distribution at any time on or before the first anniversary of the Termination Date, and (ii) the vesting of all such Global Stock Options and such Seagull Stock Options that were held by such Retained Employee but were not exercisable as of the Termination Date shall, on and as of the Termination Date, be accelerated and such options shall be exercisable in full by him, his estate or any person who acquired any such Global Stock Options or Seagull Stock Options by will or the laws of descent and distribution at any time on or before the first anniversary of the Termination Date. The policy described above will contain provisions that limit its applicability to any incentive stock option (within the meaning of the Code) if and to the extent that such applicability would result in a "modification" (within the meaning of the Code and the rules thereunder) of any such incentive stock option.


     INDEMNIFICATION. The Merger Agreement provides that, for six years after the Effective Time, Seagull will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Global and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Seagull)) arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under New Jersey law or Global's Restated Certificate of Incorporation, Bylaws or written indemnification agreements in effect at the date of the Merger Agreement. In addition, Seagull shall cause the Surviving Corporation to maintain Global's existing directors' and officers' insurance for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that the

Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers and provided that the Surviving Corporation is not obligated to pay more than $1,000,000 for such insurance during such period. See "Certain Terms of the Merger Agreement -- Indemnification of Directors and Officers."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of Global Common Stock and is based upon current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service (the "IRS") and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules which may modify or alter the following discussion, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. HOLDERS OF GLOBAL COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     Seagull has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, that Seagull, Merger Sub and Global will each be a party to that reorganization, and that Seagull, Merger Sub and Global will not recognize any gain or loss as a result of the Merger. Global has received from its special tax counsel, Fulbright & Jaworski, L.L.P., an opinion to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, that Seagull, Merger Sub and Global will each be a party to that reorganization, and that the shareholders of Global will not recognize any gain or loss upon the receipt of Seagull Common Stock in exchange for their Global Common Stock except with respect to cash received in lieu of fractional shares of Seagull Common Stock. Such opinions are subject to certain assumptions and based on certain representations of Seagull, Merger Sub and Global. Shareholders of Global should be aware that such opinions are not binding on the IRS, and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court.

     Assuming the Merger qualifies as a reorganization under section 368(a) of the Code, the following federal income tax consequences will occur:

          (a) no gain or loss will be recognized by Seagull, Merger Sub or Global by reason of the Merger;

          (b) no gain or loss will be recognized by a holder of Global Common Stock upon the exchange of all of such holder's shares of Global Common Stock solely for shares of Seagull Common Stock pursuant to the Merger;

          (c) the aggregate basis of the shares of Seagull Common Stock received by a holder of Global Common Stock (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Global Common Stock surrendered in exchange therefor;

          (d) the holding period of the shares of Seagull Common Stock received by a holder of Global Common Stock (including any fractional share deemed received) will include the holding period of the shares of Global Common Stock surrendered in exchange therefor, provided that such shares of Global Common Stock are held as capital assets at the Effective Time; and

          (e) a holder of Global Common Stock who receives cash in lieu of a fractional share of Seagull Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the Global Common Stock is held by such shareholder as a capital asset at the Effective Time and the holding period for the fractional share (as described in paragraph (d) above) is more than one year.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. See "Unaudited Pro Forma Condensed Financial Information."


     Seagull and Global have been advised by their independent public accountants, KPMG Peat Marwick LLP, that the Merger should be treated as a pooling of interests in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon the written confirmation of such advice. Also, such advice contemplates that each person who may be deemed an affiliate of Global or Seagull will enter into an agreement with Seagull not to sell or otherwise transfer any shares of Global Common Stock or Seagull Common Stock, as the case may be, within 30 days prior to the Effective Time or any Seagull Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Seagull and Global. In accordance with the provisions of the Merger Agreement, Seagull and Global will use all reasonable efforts to obtain executed Affiliates' Agreements from all persons known to the managements of Seagull or Global to be affiliates of such corporations, respectively.


GOVERNMENTAL AND REGULATORY APPROVALS


     Transactions such as the Merger are reviewed by the Department of Justice and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Seagull and Global filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act on August 29, 1996. In addition, because of the number of shares of Seagull Common Stock to be received by Prudential in the Merger, Seagull and Prudential filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act on August 29, 1996. Unless earlier terminated or a request for additional information is made, the applicable waiting period for each of these filings will expire on September 28, 1996.


     At any time before or after the Effective Time, the Department of Justice, the FTC, a state Attorney General or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Seagull to divest itself, in whole or in part, of Global or of other businesses conducted by Seagull. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Seagull and Global will prevail.

     Seagull and Global are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws. For a description of certain action by the Commission that is necessary in connection with the Voting Agreement, see "Voting Agreement."

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Seagull Common Stock to be received by Global shareholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Seagull Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Global prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case any such person should become an affiliate of Seagull, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under guidelines published by the Commission, the sale or other disposition of Seagull Common Stock or Global Common Stock by an affiliate of either Seagull or Global, as the case may be, within 30 days prior to the Effective Time or the sale or other disposition of Seagull Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Seagull and Global (the

"Pooling Period") could preclude pooling of interests accounting treatment of the Merger. Accordingly, the Merger Agreement provides that each of Global and Seagull will use all reasonable efforts to cause its affiliates to execute an agreement (an "Affiliates' Agreement"), in mutually agreeable form, to the effect that such persons will not sell, transfer or otherwise dispose of any shares of Global Common Stock or Seagull Common Stock, as the case may be, during the Pooling Period and, with respect to affiliates of Global, that such persons will not sell, transfer or otherwise dispose of Seagull Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. In addition, Prudential is party to a registration rights agreement dated August 3, 1987 (the "Registration Rights Agreement") with Global, which grants Prudential certain demand and piggy-back registration rights, subject to customary limitations. Pursuant to the Merger Agreement, Seagull has agreed to assume Global's obligations under the Registration Rights Agreement.


GLOBAL PREFERRED SHARE PURCHASE RIGHTS PLAN

     In October 1988, the Board of Directors of Global adopted a preferred share rights plan (the "Rights Plan") pursuant to which holders of Global's Common Stock were issued rights ("Rights") to purchase shares of a series of Global preferred stock. Generally, the Rights are exercisable only if a person or group acquires 20% or more of Global's outstanding voting stock. The Rights are exercisable on the tenth business day after the Shares Acquisition Date (as defined in the Rights Plan) or such later date as determined by the Global Board of Directors. Each Right entitles the holder thereof to buy one one-hundredth of a share of Series B Junior Preferred Stock ("Preferred Stock") at an exercise price of $20.00 per Right, subject to anti-dilution provisions.

     In addition to the right to purchase Preferred Stock, in the event that Global is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that Global is the surviving corporation in a merger and the Global Common Stock is not changed or exchanged, each holder of a Right, other than Rights that are beneficially owned by the acquiring person (the "Acquiring Person") (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Global Common Stock having a market value of two times the exercise price of the Right.

     In the event that a person or group acquires 20% or more of the outstanding Global Common Stock, then each Right (other than Rights owned by the Acquiring Person and its affiliates and associates and all transferees thereof) will entitle the holder to purchase, for the exercise price, a number of shares of Global Common Stock having a then current market value of two times the exercise price of the Right. If this provision becomes effective and the Acquiring Person owns less than 50% of the Global Common Stock then outstanding, the Global Board of Directors would have the option to redeem the Rights in exchange for Global Common Stock at the rate of one share for each two shares for which the Rights are then exercisable.

     The Rights Plan was amended as of July 22, 1996 to provide that Seagull, Merger Sub and their affiliates or associates will not become an Acquiring Person by virtue of the announcement, approval, execution or delivery of the Merger Agreement or the consummation of the Merger and the other transactions contemplated thereby and that such announcement, approval, execution, delivery or consummation will not give rise to a Distribution Date (as defined in the Rights Plan) or Shares Acquisition Date under the Rights Plan or otherwise trigger the exercisability of the Rights.

FACTORS AFFECTING FORWARD-LOOKING STATEMENTS

     Certain of the information set forth under the captions "Post-Merger Profile and Strategy -- Strategy," "-- Global's Reasons for the Merger; Recommendation of Board of Directors of Global," "-- Seagull's Reasons for the Merger; Recommendation of the Seagull Board of Directors" and "Opinions of Financial Advisors" contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including projections, estimates and expectations. Although Seagull and

Global believe that such projections, estimates and expectations are based on reasonable assumptions, they can give no assurance that such projections, estimates and expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include political developments in foreign countries, federal and state regulatory developments, the timing and extent of changes in commodity prices, the extent of success in acquiring oil and gas properties and in discovering, developing and producing reserves and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements. See "Risk Factors and Other Considerations" for further information with respect to certain of such factors. In addition, certain of such projections and expectations are based on historical results, which may not be indicative of future performance. See "Unaudited Pro Forma Condensed Financial Information."

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Capitalized terms used but not defined herein are defined in the Merger Agreement and used herein with the same meaning as ascribed thereto in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that, as soon as practicable after the satisfaction or waiver of the conditions to effecting the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of New Jersey in such form as required by, and executed in accordance with, the relevant provisions of the NJBCA. It is anticipated that, if the Merger Agreement is approved and adopted at the Global Special Meeting and the Share Issuance is approved at the Seagull Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Global Special Meeting and Seagull Special Meeting, or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES


     As of the Effective Time of the Merger, without any action on the part of the holders of Global Common Stock each share of Global Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into such number of shares of Seagull Common Stock equal to the Common Stock Exchange Ratio (as hereinafter defined). The Common Stock Exchange Ratio shall be determined as follows: (i) if the Seagull Transaction Value is equal to or greater than $27.50, then the Common Stock Exchange Ratio will be .72, (ii) if the Seagull Transaction Value is equal to or less than $22.50, then the Common Stock Exchange Ratio will be .88 and (iii) if the Seagull Transaction Value is less than $27.50 and greater than $22.50, the Common Stock Exchange Ratio shall be determined by linear interpolation between the Common Stock Exchange Ratios set forth in clauses (i) and (ii). The term "Seagull Transaction Value" means the closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive NYSE trading days in the period commencing 25 NYSE trading days prior to the date of the Global Special Meeting. All such Global Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate (a "Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Global Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate, the Merger Consideration. Until surrendered as contemplated by the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by the Merger Agreement.


     All shares of Seagull Common Stock issued upon the surrender of Certificates in accordance with the terms of the Merger Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Certificates and the Global Common Stock formerly represented thereby.

     Each share of Seagull Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Seagull Common Stock and shall not be affected by the Merger.

TREATMENT OF GLOBAL STOCK OPTIONS

     Global Stock Options are outstanding under Global's 1989 Key Employees Stock Option Plan and 1992 Stock Option Plan. Both of such Plans permit the Compensation Committee, which administers the Plans, to provide that, after a Corporate Change, as defined in the Plans, including a merger, upon any exercise of a Global Stock Option, the holder shall be entitled to purchase under such Global Stock Option, in lieu of Global Common Stock, the number of shares of Seagull Common Stock as to which the holder would have been entitled under the Merger Agreement if he had been the holder of record of the number of shares of

Global Common Stock as to which such Global Stock Option is exercisable. If the Merger is approved by Global's shareholders, the Compensation Committee intends to cause all outstanding Global Stock Options to be so treated.

     Accordingly, at the Effective Time, outstanding Global Stock Options will become and represent options to acquire, as and when such Global Stock Options became exercisable in accordance with their terms, a number of shares of Seagull Common Stock equal to the number of shares of Global Common Stock subject to such Global Stock Options times the Common Stock Exchange Ratio at an exercise price per share of Seagull Common Stock equal to the exercise price per share of Global Common Stock immediately prior to the Effective Time divided by the Common Stock Exchange Ratio.

SURRENDER AND EXCHANGE OF CERTIFICATES

     Prior to the Effective Time, Seagull shall deposit with the Exchange Agent for the benefit of the holders of Global Common Stock (other than Global, Seagull or any subsidiary of Seagull), for exchange in accordance with the Merger Agreement through the Exchange Agent, (i) as of the Effective Time, certificates representing the Merger Consideration to be issued pursuant to the Merger Agreement, and (ii) from time to time as necessary, cash to be paid in lieu of any fractional share in accordance with the Merger Agreement (such certificates for the Merger Consideration and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and cash in exchange for surrendered Certificates pursuant to the Merger Agreement out of the Exchange Fund.

     Promptly after the Effective Time, but in any event not later than five business days thereafter, Seagull will send, or will cause the Exchange Agent to send, to each holder of a Certificate a letter of transmittal and instructions for use in effecting the exchange of such Certificate for certificates representing the Merger Consideration and, if applicable, cash in lieu of any fractional share. Provision also shall be made for holders of Certificates to procure a letter of transmittal and instructions and deliver such letter of transmittal and Certificates in exchange for the Merger Consideration and, if applicable, cash in lieu of any fractional shares in person immediately after the Effective Time.

     At the Effective Time, the stock transfer books of Global shall be closed and there shall be no further registration of transfers of Global Common Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Certificates are presented to Global, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in the Merger Agreement.

     Any Merger Consideration and any cash in the Exchange Fund that remain unclaimed one year after the Effective Time shall be returned to Seagull, upon demand, and any holder of Global Common Stock who has not exchanged such holder's Certificates in accordance with the Merger Agreement prior to that time shall thereafter look only to Seagull, as general creditors thereof, to exchange such Certificates or to pay amounts to which they are entitled pursuant to the Merger Agreement. If outstanding Certificates are not surrendered prior to the sixth anniversary of the Effective Time, (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable in respect of such Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable in respect of such Certificates, and the amount of dividends and other distributions, if any, that have become payable and that thereafter become payable on the Merger Consideration shall, to the extent permitted by applicable law, become the property of Seagull, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, Seagull shall not be liable to any holder of Certificates for any amount paid, or Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

     No dividends or other distributions on any Merger Consideration shall be paid to the holder of any unsurrendered Certificate with respect to the Seagull Common Stock represented thereby until such Certificate is surrendered as provided in the Merger Agreement. Following such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the Merger Consideration issued in exchange therefor are registered, (i) promptly all dividends and other distributions paid in respect of such

Merger Consideration with a record date on or after the Effective Time and theretofore paid, and (ii) at the appropriate date, all dividends or other distributions in respect of such Merger Consideration with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender.

     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Seagull, the posting by such person of a bond in such reasonable amount as Seagull may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, cash and unpaid dividends and other distributions on any Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

TREATMENT OF FRACTIONAL INTERESTS


     No fractional shares of Seagull Common Stock shall be issued in the Merger, and fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Seagull. All holders of fractional shares of Seagull Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of share of Seagull Common Stock to which such holder would otherwise have been entitled by the average of the closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal, for each of the first 20 consecutive trading days in the period commencing 25 trading days prior to the Effective Time.


NO DISSENTERS' OR APPRAISAL RIGHTS

     Holders of Global Common Stock who vote against the Merger will not be entitled to dissenters' or appraisal rights under the NJBCA if the Merger is consummated. Holders of Seagull Common Stock who vote against the Merger will not be entitled to dissenters' or appraisal rights under the TBCA if the Merger is consummated.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of Global, Merger Sub and Seagull relating to, among other things, certain aspects of the respective businesses and financial statements of the parties and certain other matters. The representations and warranties expire at the Closing.

CONDUCT OF BUSINESS PRIOR TO THE MERGER


     CONDUCT OF BUSINESS BY GLOBAL PENDING THE MERGER. From the date of the Merger Agreement until the Effective Time, unless Seagull shall otherwise agree in writing, or except as set forth in the Global Disclosure Schedule (as defined in the Merger Agreement) or as otherwise contemplated by the Merger Agreement, Global and its Subsidiaries (as defined in the Merger Agreement) shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of the Merger Agreement. Except as set forth in the Global Disclosure Schedule or as otherwise provided in the Merger Agreement, from the date of the Merger Agreement until the Effective Time, without the prior written consent of Seagull, which consent will not be unreasonably withheld: (a) Global will not adopt or propose any change to its Restated Certificate of Incorporation or Bylaws; (b) Global will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Global or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Global or any of its Subsidiaries, other than intercompany acquisitions of stock; (c) Global will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets of any other person; (d) Global will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an aggregate fair market value exceeding $1 million; (e) Global will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return (each as defined in the Merger Agreement); (f) except as otherwise permitted by the Merger Agreement, Global will not issue any securities (except pursuant to existing obligations disclosed in the Global SEC Reports or the Global Disclosure Schedule), enter into any amendment of any term of any outstanding security of Global or of any of its Subsidiaries, incur any indebtedness except pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Global ERISA Plan (as defined in the Merger Agreement), increase compensation, bonus (with certain specified exceptions) or other benefits payable to any employee or former employee or enter into any settlement or consent with respect to any pending litigation; (g) Global will not change any method of accounting or accounting practice by Global or any of its Subsidiaries, except for any such change required by GAAP; (h) Global will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act); (i) Global will not amend or otherwise change the terms of its engagement letter with Petrie Parkman, except to the extent that any such amendment or change would result in terms more favorable to Global; (j) neither Global nor any of its Subsidiaries will propose any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests (as defined in the Merger Agreement) that will individually cost in excess of $5 million, unless the operation is an obligation of Global or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest; (k) neither Global nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities;
(l) Global will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; (m) Global will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Global in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time or
(ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and (n) neither Global nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Global or any Subsidiary, or amendments required by law to preserve the qualified status of a Global Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of Global or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contract to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any Global Benefit Plan or trust created thereunder) in connection with which Global or any Subsidiary could be subjected (directly or indirectly) to certain civil penalties or taxes, (C) terminate any Global Benefit Plan in a manner, or take any other action with respect to any Global Benefit Plan, that could result in the liability of Global or any Subsidiary to any person, (D) take action that could adversely affect the qualification of any Global Benefit Plan or its compliance with the applicable requirements of ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any Global Benefit Plan, any agreement relating thereto or applicable law, Global or any Subsidiary is required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Global Benefit Plan.


     CONDUCT OF BUSINESS BY SEAGULL PENDING THE MERGER. From the date of the Merger Agreement until the Effective Time, unless Global shall otherwise agree in writing, or except as set forth in the Seagull Disclosure Schedule (as defined in the Merger Agreement) or as otherwise contemplated by the Merger Agreement, Seagull and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of the Merger Agreement. Except as set forth in the Seagull Disclosure Schedule or as otherwise provided in the Merger Agreement, from the date of the Merger Agreement until the Effective Time, without the prior written consent of Global, which consent will not be unreasonably withheld: (a) Seagull will not adopt or propose any change to its Articles of Incorporation or Bylaws; (b) Seagull will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Seagull or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Seagull or any of its Subsidiaries, other than intercompany acquisitions of stock or any market repurchase program conducted in accordance with Rule 10b-18 under the Exchange Act (subject to applicable pooling requirements); (c) Seagull will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other person or acquire assets having aggregate purchase prices of more than $150 million (excluding the Esso Suez Acquisition and the EEL Acquisition); (d) Seagull will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an aggregate fair market value exceeding $1 million; (e) Seagull will not settle any material Audit, make or change any material Tax Election or file any material amended Tax Return (each as defined in the Merger Agreement);
(f) except as otherwise permitted by the Merger Agreement, Seagull will not issue any securities (except pursuant to existing obligations disclosed in the Seagull SEC Reports or the Seagull Disclosure Schedule), enter into any amendment of any term of any outstanding security of Seagull or of any of its Subsidiaries, incur any indebtedness except pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Seagull ERISA Plan (as defined in the Merger Agreement), increase compensation, bonus (with certain specified exceptions) or other benefits payable to any employee or former employee or enter into any settlement or consent with respect to any pending litigation; (g) Seagull will not change any method of accounting or accounting practice by Seagull or any of its Subsidiaries, except for any such change required by GAAP; (h) Seagull will not amend or otherwise change the terms of its engagement letter with DLJ, except to the extent that any such amendment or change would result in terms more favorable to Seagull; (i) neither Seagull nor any of its Subsidiaries will propose any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests (as defined in the Merger Agreement) that will individually cost in excess of $5 million, unless the operation is an obligation of Seagull or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest; (j) neither Seagull nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities other than in the ordinary course of business; (k) Seagull will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; (l) Seagull will not, and will not permit any of its Subsidiaries to
(i) take, or agree or commit to take, any action that would make any representation and warranty of Seagull or Merger Sub in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time or
(ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and (m) neither Seagull nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Seagull or any Subsidiary, or amendments required by law to preserve the qualified status of a Seagull Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of Seagull or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contract to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any Seagull Benefit Plan or trust created thereunder) in connection with which Seagull or any Subsidiary could be subjected (directly or indirectly) to certain civil penalties or taxes, (C) terminate any Seagull Benefit Plan in a manner, or take any other action with respect to any Seagull Benefit Plan, that could result in the liability of Seagull or any Subsidiary to any person, (D) take action that could adversely affect the qualification of any Seagull Benefit Plan or its compliance with the applicable requirements of ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any Seagull Benefit Plan, any agreement relating thereto or applicable law, Seagull or any Subsidiary is required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Seagull Benefit Plan.

NO SOLICITATION

     The Merger Agreement provides that, from the date thereof until the termination thereof, Global and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Global Acquisition Proposal (as hereinafter defined), or (ii) engage in negotiations with, or disclose any nonpublic information relating to Global or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, a Global Acquisition Proposal. Nothing contained in the foregoing provision shall prohibit Global and the Global Board from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Commission under the Exchange Act, or (ii) furnishing information to, or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire Global pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Global Acquisition Proposal is made by a third party that the Board of Directors of Global determines in good faith that the third party has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Global Acquisition Proposal, (B) the Global Board, after duly considering the written advice of outside legal counsel to Global, determines in good faith that such action is required for the Board of Directors of Global to comply with its fiduciary duties to shareholders imposed by applicable law, (C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person or entity Global provides written notice to Seagull to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) Global uses all reasonable efforts to keep Seagull informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides Seagull copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Seagull will execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Seagull, which confidentiality agreement shall be subject to Seagull's disclosure obligations arising under applicable law or securities exchange regulations. The term "Global Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Global or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by the Merger Agreement.

CERTAIN ADDITIONAL AGREEMENTS

     EMPLOYEE BENEFIT MATTERS. Seagull is obligated to evaluate its personnel needs and consider continuing the employment of certain employees of Global on a case-by-case basis. With respect to employees of Global that are employed by Global as of the Effective Time, Seagull has agreed, in general, that it will
(i) continue their same base salary or wages, and (ii) continue, until January 1, 1997, coverage under any Global employee benefit plan that was available to them or, if such Retained Employee is reassigned to a position with Seagull, continue coverage under any Seagull employee benefit plans available to similarly-situated employees of Seagull. From and after January 1, 1997, Seagull will provide to the Retained Employees employee plans that are comparable to those provided to its similarly-situated employees. Seagull also has agreed (i) to waive certain preexisting condition limitations under its medical plan with respect to the Retained Employees, (ii) for purposes of any employee pension benefit plan, to provide credit for participation and vesting purposes for the period of time such Retained Employees were employed by Global, and (iii) for purposes of any other employee benefit plan, to provide credit for the period of time such Retained Employees were employed by Global up to the maximum period permitted under the Seagull plans.

     Any Retained Employee who is terminated after the Effective Time will be provided benefits under the Seagull Energy Corporation Management Stability Plan or comparable benefits under a separate severance agreement.

     BOARD OF DIRECTORS. If approved by Seagull's shareholders, at the Effective Time, Seagull's Board of Directors will be increased from 11 to 14 members, and the three Global Designees will fill the newly created vacancies. Robert F. Vagt will be elected to Class I of the Seagull Board (with a term expiring in 1999),
R. A. Walker will be elected to Class II of the Seagull Board (with a term expiring in 1997) and Sidney R. Petersen will be elected to Class III of the Seagull Board (with a term expiring in 1998). See "Election of Directors." Also after the Effective Time, Barry J. Galt will continue as Chairman and Chief Executive Officer of Seagull, and Robert F. Vagt, currently the Chairman, President and Chief Executive Officer of Global, will become President and Chief Operating Officer of Seagull. Two additional persons designated by Global will serve on Seagull's Senior Advisory Council.

     STOCK EXCHANGE LISTING. Seagull shall use all reasonable efforts to cause the Seagull Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

CERTAIN POST-MERGER MATTERS

     Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and Global as the Surviving Corporation will continue in existence as a subsidiary of Seagull and will succeed to all of the assets, rights and obligations of Merger Sub. Pursuant to the Merger Agreement, the Restated Certificate of Incorporation and Bylaws of Global, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and Bylaws of Global until amended as provided therein and pursuant to the NJBCA.

CONDITIONS TO THE MERGER


     CONDITIONS TO THE OBLIGATION OF EACH PARTY. The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the Merger shall have been approved by the requisite vote of the shareholders of Global and of Seagull; (b) no action, suit or proceeding instituted by any Governmental Authority (as defined in the Merger Agreement) shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction will be in effect that would prohibit, restrain, enjoin or restrict the consummation of the Merger; (c) no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Commission; (d) each of Global and Seagull shall have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated by the Merger Agreement; and (e) the Seagull Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.



     CONDITIONS TO THE OBLIGATIONS OF SEAGULL AND MERGER SUB. The obligation of Seagull and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) Global shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Global contained in the Merger Agreement to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time and Seagull will have received a certificate of certain officers of Global as to the satisfaction of this condition; (b) all proceedings to be taken by Global in connection with the transactions contemplated by the Merger Agreement and all documents, instruments and certificates to be delivered by Global in connection with such transactions will be reasonably satisfactory in form and substance to Seagull and Merger Sub and their counsel; (c) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Global and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Global Material Adverse Effect (as defined in the Merger Agreement), other than any such change that affects both Seagull and Global in a substantially similar manner; and (d) Seagull shall have received from KPMG Peat Marwick LLP a written opinion dated the Effective Time to the effect that the transactions contemplated by Merger Agreement, including the Merger, when effected in accordance with the terms thereof, shall be accounted for in the consolidated financial statements of Seagull and its subsidiaries as a pooling of interests.



     CONDITIONS TO THE OBLIGATIONS OF GLOBAL. The obligation of Global to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) each of Seagull and Merger Sub will have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of each of Seagull and Merger Sub contained in the Merger Agreement to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and at and as of the Effective Time, and Global will have received a certificate of certain officers of each of Seagull and Merger Sub as to the satisfaction of this condition; (b) all proceedings to be taken by each of Seagull and Merger Sub in connection with the transactions contemplated by the Merger Agreement and all documents, instruments and certificates to be delivered by each of Seagull and Merger Sub in connection with such transactions will be reasonably satisfactory in form and substance to Global and its counsel; and (c) from the date of the Merger Agreement through the Effective Time, there will not have occurred any change in the financial condition, business, operations or prospects of Seagull and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Seagull Material Adverse Effect (as defined in the Merger Agreement), other than any such change that affects both Seagull and Global in a substantially similar manner.


     There can be no assurance that all of the conditions to the Merger will be satisfied.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT


     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Global: (a) by the mutual written consent of Seagull and Global; (b) by either Seagull or Global if the Effective Time shall not have occurred on or before January 31, 1997 (provided that the right to terminate the Merger Agreement under this clause shall not be available to any party who at the time of such termination is in material breach of any of its obligations under the Merger Agreement); (c) by Global if there has been a material breach by Seagull or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach (if susceptible to cure) has not been cured within twenty business days following receipt by Seagull of notice of such breach; (d) by Seagull, if there has been a material breach by Global of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach (if susceptible to cure) has not been cured within twenty business days following receipt by Global of notice of such breach (a "Global Breach"); (e) by either Global or Seagull, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable; (f) by either Global or Seagull, if the requisite shareholder approval shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of shareholders or at any adjournment(s) or postponement(s) thereof; (g) by Seagull if (i) the Global Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Seagull or shall have resolved to do any of the foregoing or the Global Board shall have recommended to the shareholders of Global any Global Acquisition Proposal or resolved to do so; (ii) a tender offer or exchange offer for outstanding shares of capital stock of Global then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Global Board does not, within the applicable period required by law, recommend that shareholders not tender their shares into such tender or exchange offer, or (iii) Global does not receive the fairness opinion of Petrie Parkman described above under "-- Conditions to the Merger" (unless such condition is waived by Global) within two business days after the definitive Joint Proxy Statement/Prospectus is otherwise ready to be printed; or (h) by Global or Seagull, if Global accepts a Superior Proposal (as hereinafter defined) and makes the payments described below under "-- Expenses -- Termination Expenses;" provided, however, that Global shall not be permitted to terminate the Merger Agreement pursuant to the foregoing provision unless it has used all reasonable efforts to provide Seagull with two business days prior written notice of its intent to so terminate the Merger

Agreement together with a detailed summary of the terms and conditions of such Global Acquisition Proposal and shall have negotiated in good faith with Seagull to make such adjustments in the terms and conditions of the Merger Agreement as would enable Global to proceed with the transactions contemplated by the Merger Agreement. The term "Superior Proposal" means an unsolicited bona fide proposal made by a third party relating to a Global Acquisition Proposal on terms that the Global Board determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of Global's outside counsel; provided that the Global Board determines in good faith that the third party making the proposal has the financial capability to consummate such Global Acquisition Proposal.


EXPENSES

     GENERAL. The Merger Agreement provides that, except as provided below, all expenses incurred by the parties to the Merger Agreement shall be borne solely and entirely by the party that has incurred such expenses; provided, however, that if the Merger Agreement is terminated for any reason, then each party bears its own investment banking and legal fees and the allocable shares of Seagull and Merger Sub, on the one hand, and Global, on the other hand, for all other expenses related to preparing, printing, filing and mailing the Registration Statement, this Joint Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement, this Joint Proxy Statement/Prospectus and the HSR Act shall be one-half each.

     TERMINATION EXPENSES. The Merger Agreement provides that, if (i) Seagull terminates the Merger Agreement pursuant to the provisions described in clause
(g) of the paragraph set forth above under "-- Termination and Amendment of the Merger Agreement," (ii) Global terminates the Merger Agreement pursuant to clause (h) of the paragraph set forth under "-- Termination and Amendment of the Merger Agreement," or (iii) Seagull terminates the Merger Agreement pursuant to the provisions described in clause (d) of the paragraph set forth above under "-- Termination and Amendment of the Merger Agreement," or pursuant to the provisions described in clause (b) of the paragraph set forth above under "-- Termination and Amendment of the Merger Agreement" at a time that a Global Breach exists and within nine months after such termination (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Global Acquisition Proposal, (B) an agreement for such a transaction is entered into or (C) (x) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Global then representing 50% or more of the combined power to vote generally for the election of directors and (y) the Board of Directors of Global has taken any action, including without limitation the redemption of the Rights under the Global Rights Plan, or the amendment, termination of similar action with respect to the Global Rights Plan for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then in any such case Global shall pay to Seagull a termination fee of $20 million, plus the reasonably documented expenses of Seagull and Merger Sub up to $2 million.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Merger Agreement provides that, for six years after the Effective Time, Seagull will cause Global to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Global and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Seagull)) arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under New Jersey law or Global's Restated Certificate of Incorporation, Bylaws or written indemnification agreements in effect at the date of the Merger Agreement. In addition, Seagull shall cause the Surviving Corporation to maintain Global's existing directors' and officers' insurance for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers and provided that the Surviving Corporation is not obligated to pay more than $1,000,000 for such insurance during such period.

                                VOTING AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached as Appendix B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

     In order to induce Seagull to enter into the Merger Agreement, Prudential has entered into the Voting Agreement. An aggregate of 6,311,547 shares of Global Common Stock, owned beneficially by Prudential, are subject to the Voting Agreement. Such shares, as of the date of the Voting Agreement, represented approximately 21.2% of the then outstanding shares of Global Common Stock.


     Pursuant to the Voting Agreement, Prudential has, among other things, agreed to vote all shares of Global Common Stock beneficially owned by Prudential in favor of the Merger and against any business combination proposal or other matter that may interfere or be inconsistent with the Merger (including a Competing Transaction). Prudential also has agreed, if reasonably requested by Seagull in order to facilitate the Merger, not to attend and not to vote any Global Common Stock beneficially owned by Prudential at, any annual or special meeting of Global shareholders and not to execute any written consent of shareholders, in each case relating directly or indirectly to a Competing Transaction.



     Notwithstanding the foregoing, Prudential shall not be required to vote any of the shares of Global Common Stock in favor of the Merger Agreement and the Merger if the value of the Seagull Common Stock is less than $17.00 per share, which value shall be calculated based on the average closing sales price of Seagull Common Stock for a specified twenty-day period prior to the Global Special Meeting. In addition, Prudential shall not be required to vote any of the shares of Global Common Stock in favor of the Merger if Prudential has not obtained from the Commission any approval required under Section 9(a) or 2(a) of the 1935 Act. Section 9(a)(2) of the 1935 Act prohibits a person that owns 5% or more of the voting securities of one "public utility company" within the meaning of the 1935 Act from acquiring 5% or more of the voting securities of another public utility company without approval from the Commission. Because Seagull owns the gas utility company in Anchorage, Alaska at the parent company level, Seagull is a public utility company. At its current level of ownership of Global Common Stock, Prudential would receive at least 5% of the outstanding Seagull Common Stock in the Merger in exchange for its shares of Global Common Stock. Because Prudential could be viewed by the Commission to already own at least 5% of another utility, Prudential may be required to obtain either the approval contemplated by Section 9(a)(2) or an exemption from such requirement. In addition, if Prudential were to own 10% or more of the Seagull Common Stock after the Merger (which would likely occur based upon Prudential's current ownership of Seagull Common Stock), Prudential may be required to seek an order under Section 2(a) so that it is not regulated as a "holding company" within the meaning of the 1935 Act. Seagull believes that it is unlikely that these 1935 Act issues will prevent Prudential from ultimately complying with its obligations under the Voting Agreement. Prudential has agreed to use all best efforts to diligently and expeditiously obtain such approvals from the Commission.


     The Voting Agreement also provides that the Prudential Capital Group, an investment unit of Prudential and the manager of the shares of Global Common Stock beneficially owned by Prudential (the "Manager"), will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any merger, consolidation, share exchange, business combination or similar transaction involving Global or any of its subsidiaries or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of, or a substantial portion of the assets of, Global or any of its subsidiaries, other than the transactions contemplated by the Voting Agreement or the Merger Agreement, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain such a transaction, or agree to, or endorse, any such transaction, or authorize or permit any of its officers, directors or employees of Prudential assigned to the Manager or any investment banker, financial advisor, attorney, accountant or other representative retained by Prudential pursuant to any request by or suggestion of the Manager to take any such action.

     Prudential also has agreed that it will not, directly or indirectly, (i) sell, transfer, pledge or otherwise dispose of any shares of Global Common Stock to any person other than Seagull or its designee unless such person shall have agreed in writing to be bound by the terms of the Voting Agreement, or (ii) grant a proxy with respect to any shares of Global Common Stock to any person other than Seagull or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing.

     The Voting Agreement will terminate on the earliest to occur of (i) January 31, 1997, (ii) the termination of the Merger Agreement and (iii) the Effective Time.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The unaudited pro forma condensed statements of earnings for the six months ended June 30, 1996 and each of the years in the three-year period ended December 31, 1995 give effect to (i) the Merger using the pooling of interests method of accounting for business combinations and (ii) the Esso Suez Acquisition, financed under the Credit Facilities, as if the acquisition had occurred on January 1, 1995. The unaudited pro forma condensed balance sheet as of June 30, 1996 gives effect to (i) the Merger using the pooling of interests method of accounting for business combinations and (ii) the Esso Suez Acquisition, financed under the Credit Facilities, as if the acquisition had occurred on June 30, 1996. The transactions contemplated by the Merger Agreement will be accounted for as a pooling of interests whereby the assets, liabilities and results of operations of Seagull and Global are combined using the historical cost-based amounts of the two separate entities.


     As described in "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares," the Common Stock Exchange Ratio will range from .72 to
 .88, depending upon the Seagull Transaction Value. As described under that heading, if the Seagull Transaction Value is equal to or less than $22.50, the Common Stock Exchange Ratio is fixed at .88. The sales price of Seagull Common Stock on the NYSE has been well below $22.50 per share since the announcement of the Merger. For example, on August 30, 1996, the closing price of the Seagull Common Stock on the NYSE was $18.00 per share. Accordingly, Seagull's management believes that it is a reasonable assumption that the applicable Common Stock Exchange Ratio will be the maximum exchange ratio of .88.



     The unaudited pro forma information presented is based upon the respective historical consolidated financial statements of Seagull, Global and Esso Suez and should be read in conjunction with such financial statements and the related notes thereto. Estimated pre-tax expenses of approximately $8 million related to effecting the Merger of Seagull and Global will be deducted in determining the net income of the combined enterprise for the period in which the expenses are incurred. The effects of such expenses are not reflected in the following unaudited pro forma condensed financial statements. The unaudited pro forma condensed financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Seagull, Global and Esso Suez. The unaudited pro forma information presented does not purport to be indicative of actual results, as if the combinations had been in effect on the dates or for the periods indicated, or of future results.

              UNAUDITED PRO FORMA CONDENSED STATEMENTS OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                SEAGULL/     ESSO                       PRO FORMA
                                        SEAGULL     GLOBAL     ADJUSTMENTS       GLOBAL      SUEZ      ADJUSTMENTS      COMBINED
                                        --------    -------    -----------      --------    -------    -----------      ---------
Revenues:
  Gas and oil operations..............  $145,302    $55,516      $              $200,818    $26,903     $               $227,721
  Alaska transmission and
    distribution......................    51,133         --                       51,133         --                       51,133
                                        --------    -------      -------        --------    -------      --------       --------
                                         196,435     55,516                      251,951     26,903                      278,854
                                        --------    -------      -------        --------    -------      --------       --------
Costs of Operations:
  Alaska transmission and distribution
    cost of gas sold..................    22,457         --                       22,457         --                       22,457
  Operations and maintenance..........    51,013     23,638       (3,723)(B)      70,928      5,114                       76,042
  Exploration charges.................    14,841      5,944         (600)(B)      20,185         --                       20,185
  Depreciation, depletion and
    amortization......................    62,320     12,278          600 (B)      75,198     11,021       (11,021)(D)     82,790
                                                                                                            7,592 (D)
                                        --------    -------      -------        --------    -------      --------       --------
                                         150,631     41,860       (3,723)        188,768     16,135        (3,429)       201,474
                                        --------    -------      -------        --------    -------      --------       --------
Operating Profit......................    45,804     13,656        3,723          63,183     10,768         3,429         77,380
Other (Income) Expense:
  General and administrative..........     7,933         --        3,723 (B)      11,656         --                       11,656
  Interest expense....................    22,654         29                       22,683         --         2,064(E)      24,747
  Loss (Gain) on sales of property,
    plant and equipment, net..........      (384)         3                         (381)        --                         (381)
  Interest income and other...........      (468)      (534)                      (1,002)       (50)                      (1,052)
                                        --------    -------      -------        --------    -------      --------       --------
                                          29,735       (502)       3,723          32,956        (50)        2,064         34,970
                                        --------    -------      -------        --------    -------      --------       --------
Earnings Before Income Taxes..........    16,069     14,158           --          30,227     10,818         1,365         42,410
Income Tax Expense....................     7,130      7,012          707 (C)      14,849      6,566          (722)(F)     20,693
                                        --------    -------      -------        --------    -------      --------       --------
Net Earnings..........................  $  8,939    $ 7,146      $  (707)       $ 15,378    $ 4,252     $   2,087       $ 21,717
                                        ========    =======      =======        ========    =======      ========       ========
Earnings Per Share....................  $   0.24                                $   0.24                                $   0.34
                                        ========                                ========                                ========
Weighted Average Number of Common
  Shares Outstanding (in thousands)...    37,062                  26,098 (A)      63,160                                  63,160
                                        ========                 =======        ========                                ========


See Accompanying Notes to Unaudited Pro Forma Condensed Statements of Earnings.

              UNAUDITED PRO FORMA CONDENSED STATEMENTS OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                SEAGULL/     ESSO                       PRO FORMA
                                        SEAGULL     GLOBAL     ADJUSTMENTS       GLOBAL      SUEZ      ADJUSTMENTS      COMBINED
                                        --------    -------    -----------      --------    -------    -----------      ---------
Revenues:
  Gas and oil operations..............  $238,503    $78,457      $              $316,960    $75,889     $               $392,849
  Alaska transmission and
    distribution......................    97,770         --                       97,770         --                       97,770
                                        --------    -------      -------        --------    -------      --------       --------
                                         336,273     78,457                      414,730     75,889                      490,619
                                        --------    -------      -------        --------    -------      --------       --------
Costs of Operations:
  Alaska transmission and distribution
    cost of gas sold..................    46,328         --                       46,328         --                       46,328
  Operations and maintenance..........   105,674     40,964       (5,556)(B)     141,082     11,766                      152,848
  Exploration charges.................    29,555     11,768       (1,100)(B)      40,223         --                       40,223
  Depreciation, depletion and
    amortization......................   124,790     21,520        1,100 (B)     147,410     32,154       (32,154)(D)    169,523
                                                                                                           22,113 (D)
  Impairment of long-lived assets.....    44,376      4,466                       48,842         --                       48,842
                                        --------    -------      -------        --------    -------      --------       --------
                                         350,723     78,718       (5,556)        423,885     43,920       (10,041)       457,764
                                        --------    -------      -------        --------    -------      --------       --------
Operating Profit (Loss)...............   (14,450)      (261)       5,556          (9,155)    31,969        10,041         32,855
Other (Income) Expense:
  General and administrative..........    19,167         --        5,556 (B)      24,723         --                       24,723
  Interest expense....................    52,814        164                       52,978         --         4,624 (E)     57,602
  Loss (Gain) on sales of property,
    plant and
    equipment, net....................   (83,591)       203                      (83,388)        --                      (83,388 )
  Interest income and other...........    (1,160)    (3,352)                      (4,512)       (34)                      (4,546 )
                                        --------    -------      -------        --------    -------      --------       --------
                                         (12,770)    (2,985)       5,556         (10,199)       (34)        4,624         (5,609 )
                                        --------    -------      -------        --------    -------      --------       --------
Earnings (Loss) Before Income Taxes...    (1,680)     2,724           --           1,044     32,003         5,417         38,464
Income Tax Expense (Benefit)..........    (2,312)     9,031       (3,937)(C)       2,782     22,843        (1,618)(F)     24,007
                                        --------    -------      -------        --------    -------      --------       --------
Net Earnings (Loss)...................  $    632    $(6,307)     $ 3,937        $ (1,738)   $ 9,160     $   7,035       $ 14,457
                                        ========    =======      =======        ========    =======      ========       ========
Earnings (Loss) Per Share.............  $   0.02                                $  (0.03)                               $   0.23
                                        ========                                ========                                ========
Weighted Average Number of Common
  Shares Outstanding (in thousands)...    36,717                  25,957 (A)      62,674                                  62,674
                                        ========                 =======        ========                                ========


See Accompanying Notes to Unaudited Pro Forma Condensed Statements of Earnings.

              UNAUDITED PRO FORMA CONDENSED STATEMENTS OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO FORMA
                                                 SEAGULL      GLOBAL      ADJUSTMENTS      COMBINED
                                                 --------     -------     -----------     ----------
Revenues:
  Gas and oil operations.......................  $302,506     $62,943       $              $365,449
  Alaska transmission and distribution.........   105,598          --                       105,598
                                                 --------     -------     -----------     ----------
                                                  408,104      62,943                       471,047
                                                 --------     -------     -----------     ----------
Costs of Operations:
  Alaska transmission and distribution cost of
     gas sold..................................    54,465          --                        54,465
  Operations and maintenance...................   119,987      36,960        (6,591)(B)     150,356
  Exploration charges..........................    26,888      19,325        (2,400)(B)      43,813
  Depreciation, depletion and amortization.....   144,697       9,837         2,400 (B)     156,934
                                                 --------     -------     -----------     ----------
                                                  346,037      66,122        (6,591)        405,568
                                                 --------     -------     -----------     ----------
Operating Profit (Loss)........................    62,067      (3,179)        6,591          65,479
Other (Income) Expense:
  General and administrative...................    10,252          --         6,591 (B)      16,843
  Interest expense.............................    51,550         124                        51,674
  Loss (Gain) on sales of property, plant and
     equipment, net............................      (413)          8                          (405)
  Interest income and other....................      (254)     (1,714)                       (1,968)
                                                 --------     -------     -----------     ----------
                                                   61,135      (1,582)        6,591          66,144
                                                 --------     -------     -----------     ----------
Earnings (Loss) Before Income Taxes............       932      (1,597)           --            (665)
Income Tax Expense (Benefit)...................    (2,314)      6,656          (602)(C)       3,740
                                                 --------     -------     -----------     ----------
Net Earnings (Loss)............................  $  3,246     $(8,253)      $   602        $ (4,405)
                                                 ========     =======     =========        ========
Earnings (Loss) Per Share......................  $   0.09                                  $  (0.07)
                                                 ========                                  ========
Weighted Average Number of Common Shares
  Outstanding (in thousands)...................    36,904                    26,102 (A)      63,006
                                                 ========                 =========        ========

See Accompanying Notes to Unaudited Pro Forma Condensed Statements of Earnings.

              UNAUDITED PRO FORMA CONDENSED STATEMENTS OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO FORMA
                                                 SEAGULL      GLOBAL      ADJUSTMENTS      COMBINED
                                                 --------     -------     -----------     ----------
Revenues:
  Gas and oil operations.......................  $269,921     $75,084       $              $345,005
  Alaska transmission and distribution.........   107,244          --                       107,244
                                                 --------     -------     -----------     ----------
                                                  377,165      75,084                       452,249
                                                 --------     -------     -----------     ----------
Costs of Operations:
  Alaska transmission and distribution cost of
     gas sold..................................    59,898          --                        59,898
  Operations and maintenance...................   107,457      54,651        (7,664)(B)     154,444
  Exploration charges..........................    17,265       6,946        (2,400)(B)      21,811
  Depreciation, depletion and amortization.....   116,556       8,376         2,400 (B)     127,332
                                                 --------     -------     -----------     ----------
                                                  301,176      69,973        (7,664)        363,485
                                                 --------     -------     -----------     ----------
Operating Profit...............................    75,989       5,111         7,664          88,764
Other (Income) Expense:
  General and administrative...................    11,666          --         7,664 (B)      19,330
  Interest expense.............................    36,753         101                        36,854
  Gain on sales of property, plant and
     equipment, net............................    (3,929)     (1,752)                       (5,681)
  Interest income and other....................    (1,779)     (4,257)                       (6,036)
                                                 --------     -------     -----------     ----------
                                                   42,711      (5,908)        7,664          44,467
                                                 --------     -------     -----------     ----------
Earnings Before Income Taxes...................    33,278      11,019            --          44,297
Income Tax Expense.............................     6,080       6,532         3,799 (C)      16,411
                                                 --------     -------     -----------     ----------
Net Earnings...................................  $ 27,198     $ 4,487       $(3,799)       $ 27,886
                                                 ========     =======     =========        ========
Earnings Per Share.............................  $   0.76                                  $   0.46
                                                 ========                                  ========
Weighted Average Number of Common Shares
  Outstanding (in thousands)...................    35,790                    24,958 (A)      60,748
                                                 ========                 =========        ========

See Accompanying Notes to Unaudited Pro Forma Condensed Statements of Earnings.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED STATEMENTS OF EARNINGS

(A) The pro forma weighted average number of common shares outstanding has been computed by adjusting the historical average common shares outstanding for Global by the maximum Common Stock Exchange Ratio of .88. See "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares." If the minimum Common Stock Exchange Ratio of .72 shares of Seagull Common Stock were used, pro forma combined earnings (loss) per share would be $0.37 for the six months ended June 30, 1996 and $0.25, $(0.08) and $0.50 for the years ended December 31, 1995, 1994 and 1993, respectively.

(B) To reclassify general and administrative costs associated with Global's corporate staff and Global's leasehold amortization of unproved properties to be consistent with Seagull's accounting presentation.

(C) To adjust the valuation allowance associated with the deferred tax assets primarily related to book to tax basis differences on domestic property, plant and equipment generated during the applicable periods. These deferred tax assets were not utilized by Global but will more likely than not be utilized by the pro forma combined entity.

(D) To adjust depreciation, depletion and amortization expense to give effect to the Esso Suez Acquisition.

(E) To record interest expense to give effect to the Esso Suez Acquisition financed under the Credit Facilities.

(F)  To adjust U.S. federal income taxes for adjustments.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                 JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                     ASSETS


                                                                              SEAGULL/                                PRO FORMA
                                      SEAGULL      GLOBAL    ADJUSTMENTS       GLOBAL     ESSO SUEZ   ADJUSTMENTS      COMBINED
                                     ----------   --------   -----------     ----------   ---------   -----------     ----------
Current Assets:
  Cash and cash equivalents........  $   14,404   $ 16,801     $             $   31,205   $    632     $              $  31,837
  Accounts receivable, net.........     107,583     13,399                      120,982     96,191       (88,911)(D)    128,262
  Inventories......................       5,488         --                        5,488      7,157                       12,645
  Prepaid expenses and other.......       6,502      4,056                       10,558        739                       11,297
                                     ----------   --------     -------       ----------   --------     ---------      ----------
         Total Current Assets......     133,977     34,256                      168,233    104,719       (88,911)       184,041
Property, Plant and Equipment -- at
  cost.............................   1,645,282    216,741                    1,862,023    255,113      (255,113)(B)  1,916,369
                                                                                                          54,346 (C)
Accumulated Depreciation, Depletion
  and Amortization.................     627,612     89,707                      717,319    198,617      (198,617)(B)    717,319
                                     ----------   --------     -------       ----------   --------     ---------      ----------
                                      1,017,670    127,034                    1,144,704     56,496        (2,150)     1,199,050
Other Assets.......................      39,917      6,038                       45,955        103                       46,058
                                     ----------   --------     -------       ----------   --------     ---------      ----------
         Total Assets..............  $1,191,564   $167,328     $             $1,358,892   $161,318     $ (91,061)     $1,429,149
                                     ==========   ========     =======       ==========   ========     =========      ==========

                                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.................  $   79,975   $ 10,641     $             $   90,616   $    647     $              $  91,263
  Accrued expenses.................      33,518     11,386                       44,904      1,610                       46,514
  Current maturities of long-term
    debt...........................       1,214      1,250                        2,464         --                        2,464
                                     ----------   --------     -------       ----------   --------     ---------      ----------
         Total Current
           Liabilities.............     114,707     23,277                      137,984      2,257                      140,241
Long-Term Debt.....................     522,632     16,250                      538,882         --        68,000 (D)    606,882
Other Noncurrent Liabilities.......      53,581        624                       54,205         --                       54,205
Deferred Income Taxes..............      41,111         --      (5,811)(A)       35,300         --                       35,300
Redeemable Bearer Shares...........          --     16,265                       16,265         --                       16,265
Shareholders' Equity...............     459,533    110,912       5,811 (A)      576,256    159,061      (159,061)(E)    576,256
Commitments and Contingencies......
                                     ----------   --------     -------       ----------   --------     ---------      ----------
         Total Liabilities and
           Shareholders' Equity....  $1,191,564   $167,328     $             $1,358,892   $161,318     $ (91,061)     $1,429,149
                                     ==========   ========     =======       ==========   ========     =========      ==========


     See Accompanying Notes to Unaudited Pro Forma Condensed Balance Sheet.

                          NOTES TO UNAUDITED PRO FORMA
                            CONDENSED BALANCE SHEET


(A) To adjust the valuation allowance associated with the deferred tax assets primarily related to the book to tax basis differences on domestic property, plant and equipment. These deferred tax assets were generated, but not expected to be utilized, by Global but will more likely than not be utilized by the pro forma combined entity.


(B) To eliminate the historical cost of property, plant and equipment and accumulated depreciation, depletion and amortization of Esso Suez.

(C) To adjust the assets acquired and liabilities assumed in the Esso Suez Acquisition to reflect the allocation of the estimated purchase price.

(D) To record the financing of the Esso Suez Acquisition through additional borrowings under the Credit Facilities and the prompt collection of certain receivables.

(E)   To eliminate the shareholder's equity of Esso Suez.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS
                             OF SEAGULL AND GLOBAL

SEAGULL


     The following table sets forth information with respect to shareholders of Seagull who were believed by management of Seagull to own more than 5% of the Seagull Common Stock outstanding as of July 31, 1996. The information set forth below is based solely upon information furnished by such shareholders or contained in filings made by such persons with the Commission.



                      NAME AND ADDRESS OF                     AMOUNT AND NATURE OF     PERCENT
                        BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP     OF CLASS
    --------------------------------------------------------  --------------------     --------
    Manning & Napier Advisors, Inc.(1)......................        2,583,460             7.1%
    1100 Chase Square
    Rochester, New York 14604
    Merrill Lynch Asset Management(2).......................        3,607,465             9.9%
    800 Scudders Mill Road
    Plainsboro, New Jersey 08536
    Wellington Management Company(3)........................        4,358,500            12.0%
    75 State Street
    Boston, Massachusetts 02109


- ---------------


(1) According to information provided by Manning & Napier Advisors, Inc. ("Manning"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, Manning is the beneficial owner of 2,583,460 shares (7.1%) of Seagull Common Stock. Manning has sole voting power as to 2,510,010 shares (6.9%) and sole dispositive power as to 2,583,460 shares (7.1%).



(2) According to information provided by Merrill Lynch & Co. Inc. ("Merrill Lynch"), Merrill Lynch, through its direct and indirect wholly-owned subsidiaries Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI"), beneficially owns an aggregate of 3,607,465 shares (9.9%) of Seagull Common Stock, and has shared voting and shared dispositive power with respect to all such shares. Merrill Lynch Asset Management, L.P. ("MLAM") is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and acts as investment adviser to certain private accounts and several registered investment companies, as a result of which it beneficially owns 3,607,465 shares (9.9%) of Seagull Common Stock. PSI, an indirect wholly-owned subsidiary of Merrill Lynch, is the general partner of MLAM. One registered investment company advised by MLAM, Merrill Lynch Growth Fund for Investment Retirement, is the beneficial owner of 3,450,000 shares (9.5%) of the Common Stock.



(3) According to information provided by Wellington Management Company ("WMC"), WMC in its capacity as investment adviser, may be deemed the beneficial owner of 4,358,500 shares (12.0%) of Seagull Common Stock which are owned by numerous investment counseling clients, none of which is known to have such interest with respect to more than five percent of the class. WMC has shared voting power as to 1,810,300 shares (5.0%) and shared dispositive power as to 4,358,500 shares (12.0%). Because WMC has shared voting power with respect to only 1,810,300 shares (5.0%), and no voting power with respect to the remaining shares beneficially owned by WMC, it is deemed to own or control only these 1,810,300 shares (5.0%) for purposes of the 1935 Act.

GLOBAL


     The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of Global Common Stock by each person or group within the meaning of Section 13(d)(3) of the Exchange Act who is known to the management of Global to be the beneficial owner of more than five percent of the Common Stock outstanding as of July 31, 1996. The information set forth below is based solely upon information furnished by such shareholders or contained in filings made by such persons with the Commission.


                      NAME AND ADDRESS OF                    AMOUNT AND NATURE OF       PERCENT
                        BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP       OF CLASS
    -------------------------------------------------------- --------------------       --------
    Leon S. Gross(1)........................................       1,517,300               5.1%
    Enterprises, Inc.
    River Park House
    3600 Conshohocken Avenue
    Philadelphia, Pennsylvania 19131
    Interamerican Securities Corp.(2).......................       1,520,048               5.1%
    One Riverway, Suite 2450
    Houston, Texas 77056
    Metropolitan Life Insurance Company(3)..................       2,269,900               7.6%
    One Madison Avenue
    New York, New York 10010-3690
    The Prudential Insurance Company of America(4)..........       6,311,547              21.2%
    Prudential Plaza
    Newark, New Jersey 07102-3777

- ---------------

 (1) Information on Leon S. Gross ("Mr. Gross") is from Schedule 13D dated October 10, 1995, filed under the Exchange Act. Mr. Gross has sole voting and investment power with respect to his shares.

 (2) Information on Interamerican Securities Corp. ("Interamerican") is from Interamerican's Schedule 13G dated February 6, 1995, filed under the Exchange Act. Shares reported include 265,330 shares beneficially owned by certain shareholders of Interamerican, as to which Interamerican disclaims beneficial ownership.

 (3) Information on Metropolitan Life Insurance Company ("Met Life") is from Met Life's Schedule 13G dated February 9, 1996, filed under the Exchange Act. The shares were acquired by a subsidiary of Met Life, State Street Research and Management Company, Inc. ("State Street"). State Street has the sole power to vote or to direct the vote of 2,081,300 of the shares. State Street disclaims any beneficial interest in all of the securities as the shares are owned by various clients.

 (4) Information on Prudential is from Prudential's Schedule 13G dated February 10, 1995, filed under the Exchange Act. Prudential has sole voting and investment power with respect to its shares.

                      DESCRIPTION OF SEAGULL CAPITAL STOCK

     Seagull's authorized capital stock consists of 100,000,000 shares of Seagull Common Stock and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("Seagull Preferred Stock"), each of which is described below. The summary description of the capital stock of Seagull contained herein is necessarily general and reference should be made in each case to Seagull's Articles of Incorporation, Bylaws and Rights Agreement described below, which are exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

SEAGULL COMMON STOCK


     GENERAL. As of the Record Date, an aggregate of 36,464,066 shares of Seagull Common Stock were issued and outstanding, excluding shares held in treasury and 4,392,740 shares that had been reserved for issuance under Seagull's employee stock option plans. Subject to any prior rights of the Seagull Preferred Stock then outstanding, holders of Seagull Common Stock are entitled to receive such dividends as are declared by the Seagull Board of Directors out of funds legally available therefor. For additional information on restrictions on the payment of dividends on and repurchases of Seagull Common Stock, see "Summary -- Market Prices of Seagull and Global Common Stock and Dividend Information." Subject to the voting rights, if any, of the Seagull Preferred Stock, all voting rights are vested in the holders of shares of Seagull Common Stock, each share being entitled to one vote. The holders of Seagull Common Stock are not entitled to cumulative voting rights in the election of directors. In the event of the liquidation, dissolution or winding up of Seagull, holders of Seagull Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential amount to which the holders of Seagull Preferred Stock are entitled. The holders of Seagull Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by Seagull. The Seagull Common Stock currently outstanding is, and the Seagull Common Stock to be issued hereunder will be, fully paid and nonassessable.



     CLASSIFIED BOARD; REMOVAL OF DIRECTORS. The Bylaws of Seagull provide that the members of Seagull's Board of Directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the Seagull Board of Directors are elected for a three-year term, and the other directors remain in office until their three-year terms expire. Furthermore, the Bylaws of Seagull provide that neither any director nor the Seagull Board of Directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the Board of Directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the Seagull Board of Directors could be changed. The Bylaws of Seagull provide that the Bylaw provisions related to the classified board and removal of directors cannot be altered, amended or repealed without the approval of the holders of at least two-thirds of the outstanding shares entitled to vote thereon. See "Election of Directors."



     SEAGULL PREFERRED STOCK PURCHASE RIGHTS. In order to protect Seagull's shareholders from coercive or unfair takeover tactics, Seagull's Board of Directors on March 1, 1989 adopted a Share Purchase Rights Plan (the "Share Purchase Rights Plan"). Pursuant to the Share Purchase Rights Plan, Seagull's Board of Directors declared a distribution of one right ("Right") to purchase, until March 22, 1999 (or, if earlier, the redemption of the Rights), a unit consisting of 1/100th of one share of Series B Preferred Stock (the "Unit") at an exercise price of $65.50 per Unit, subject to certain antidilution adjustments, for each outstanding share of Seagull Common Stock, and approved the further issuance of Rights for all shares of Seagull Common Stock that are subsequently issued. See "-- Seagull Preferred Stock -- Series B Preferred Stock" below. Accordingly, a Right will be issued for each share of Seagull Common Stock issued hereunder to Global shareholders. Until certain specified conditions described below exist, the Rights will be represented by the certificates for the Seagull Common Stock and will not be exercisable or transferable apart from the certificates for the Seagull Common Stock.

     Generally, in the event that Seagull is acquired in a merger or other business combination transaction or 50% or more of Seagull's consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, the number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right. Because Seagull is not being acquired in the Merger, the Rights are not applicable to the Merger.


     After the tenth day following the date on which any person or group of affiliated or associated persons (other than certain excepted persons) acquires beneficial ownership of 20% or more of the outstanding shares of Seagull Common Stock (unless such person first acquires 20% or more of the outstanding shares of Seagull Common Stock pursuant to a cash tender offer for all of the Seagull Common Stock, which purchase increases such person's beneficial ownership to 85% or more of the outstanding Seagull Common Stock) (an "Acquiring Person") or during such time as there is an Acquiring Person, if there shall be any reclassification of securities or recapitalization or reorganization of Seagull or other transaction or series of transactions that has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Seagull or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Seagull Common Stock having a market value of two times the exercise price of the Right.


     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Seagull without conditioning the offer on a substantial number of Rights being acquired or approval of the Seagull Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of Seagull since, among other things, the Seagull Board of Directors may, at its option, at any time until 10 days (subject to extension) following the date on which a person or group (other than certain excepted persons) acquires 20% or more of the outstanding Seagull Common Stock, redeem all but not less than all the then outstanding Rights at $.01 per Right.


     A Rights Agreement dated as of March 17, 1989, as amended, between Seagull and The First National Bank of Boston, as Rights Agent (as amended, the "Rights Agreement"), specifies the terms of the Rights, and the foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is available upon written request to Investor Relations, Seagull Energy Corporation, 1001 Fannin, Suite 1700, Houston, Texas 77002-6714, telephone (713) 951-4700.


     The transfer agent and registrar for the Seagull Common Stock is The First National Bank of Boston.

SEAGULL PREFERRED STOCK

     GENERAL. Under Seagull's Articles of Incorporation, the Board of Directors is authorized, without further shareholder action, to provide for the issuance of up to 5,000,000 shares of Seagull Preferred Stock in one or more series, with such voting powers, or without voting powers, and with such designations and relative rights and preferences as shall be set forth in resolutions providing for the issuance thereof adopted by the Seagull Board of Directors. At present, 500,000 shares of Seagull Preferred Stock are designated as Series B Junior Participating Seagull Preferred Stock (the "Series B Preferred Stock") in connection with the Share Purchase Rights Plan described above, although no such shares of Series B Preferred Stock are issued and outstanding. No other shares of Seagull Preferred Stock are issued, outstanding or designated as to series. It is not possible to state the actual effect of the authorization and issuance of a new series of Seagull Preferred Stock upon the rights of holders of the Seagull Common Stock and other series of Seagull Preferred Stock unless and until the Seagull Board of Directors determines the attributes of such new series of Seagull Preferred Stock and the specific rights of its holders. Such effects might include, however, (i) restrictions on dividends on Seagull Common Stock and other series of Seagull Preferred Stock if dividends on such new series of Seagull Preferred Stock have not been paid; (ii) dilution of the voting power of Seagull Common Stock and other series of Seagull Preferred Stock to the extent that such new series of Seagull Preferred Stock has voting rights, or to the extent that any such new series of Seagull Preferred Stock is convertible into

Seagull Common Stock; (iii) dilution of the equity interest of Seagull Common Stock and other series of Seagull Preferred Stock; and (iv) limitation on the right of holders of Seagull Common Stock and other series of Seagull Preferred Stock to share in Seagull's assets upon liquidation until satisfaction of any liquidation preference attributable to such new series of Seagull Preferred Stock. While the ability of Seagull to issue Seagull Preferred Stock provides flexibility in connection with possible acquisitions and other corporate purposes, its issuance could be used to impede an attempt by a third party to acquire a majority of the outstanding voting stock of Seagull.


     The Seagull Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the series designation relating to a particular series of the Seagull Preferred Stock. A series designation relating to a series of Seagull Preferred Stock may include the following specific terms: (i) the designation of such Seagull Preferred Stock, the number of shares offered and the liquidation value thereof; (ii) the price at which such Seagull Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) the liquidation preference thereof; (v) any redemption or sinking fund provisions;
(vi) any conversion or exchange provisions of such Seagull Preferred Stock; and
(vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, limitations and restrictions of such Seagull Preferred Stock.


     The Seagull Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the series designation relating to a particular series of the Seagull Preferred Stock, each series of the Seagull Preferred Stock will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of the Seagull Preferred Stock, if any, and senior to the Series B Preferred Stock. Holders of Seagull Preferred Stock will have no preemptive rights to subscribe for or purchase shares of capital stock.

     DIVIDEND RIGHTS. Holders of the Seagull Preferred Stock of each series will be entitled to receive, when, as and if declared by the Seagull Board of Directors, out of assets of Seagull legally available therefor, cash dividends at such rates and on such dates as are set forth in the series designation relating to such series of the Seagull Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of Seagull on such record dates as will be fixed by the Seagull Board of Directors or a duly authorized committee thereof. Dividends on any series of the Seagull Preferred Stock may be cumulative or noncumulative, as provided in the series designation relating thereto. If the Seagull Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Seagull Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and Seagull shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

     No full dividends will be declared or paid or set apart for payment on Seagull Preferred Stock of any series ranking, as to dividends, on a parity with or junior to any series of Seagull Preferred Stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment on such series of Seagull Preferred Stock for the then-current dividend period and, if such Seagull Preferred Stock is cumulative, all other dividend periods terminating on or before the date of payment of such full dividends. When dividends are not paid in full upon any series of the Seagull Preferred Stock and any other Seagull Preferred Stock ranking on a parity as to dividends with such series of the Seagull Preferred Stock, all dividends declared upon such series of the Seagull Preferred Stock and any other Seagull Preferred Stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the Seagull Preferred Stock and such other Seagull Preferred Stock will in all cases bear to each other the same ratio that accrued dividends, including, in the case of cumulative Seagull Preferred Stock, accumulations, if any, in respect of prior dividend periods, per share on such series of the Seagull Preferred Stock and such other Seagull Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative Seagull Preferred Stock, accumulations, if any, in respect of prior dividend periods, on all outstanding shares of any series of the Seagull Preferred Stock have been paid or declared and set aside for payment, no dividends (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, Seagull Common Stock or another stock ranking junior to such series of the Seagull Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distributions made upon the Seagull Common Stock or any other stock of Seagull ranking junior to or on a parity with the Seagull Preferred Stock as to dividends or upon liquidation, nor will any Seagull Common Stock or any other stock of Seagull ranking junior to or on a parity with such series of the Seagull Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Seagull (except by conversion into or exchange for stock of Seagull ranking junior to such series of the Seagull Preferred Stock as to dividends and upon liquidation). No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

     The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period longer or short other than a full dividend period shall be computed on the basis of 30-day months and a 360-day year.

     Each series of Seagull Preferred Stock will be entitled to dividends as described in the series designation relating to such series, which may be based upon one or more methods of determination. Different series of the Seagull Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

     RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Seagull, the holders of each series of Seagull Preferred Stock will be entitled to receive out of assets of Seagull available for distribution to stockholders, before any distribution of assets is made to holders of Seagull Common Stock or any other class of stock ranking junior to such series of the Seagull Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the series designation relating to such series of the Seagull Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Seagull Preferred Stock is cumulative, for all dividend periods prior thereto. If, upon any voluntary or involuntary liquidation, dissolution or winding up of Seagull, the amounts payable with respect to the Seagull Preferred Stock of any series and any other shares of stock of Seagull ranking as to any such distribution on a parity with such series of the Seagull Preferred Stock are not paid in full, the holders of the Seagull Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of Seagull in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Seagull Preferred Stock will have no right or claim to any of the remaining assets of Seagull. Neither the sale of all or substantially all the property or business of Seagull nor the merger or consolidation of Seagull into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of Seagull.

     REDEMPTION. A series of the Seagull Preferred Stock may be redeemable, in whole or in part, at the option of Seagull, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the series designation relating to such series.

     The series designation relating to a series of Seagull Preferred Stock that is subject to mandatory redemption will specify the number of shares of such series of Seagull Preferred Stock that will be redeemed by Seagull in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash, capital stock or in cash received from the net proceeds of the issuance of capital stock of Seagull, as specified in the series designation relating to such series of Seagull Preferred Stock.

     If fewer than all the outstanding shares of any series of the Seagull Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed will be determined by lot or pro rata as may be determined by the Seagull Board of Directors or a duly authorized committee thereof, or by any other method which may be determined by the Seagull Board of Directors or such committee to be equitable. From and after the date of redemption (unless default shall be made by Seagull in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Seagull Preferred Stock called for redemption, and all rights of the holders thereof (except the right to receive the redemption price) shall cease.


     In the event that full dividends, including accumulations in the case of cumulative Seagull Preferred Stock, on any series of the Seagull Preferred Stock have not been paid, such series of the Seagull Preferred Stock may not be redeemed in part and Seagull may not purchase or acquire any shares of such series of the Seagull Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Seagull Preferred Stock.

     CONVERSION OR EXCHANGE RIGHTS. The series designation for any series of the Seagull Preferred Stock will state the terms, if any, on which shares of such series are convertible into, or exchangeable for, securities of Seagull or another person.

     VOTING RIGHTS. Unless otherwise determined by the Seagull Board of Directors and indicated in the series designation relating to a particular series of Seagull Preferred Stock, the holders of the Seagull Preferred Stock will not be entitled to vote, except as set forth below or except as expressly required by applicable law. In the event Seagull issues share of any series of Seagull Preferred Stock with voting rights, including any voting rights in the case of dividend arrearages, unless otherwise specified in the series designation relating to a particular series of Seagull Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Seagull Preferred Stock are entitled to vote. In the case of any series of Seagull Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of other series of Seagull Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not on the aggregate liquidation preference or initial offering price of the shares of such series of Seagull Preferred Stock.

     Except as set forth in the series designation relating to a series of Seagull Preferred Stock, if at any time dividends on any series of Seagull Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, (which, with respect to any series of Seagull Preferred Stock whose dividend periods are other than quarterly, shall be deemed to be a number of dividend periods containing not less than 540 days), all holders of Seagull Preferred Stock on which dividends are in arrears and as to which similar voting rights have been conferred, voting as a class, irrespective of series, shall have the right to elect two directors. Directors so elected by such holders of Seagull Preferred Stock shall continue in office until their successors shall have been elected or until such time as all accrued and unpaid dividends for all previous dividend periods and for any current dividend period on all shares of such Seagull Preferred Stock then outstanding shall have been declared and paid or set apart for payment.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of Seagull Preferred Stock, voting as a separate class, will be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of the Articles of Incorporation that will (i) increase or decrease the aggregate number of authorized shares of such series or of Seagull Preferred Stock, (ii) increase or decrease the par value of the Seagull Preferred Stock, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of such series or of the Seagull Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of such series or of Seagull Preferred Stock, (v) change the designations, preferences, limitations or relative rights of the shares of such series or the Seagull Preferred Stock,
(vi) change the shares of such series or the Seagull Preferred Stock into the same or a different number of shares of the same class or series or another class or series, (vii) create a new class or series of shares having rights and preferences equal, prior or superior to the shares of such series or the Seagull Preferred Stock, or increase the rights and preferences of any class or series having rights and preferences equal, prior or superior to the shares of such series or the Seagull Preferred Stock, or increase the rights and preferences of any class or series having rights or preferences later or inferior to the shares of such series or the Seagull Preferred Stock in such a manner as to become equal, prior or superior to the shares of such class or series, (viii) divide the shares of Seagull Preferred Stock into series and fix and determine the designation of such series and the variations in the relative rights and preferences between the shares of such series, (ix) limit or deny the existing preemptive rights of the shares of such series or of the Seagull Preferred Stock, (x) cancel or otherwise affect dividends on the shares of such series or the Seagull Preferred Stock that had accrued but had not been declared or (xi) include in or delete from the Articles of Incorporation any provisions required or permitted to be included in the Articles of Incorporation of a close corporation within the meaning of the TBCA. The foregoing provisions are not applicable to the designation of series by the Seagull Board of Directors in the manner described under the heading "-- General" above. If the holders of the outstanding shares of Seagull Preferred Stock are entitled to vote as a class on a proposed amendment and the amendment would affect all series of such class (other than any series of which no shares are outstanding or any series that is not affected by the amendment) equally, then the holders of the separate series shall not be entitled to separate class votes, but shall instead vote together as one class. Notwithstanding the foregoing, the approval of a proposed amendment to the Articles of Incorporation that would solely effect changes in the designations, preferences, limitations and relative rights, including voting rights, of one or more series of shares that have been established by the Seagull Board of Directors as described above under the heading "-- General," shall not require the approval of the holders of the outstanding shares of any class or series other than such series if the preferences, limitations and relative rights of such series after giving effect to such amendment and of any series that may be established as a result of a reclassification of such series are, in each case, within those permitted to be fixed and determined by the Seagull Board of Directors with respect to the establishment of any new series of shares pursuant to the authority granted the Seagull Board of Directors as described above under the heading "-- General."


     SERIES B PREFERRED STOCK. In connection with the adoption of the Share Purchase Rights Plan described above, on March 1, 1989, Seagull's Board of Directors designated 500,000 shares of Seagull's authorized but unissued Seagull Preferred Stock as the Series B Preferred Stock. The terms of Series B Preferred Stock are such that one share of Series B Preferred Stock will be approximately equivalent to 100 shares of Seagull Common Stock. Each 1/100th of one share of Series B Preferred Stock has the same dividend and voting rights as one full share of Seagull Common Stock. In addition, each 1/100th of one share of Series B Preferred Stock has a minimum quarterly dividend of $.01, a liquidation preference and certain other rights preferential to Seagull Common Stock. Pursuant to the Share Purchase Rights Plan, Rights have been issued to the holders of the Seagull Common Stock, but such Rights have not yet become exercisable or transferable apart from the certificate for the Seagull Common Stock, and no shares of Series B Preferred Stock have been issued.

             COMPARATIVE RIGHTS OF SEAGULL AND GLOBAL SHAREHOLDERS


     If the Merger is consummated, the shareholders of Global will become shareholders of Seagull. The rights and obligations of the holders of Seagull Common Stock are governed by Texas law, pursuant to the TBCA, and by Seagull's Articles of Incorporation and Bylaws. Those of the holders of Global Common Stock are currently governed by New Jersey law, pursuant to the NJBCA, and by Global's Restated Certificate of Incorporation and Bylaws. The following is a brief summary of certain differences between the rights and obligations of the holders of Seagull Common Stock and those of the holders of Global Common Stock and is qualified in its entirety by reference to the relevant provisions of the TBCA, the NJBCA, Seagull's Articles of Incorporation and Bylaws, and Global's Restated Certificate of Incorporation and Bylaws.


VOTING OF SHARES OF COMMON STOCK

     Each share of Seagull Common Stock and each share of Global Common Stock is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Cumulative voting rights are not provided for the shareholders of either company.

DIVIDEND RIGHTS

     The rights of the shareholders of Seagull Common Stock and Global Common Stock to the receipt of dividends are limited by the TBCA and the NJBCA, respectively. Under the TBCA, a corporation may not declare a dividend if, after giving effect to the dividend, (i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the dividend would be greater than the excess of the corporation's net assets over its stated capital. Under the NJBCA, a corporation may not declare a dividend if, after giving effect to the dividend, (i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than its total liabilities. The holders of Seagull Common Stock and the holders of Global Common Stock are entitled to receive ratably from funds legally available for the payments thereof, dividends when and as declared by resolution of their respective boards of directors.

SHAREHOLDER APPROVAL

     Under the TBCA, amendments to a corporation's articles of incorporation and the approval of plans of merger, sales of substantially all assets and similar transactions generally require the approval of holders of at least two-thirds of the outstanding shares of capital stock entitled to vote thereon. The TBCA, however, provides that the board of directors of a Texas corporation not a party to a merger need not submit the plan of merger to its shareholders for approval. Seagull has been advised by outside legal counsel that Seagull is not a party to the Merger for purposes of the TBCA and, therefore, is not required by law to submit the Merger Agreement to the holders of Seagull Common Stock for their approval.

     Under New Jersey law applicable to corporations which were incorporated after January 1, 1969, including Global, the affirmative vote of a majority of the votes cast by the holders of shares of capital stock entitled to vote thereon is required for approval of such matters. Pursuant to Global's Restated Certificate of Incorporation, however, a vote of at least two-thirds of the votes cast by the holders of shares entitled to vote thereon is required for amendments to certain provisions of Global's Restated Certificate of Incorporation, which amendments include, but are not limited to, shareholder voting rights, procedures for shareholder actions, number, election and removal of directors, related-party transactions, and requirements for amendments to Global's Restated Certificate of Incorporation and Bylaws.

     Amendments to Global's Bylaws require the approval of either a majority of shares of Global Common Stock voting at a meeting of shareholders (except an amendment to the provision in Global's Bylaws establishing the size of its Board of Directors and the filling of any vacancies thereof, which requires a 75%
vote) or a majority of the entire Board of Directors; provided, however, that the amendment of any bylaw adopted by the shareholders of Global may be expressly reserved to such shareholders by resolution thereof. Amendments to Seagull's Bylaws require the approval of either a majority of the outstanding shares of Seagull Common Stock entitled to vote thereon or the Board of Directors, except that a vote of the holders of at least two-thirds of the shares entitled to vote thereon is required for amendments relating to the powers, number, term of office (including classified board provisions), vacancies and removals of the Board of Directors or the provisions authorizing amendments to Seagull's Bylaws.

DISSENTERS' OR APPRAISAL RIGHTS

     Subject to certain specified exceptions, dissenters' rights are authorized under both the NJBCA and the TBCA for plans of merger to which a corporation is a party, sales of substantially all of its assets, and similar transactions. Under the NJBCA, however, a shareholder does not have the right to dissent from any plan of merger or consolidation with respect to shares of a class or series listed on a national securities exchange or held of record by at least 1,000 holders and also denies such rights to shareholders who will receive cash and/or such securities in the proposed transaction.


     The TBCA contains a similar provision. Specifically, the TBCA denies dissenters' rights to shareholders with respect to shares listed on a national securities exchange or held of record by at least 2,000 holders, provided such shareholders are not required by the terms of the plan of merger or the plan of exchange to accept any consideration other than (i) shares of a corporation that, immediately after the merger or exchange, will be part of a class or series listed or authorized for listing on a national securities exchange or held of record by not less than 2,000 holders, and (ii) cash in lieu of fractional shares otherwise entitled to be received.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

     Under New Jersey law, shareholders may take any action without a meeting upon the written consent of all shareholders entitled to vote thereon, except for actions involving mergers, consolidations and other similar transactions which require the written consent of (i) all shareholders or (ii) only those shareholders entitled to vote thereon if the remaining shareholders are provided the statutorily required notice. Global's Restated Certificate of Incorporation expressly prohibits its shareholders from taking any action without a meeting except as provided above.

     Texas law permits the shareholders of a Texas corporation to take action without a meeting, without prior notice and without a vote upon the written consent of all shareholders entitled to vote thereon. Seagull's Bylaws reiterate this right.

SHAREHOLDERS PROPOSALS


     Global's Restated Certificate of Incorporation provides, in general, that a proposal for action at a meeting of its shareholders may be made by a shareholder only at a meeting of shareholders at which the election of directors is to be considered and only if (i) the person making the proposal is the record or beneficial owner of a security entitled to be voted on such matters at such meeting, and (ii) not less than ninety (90) days in advance of the first anniversary of the date of the proxy statement or information issued by Global in connection with the last meeting of shareholders at which directors were elected, the person making the proposal shall have notified the Secretary of Global of his or her intention to be present at the meeting and present such proposal at such meeting.


     For a description of the provisions contained in Seagull's Bylaws related to nominating directors or submitting shareholder proposals, see "Shareholder Proposals--Seagull."

SPECIAL MEETINGS

     Global's Restated Certificate of Incorporation and Bylaws provide that a special meeting of its shareholders may be called at any time by the Chairman of the Board, the Board of Directors, or the holders of at least 10% of all the shares entitled to vote at the proposed special meeting.

     Seagull's Bylaws similarly provide that a special meeting of its shareholders may be called at any time by the Chairman of the Board, the President, the Board of Directors, or the holders of at least 10% of all the shares entitled to vote at the proposed special meeting.

CLASSIFICATIONS OF BOARD OF DIRECTORS


     Both Global's Restated Certificate of Incorporation and Seagull's Bylaws provide for the classification of the companies' respective Boards of Directors into three classes, with directors serving staggered three-year terms. As a result, approximately one-third of both Global's and Seagull's Board of Directors will be elected each year. The classified board provision could increase the likelihood that, in the event of an attempted takeover of Global or Seagull, incumbent directors would retain their positions and, consequently, may have the effect of discouraging, delaying or preventing a change of control.


VACANCIES AND INCREASES IN THE BOARD OF DIRECTORS

     Global's Bylaws provide for no fewer than three nor more than 12 directors, the exact number to be determined from time to time by the Global Board of Directors, provided that no increase or decrease in the number of directors may shorten the term of any incumbent director. The Global Board of Directors may, by resolution adopted by 75% of the directors then in office, fill any vacancy resulting from an increase in the Global Board of Directors or otherwise.

     Seagull's Bylaws authorize no fewer than eight nor more than 15 directors, the exact number to be determined from time to time by the Seagull Board of Directors, provided that no decrease in the number of directors that would have the effect of shortening the term of an incumbent director may be made by the Seagull Board of Directors.

     Seagull's Bylaws provide that any vacancy occurring in the Seagull Board of Directors by reason of an increase in the number of directors or otherwise may be filled by (i) election at an annual or special meeting of the Seagull shareholders called for that purpose or (ii) the Seagull Board of Directors. However, the TBCA imposes certain limitations on the ability of a corporation's board of directors to fill a directorship resulting from an increase in the size of the board, as opposed to a vacancy resulting from the removal, resignation or death of a director. Because of these TBCA limitations, any directorship resulting from an increase in the size of the Seagull Board may be filled by the Seagull Board only if (A) such directorship is for a term of office that expires at the next election of directors by the Seagull shareholders and (B) the number of such directorships filled by the Seagull Board between any two successive annual meetings of Seagull shareholders is not greater than two directors. Any vacancy occurring in the Seagull Board of Directors for a reason other than an increase in the number of directors may be filled as provided above in (i) or
(ii) or by the affirmative vote of a majority of the remaining directors, regardless of whether less than a quorum.

REMOVAL OF DIRECTORS

     The NJBCA provides, subject to certain qualifications, for the removal of directors for cause or, unless otherwise provided in the certificate of incorporation, without cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. One such qualification is that shareholders of a corporation whose board of directors is classified, as is Global's, cannot remove a director without cause unless the certificate of incorporation provides otherwise. New Jersey law also provides that a certificate of incorporation or bylaws may provide that the board of directors shall have power to remove a director for cause. Global's Restated Certificate of Incorporation provides that a director may be removed by (i) the Board of Directors for cause and (ii) the shareholders with or without cause by the affirmative vote of a majority of the votes entitled to vote thereon. The ability of shareholders to remove a director without cause is limited if a Majority Shareholder (as defined in Global's Restated Certificate of Incorporation) has held such status for fewer than twenty-four consecutive months.

     The TBCA provides that (if authorized by a corporation's articles of incorporation or bylaws) at any meeting of shareholders called expressly for that purpose, a director may be removed, with or without cause, by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote at an election of directors. Seagull's Bylaws provide, however, that directors may be removed only for cause, at a shareholder meeting called expressly for the purpose, by a vote of a majority of the shares entitled to vote for the election of directors.

INDEMNIFICATION OF DIRECTORS; DIRECTOR'S LIABILITY

     Seagull's Bylaws provide that, to the fullest extent permitted by Texas law, a present or former director of Seagull will be indemnified by Seagull against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such director, only if the director: (i) conducted himself in good faith; (ii) reasonably believed (A) in the case of conduct in his official capacity as a director that his conduct was in Seagull's best interests, and (B) in all other cases, that his conduct was at least not opposed to Seagull's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Notwithstanding the foregoing, if the director is found liable to Seagull or is found liable on the basis that a personal benefit was improperly received by the director, the TBCA (i) limits indemnification to reasonable expenses actually incurred by the director in connection with the relevant proceeding, and (ii) prohibits indemnification with respect to any proceeding in which the director is found liable for willful or intentional misconduct in the performance of his duty to Seagull.

     As authorized by the NJBCA, Global's Restated Certificate of Incorporation provides that none of its directors will be personally liable to Global for damages for breach of any duty owed to Global or its shareholders. Under the NJBCA, a corporation has the power to indemnify a director against his expenses and liabilities in connection with any proceeding involving the director by reason of his being or having been such a director, other than a proceeding by or in the right of the corporation, if (i) such director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) with respect to any criminal proceeding, such director had no reasonable cause to believe his conduct was unlawful.

     In connection with a proceeding by or in the right of the corporation, indemnification for expenses generally is permitted by the NJBCA if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The NJBCA requires a corporation to indemnify a director against expenses to the extent the director has been successful on the merits or otherwise.

     Notwithstanding the foregoing, the NJBCA prohibits indemnification to or on behalf of a director if a judgment or other final adjudication adverse to the director establishes that his acts or omissions (i) were in breach of his duty of loyalty, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in the receipt by the director of an improper personal benefit. As with Seagull's Bylaws, Global's Bylaws also provide indemnification to its present and former directors to the fullest extent permitted by state law.

     For additional information, see "Description of Seagull Capital Stock."

                             ELECTION OF DIRECTORS

     Seagull's Bylaws provide for a classified Board of Directors. Thus, the Seagull Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire, respectively, on the dates of Seagull's Annual Meetings of Shareholders in 1999, 1997 and 1998. Pursuant to the terms of the Merger Agreement, at the Effective Time, the size of the Board of Directors of Seagull will be increased from 11 directors to 14 directors, and the three Global Designees will fill the newly created vacancies. Robert F. Vagt will be elected to Class I of the Seagull Board (with a term expiring in 1999),
R. A. Walker will be elected to Class II of the Seagull Board (with a term expiring in 1997) and Sidney R. Petersen will be elected to Class III of the Seagull Board (with a term expiring in 1998). The terms of the Global Designees will expire at the Seagull annual meeting in the year indicated above and until their respective successors shall have been elected and qualified.


     Each of the Global Designees currently serves as a director of Global. The eleven directors currently serving on the Seagull Board of Directors will not be required to stand for election at the Seagull Special Meeting.


     A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Texas law and Seagull's Articles of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed in the table below. Although the Seagull Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Seagull Special Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be designated by Global in accordance with the terms of the Merger Agreement.

     The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of Global Common Stock and Seagull Common Stock (on an as-converted basis), as of June 30, 1996 by each of the Designated Directors and by the Designated Directors as a group:

                                                                                              PRO
                                                                                             FORMA
                                                                                           PERCENTAGE
                                                                            TOTAL             OF
                                            SHARES OF                     PRO FORMA         SEAGULL
                          SHARES OF          SEAGULL       SHARES OF      SHARES OF       COMMON STOCK
                           GLOBAL           COMMON STOCK    SEAGULL        SEAGULL           OWNED
                          COMMON STOCK        TO BE        COMMON STOCK   COMMON STOCK      (AFTER
                          BENEFICIALLY      RECEIVED IN    BENEFICIALLY   BENEFICIALLY  GIVING EFFECT TO
     NAME OF NOMINEE      OWNED(1)          THE MERGER(2)    OWNED          OWNED        THE MERGER)(3)
- ------------------------- ---------         ---------      ---------      ---------      --------------
Sidney R. Petersen.......    22,000(4)(5)      19,360             --             --             *%
Robert F. Vagt...........   467,158(6)(7)     411,099             --             --             *
R. A. Walker............. 6,311,547(8)      5,554,161      1,020,200(9)   6,574,361(9)       10.4
                          ---------         ---------      ---------      ---------          ----
Nominees as a group...... 6,800,705         7,004,820      1,020,200      6,574,361          11.0

- ---------------

  * Less than 1%.

(1) Except as indicated, (i) the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, and (ii) none of the shares shown in the table or referred to in the footnotes hereto are shares of which the persons named in the table have the right to acquire beneficial ownership within 60 days as specified in Rule 13d-3(d)(1) under the Exchange Act.

(2) Assumes the maximum Common Stock Exchange Ratio of .88.

(3) Assumes 62,969,249 shares of Seagull Common Stock are outstanding at the Effective Time.

(4) Includes 2,000 shares for Global Common Stock held in The Petersen Family Trust, as to which Mr. Petersen is one of two trustees.

(5) Includes options to acquire 20,000 shares of Global Common Stock, all which are fully vested as of the date of this Joint Proxy Statement/Prospectus.

(6) Includes 2,158 shares of Global Common Stock arising from participation in the Global Natural Resources Inc. Employees 401(k) Savings Plan.

(7) Includes options to acquire 450,000 shares of Global Common Stock, all which are fully vested as of the date of this Joint Proxy Statement/Prospectus.

(8) All of such shares of Global Common Stock are held by Prudential or by mutual funds managed by Prudential Mutual Fund Investment Managers or Prudential Diversified Investors (hereinafter, the "Prudential Entities"). Mr. Walker does not own any of these shares directly, and any beneficial ownership results solely from Mr. Walker's relationship with the Prudential Entities. The Prudential Entities have sole voting and investment power with respect to such shares. Mr. Walker, who is a Vice President of Prudential, disclaims beneficial ownership of such shares.

(9) Includes 1,020,200 shares of Seagull Common Stock presently held by the Prudential Entities. Mr. Walker does not own any of these shares directly, and any beneficial ownership results solely from Mr. Walker's relationship with the Prudential Entities. The Prudential Entities have sole voting and investment power with respect to such shares. Mr. Walker disclaims beneficial ownership of such shares.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of KPMG Peat Marwick LLP will be present at the Seagull Special Meeting and the Global Special Meeting to respond to appropriate questions of shareholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the Seagull Common Stock to be issued in the Merger has been passed upon for Seagull by Vinson & Elkins L.L.P., Houston, Texas. Certain tax consequences of the Merger have been passed upon for Seagull by Vinson & Elkins L.L.P., Houston, Texas, and for Global by Fulbright & Jaworski, L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements included in Seagull's Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering Seagull's December 31, 1995 consolidated financial statements refers to a change in the method of accounting for the impairment of long-lived assets and long-lived assets to be disposed of.

     The consolidated financial statements included in Global's Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering Global's December 31, 1995 consolidated financial statements refers to a change in 1995 in the method of accounting for the impairment of long-lived assets and long-lived assets to be disposed of, and a change in 1994 in the method of accounting for certain debt and equity securities.


     The consolidated financial statements of Esso Suez included in Seagull's Current Report on Form 8-K filed with the Commission on August 28, 1996 have been incorporated by reference herein in reliance upon the report of Price Waterhouse, independent accountants, and given on the authority of said firm as experts in accounting and auditing.



     Certain information with respect to the gas and oil reserves associated with Seagull's gas and oil properties at December 31, 1995, gas and oil reserves owned by Novalta Resources Inc. for the year ended December 31, 1994 and the gas and oil reserves associated with Seagull's properties located in the Mid-Continent region at December 31, 1994 and December 31, 1993 derived from the reports of DeGolyer and MacNaughton, independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.


     Certain information with respect to the gas and oil reserves owned by Seagull Mid-South Inc. at December 31, 1994 and December 31, 1993 derived from the reports of Netherland, Sewell & Associates, Inc., independent petroleum engineers, has been included and incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

     Certain information with respect to Seagull's other gas and oil reserves at December 31, 1994 and December 31, 1993 derived from the reports of Ryder Scott Company, independent petroleum engineers, has been included and incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

     Certain information with respect to the gas and oil reserves owned by Global and its subsidiaries derived from the reports of Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers, independent petroleum engineers, has been included and incorporated by reference herein in reliance upon such firms as experts with respect to the matters contained therein.

                              CERTAIN DEFINITIONS

     As used in this Joint Proxy Statement/Prospectus:


     With respect to volumes, "Bcf" means billion cubic feet, "Mcf" means thousand cubic feet, "MMbbls" means million barrels, one "Bcfe" equals the energy equivalent of one Bcf of natural gas, "MMcf/d" means million cubic feet per day, "Mbbls/d" means thousand barrels per day, "Bbls/d" means barrels per day, one "MMcfe/d" means the energy equivalent of one million cubic feet of natural gas per day and "MMbtu" means million British thermal units. Unless otherwise indicated in this Joint Proxy Statement/Prospectus, gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60(++) Fahrenheit. Unless otherwise indicated, where crude oil, condensate and natural gas liquids volumes are converted into natural gas equivalents, a ratio of six Mcf to one barrel is used, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas.


     When used in describing acreage on drilling locations, the term "net" refers to the total acres on drilling locations in which a person has a working interest, multiplied by the percentage working interest owned by such person. When used in describing production, the term "net" refers to the sum of (i) the total production in which a person has a working interest, multiplied by the percentage of net revenue interest owned by such person and (ii) the total production that is attributable to royalty interests held by such person.

     "Proved" reserves refer to net proved developed and undeveloped reserves of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be economically recoverable in the future from known reservoirs under existing conditions. Proved "developed" reserves are those proved reserves reasonably expected to be recovered with existing equipment and operating methods, while proved "undeveloped" reserves are those proved reserves reasonably expected to be recovered from new wells on undrilled acreage, from existing wells where a relatively large expenditure is required and from acreage where an application of fluid injection or other improved recovery technique is contemplated (where such technique has been proved effective by actual tests in the area in the same reservoir or one with similar rock and fluid properties). The reserve volumes provided in and incorporated by reference in this Joint Proxy Statement/Prospectus are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered. Moreover, estimates of proved reserves may increase or decrease as a result of future operations and changes in market conditions.

                             SHAREHOLDER PROPOSALS

SEAGULL

     Seagull shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.


     PROPOSALS FOR 1997 ANNUAL MEETING. Pursuant to various rules promulgated by the Commission, any proposals of holders of Seagull Common Stock intended to be presented to the annual meeting of shareholders of Seagull to be held in 1997 must be received by Seagull, addressed to Sylvia Sanchez, Corporate Secretary, 1001 Fannin, Suite 1700, Houston, Texas 77002, no later than November 29, 1996, to be included in Seagull's proxy statement and form of proxy relating to that meeting.



     In addition to the Commission rules described in the preceding paragraph, Seagull's Bylaws provide that for business to be properly brought before Seagull's annual meetings of shareholders beginning with the 1997 Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Seagull Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Seagull Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of Seagull who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Seagull, the shareholder must have given timely notice in writing of the business to be brought before an annual meeting of shareholders of Seagull to the Secretary of Seagull. To be timely for the 1997 annual meeting, a shareholder's notice must be delivered to or mailed and received at Seagull's principal executive offices, 1001 Fannin, Suite 1700, Houston, Texas 77002-6714, on or before February 12, 1997. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Seagull's books, of the shareholder proposing such business,
(iii) the acquisition date, the class and the number of shares of Seagull Common Stock which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in Seagull's Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.



     NOMINATIONS FOR 1997 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS. Only persons who are nominated in accordance with the following procedures will be eligible for election as directors. Nominations of persons for election to Seagull's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Seagull Board of Directors or (b) by any shareholder of Seagull who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Seagull Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Seagull. To be timely, a shareholder's notice shall be delivered to or mailed and received at Seagull's principal executive offices, 1001 Fannin, Suite 1700, Houston, Texas 77002-6714 (i) with respect to an election to be held at the 1997 annual meeting of shareholders of Seagull, on or before February 12, 1997, and (ii) with respect to an election to be held at a special meeting of shareholders of Seagull for the election of Directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation

14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on Seagull's books, of such shareholder, and (ii) the class and number of shares of capital stock of Seagull which are beneficially owned by the shareholder. In the event a person is validly designated as a nominee to the Seagull Board and shall thereafter become unable or unwilling to stand for election to the Seagull Board of Directors, the Seagull Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

GLOBAL

     If the Merger is not consummated, any proposals of shareholders of Global intended to be presented at the Annual Meeting of Shareholders of Global to be held in 1997 must be received by Global, addressed to the Secretary of Global at 5300 Memorial Drive, Suite 800, Houston, Texas 77007-8295, no later than November 29, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Global's Nominating Committee designates the nominees for election as directors at the Annual Meeting of Shareholders and will consider written recommendations by shareholders for nominees for director at any meetings of shareholders called for the election of directors delivered to the Nominating Committee c/o E. Lynn Hill, Secretary, Global Natural Resources Inc., 5300 Memorial Drive, Suite 800, Houston, Texas 77007 not fewer than fourteen (14) days nor more than fifty (50) days prior to such meeting. Each such notice shall set forth (i) the name, business address, if any, and residence address of the nominator, (ii) the name, age, business address and, if known, resident address of each nominee proposed in such notice, (iii) the principal occupation or employment of each such nominee, (iv) the number of shares of Global which are owned beneficially and the number of shares which are owned of record by each such nominee, and (v) the number of shares of Global which are owned beneficially and the number of shares which are owned of record by the nominator.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          SEAGULL ENERGY CORPORATION,

                             GNR MERGER CORPORATION

                                      AND

                         GLOBAL NATURAL RESOURCES INC.

                           Dated as of July 22, 1996

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  THE MERGER

Section 1.1     The Merger..............................................................    A-1
Section 1.2     Effective Time of the Merger............................................    A-1
Section 1.3     Tax Treatment...........................................................    A-1
Section 1.4     Accounting Treatment....................................................    A-1

                                  ARTICLE II

                          THE SURVIVING CORPORATION

Section 2.1     Certificate of Incorporation............................................    A-1
Section 2.2     Bylaws..................................................................    A-1
Section 2.3     Directors and Officers..................................................    A-2

                                 ARTICLE III

                             CONVERSION OF SHARES

Section 3.1     Conversion of Capital Stock.............................................    A-2
Section 3.2     Surrender and Payment...................................................    A-3
Section 3.3     Global Stock Options....................................................    A-5
Section 3.4     No Fractional Shares....................................................    A-5
Section 3.5     Closing.................................................................    A-6

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF GLOBAL

Section 4.1     Organization and Qualification..........................................    A-6
Section 4.2     Capitalization..........................................................    A-7
Section 4.3     Authority...............................................................    A-7
Section 4.4     Consents and Approvals; No Violation....................................    A-8
Section 4.5     Global SEC Reports......................................................    A-8
Section 4.6     Financial Statements....................................................    A-9
Section 4.7     Absence of Undisclosed Liabilities......................................    A-9
Section 4.8     Absence of Certain Changes..............................................    A-9
Section 4.9     Taxes...................................................................    A-9
Section 4.10    Litigation..............................................................   A-10
Section 4.11    Employee Benefit Plans; ERISA...........................................   A-10
Section 4.12    Environmental Liability.................................................   A-11
Section 4.13    Compliance with Applicable Laws.........................................   A-12
Section 4.14    Insurance...............................................................   A-12
Section 4.15    Labor Matters; Employees................................................   A-13
Section 4.16    Reserve Reports.........................................................   A-13
Section 4.17    Oil and Gas Reserves; Equipment.........................................   A-14
Section 4.18    Title to Oil and Gas Interests..........................................   A-15
Section 4.19    Title to Other Properties...............................................   A-16
Section 4.20    Permits.................................................................   A-16
Section 4.21    Material Contracts......................................................   A-17
Section 4.22    Required Stockholder Vote or Consent....................................   A-17
Section 4.23    Proxy Statement/Prospectus; Registration Statement......................   A-17
Section 4.24    Intellectual Property...................................................   A-18
Section 4.25    Hedging.................................................................   A-18

Section 4.26    Brokers.................................................................   A-18
Section 4.27    Tax-Free Reorganization and Pooling.....................................   A-18

                                  ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF SEAGULL AND MERGER SUB

Section 5.1     Organization and Qualification..........................................   A-19
Section 5.2     Capitalization..........................................................   A-19
Section 5.3     Authority...............................................................   A-20
Section 5.4     Consents and Approvals; No Violation....................................   A-20
Section 5.5     Seagull Financial Statements............................................   A-21
Section 5.6     Absence of Undisclosed Liabilities......................................   A-21
Section 5.7     Absence of Certain Changes..............................................   A-21
Section 5.8     Seagull SEC Reports.....................................................   A-22
Section 5.9     Taxes...................................................................   A-22
Section 5.10    Litigation..............................................................   A-22
Section 5.11    Employee Benefit Plans; ERISA...........................................   A-23
Section 5.12    Environmental Liability.................................................   A-24
Section 5.13    Compliance with Applicable Laws.........................................   A-24
Section 5.14    Insurance...............................................................   A-25
Section 5.15    Labor Matters...........................................................   A-25
Section 5.16    Reserve Reports.........................................................   A-25
Section 5.17    Oil and Gas Reserves; Equipment.........................................   A-26
Section 5.18    Title to Oil and Gas Interests..........................................   A-27
Section 5.19    Title to Other Properties...............................................   A-28
Section 5.20    Material Contracts......................................................   A-28
Section 5.21    Permits.................................................................   A-29
Section 5.22    Required Shareholder Vote or Consent....................................   A-29
Section 5.23    Proxy Statement/Prospectus; Registration Statement......................   A-29
Section 5.24    Intellectual Property...................................................   A-29
Section 5.25    Hedging.................................................................   A-30
Section 5.26    Brokers.................................................................   A-30
Section 5.27    Merger Sub's Operations.................................................   A-30
Section 5.28    Pooling; Tax Matters....................................................   A-30

                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1     Conduct of Business by Global Pending the Merger........................   A-31
Section 6.2     Conduct of Business by Seagull Pending the Merger.......................   A-32
Section 6.3     Conduct of Business of Merger Sub.......................................   A-34

                                 ARTICLE VII

                            ADDITIONAL AGREEMENTS

Section 7.1     Access and Information..................................................   A-34
Section 7.2     Acquisition Proposals...................................................   A-34
Section 7.3     Directors' and Officers' Indemnification and Insurance..................   A-35
Section 7.4     Further Assurances......................................................   A-36
Section 7.5     Expenses................................................................   A-36
Section 7.6     Cooperation.............................................................   A-36
Section 7.7     Publicity...............................................................   A-37
Section 7.8     Additional Actions......................................................   A-37
Section 7.9     Filings.................................................................   A-37

Section 7.10    Consents................................................................   A-37
Section 7.11    Employee Matters; Benefit Plans.........................................   A-37
Section 7.12    Seagull Board...........................................................   A-37
Section 7.13    Stockholders Meetings...................................................   A-38
Section 7.14    Preparation of the Proxy Statement/Prospectus and Registration
                Statement...............................................................   A-38
Section 7.15    Stock Exchange Listing..................................................   A-39
Section 7.16    Notice of Certain Events................................................   A-39
Section 7.17    Site Inspections........................................................   A-40
Section 7.18    Affiliate Agreements; Tax Treatment; Pooling............................   A-40

                                 ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1     Conditions to the Obligation of Each Party..............................   A-40
Section 8.2     Conditions to the Obligations of Seagull and Merger Sub.................   A-41
Section 8.3     Conditions to the Obligations of Global.................................   A-41

                                  ARTICLE IX

                                   SURVIVAL

Section 9.1     Survival of Representations and Warranties..............................   A-42
Section 9.2     Survival of Covenants and Agreements....................................   A-42

                                  ARTICLE X

                      TERMINATION, AMENDMENT AND WAIVER

Section 10.1    Termination.............................................................   A-42
Section 10.2    Effect of Termination...................................................   A-43

                                  ARTICLE XI

                                MISCELLANEOUS

Section 11.1    Notices.................................................................   A-44
Section 11.2    Separability............................................................   A-44
Section 11.3    Assignment..............................................................   A-44
Section 11.4    Interpretation..........................................................   A-44
Section 11.5    Counterparts............................................................   A-45
Section 11.6    Entire Agreement........................................................   A-45
Section 11.7    Governing Law...........................................................   A-45
Section 11.8    Attorneys' Fees.........................................................   A-45
Section 11.9    No Third Party Beneficiaries............................................   A-45
Section 11.10   Disclosure Schedules....................................................   A-45

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") dated as of July 22, 1996, by and among Seagull Energy Corporation, a Texas corporation ("Seagull"), GNR Merger Corporation, a New Jersey corporation and a wholly owned subsidiary of Seagull ("Merger Sub"), and Global Natural Resources Inc., a New Jersey corporation ("Global").

     WHEREAS, the respective Boards of Directors of Seagull, Merger Sub and Global deem it advisable and in the best interests of their respective stockholders that Merger Sub merge (the "Merger") with and into Global upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Merger is intended to be treated as a "pooling of interests" (a "Pooling Transaction") in accordance with United States generally accepted accounting principles ("GAAP") and the rules, regulations and interpretations of the Securities and Exchange Commission (the "SEC");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into Global and the separate corporate existence of Merger Sub shall thereupon cease, and Global shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 14A:10-6 of the New Jersey Business Corporation Act (the "NJBCA"), including without limitation, the Surviving Corporation's succession to and assumption of all rights and obligations of Global.

     Section 1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of New Jersey, which filing shall be made as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof.

     Section 1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under section 368(a) of the Code.

     Section 1.4 Accounting Treatment. It is intended that the Merger shall be accounted for as a "pooling of interests" for financial accounting purposes.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of Global as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time.

     Section 2.2 Bylaws. The Bylaws of Global as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the NJBCA.

     Section 2.3 Directors and Officers. At and after the Effective Time, (a) the Board of Directors of the Surviving Corporation shall be comprised of the persons set forth on Schedule A and (b) the officers of Global immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in the case of both clause (a) and (b) until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                  ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of Global's common stock, par value $1.00 per share (the "Global Common Stock"):

          (a) Each share of Global Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into such number of shares of fully paid and nonassessable voting common stock, par value $0.10 per share, of Seagull ("Seagull Common Stock") equal to the Common Stock Exchange Ratio (as hereinafter defined). The "Common Stock Exchange Ratio" shall be determined as follows: (i) if the Seagull Transaction Value (as hereinafter defined) is equal to or greater than $27.50, then the Common Stock Exchange Ratio shall be equal to .72, if the Seagull Transaction Value is equal to or less than $22.50, then the Common Stock Exchange Ratio shall be equal to .88 and (iii) if the Seagull Transaction Value is less than $27.50 and greater than $22.50, the Common Stock Exchange Ratio shall be determined by linear interpolation between the Common Stock Exchange Ratios set forth in clauses (i) and (ii). The term "Seagull Transaction Value" shall mean the average of the closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive Trading Days in the period commencing 25 Trading Days prior to the date of the Global Special Meeting (as hereinafter defined). For purposes of this Agreement, "Trading Day" shall mean a day on which the New York Stock Exchange (the "NYSE") is open for trading. All such Global Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Global Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate, the Seagull Common Stock (the "Merger Consideration") to which such holder is entitled pursuant to this Section 3.1(a), without interest. Until surrendered as contemplated by this Section 3.1, each Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 3.1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Seagull Common Stock or Global Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

          (c) Each share of Seagull Common Stock, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Seagull Common Stock, and shall not be affected by the Merger.

          (d) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Common Stock Certificate with respect to the Merger Consideration represented thereby until the holder of record of such Common Stock Certificate shall surrender such Common Stock Certificate. Subject to the effect of applicable laws (including, without limitation, escheat and abandoned property laws), following surrender of any such Common Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to such Merger Consideration has not occurred prior to the surrender of such Common Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Common Stock Certificate and a payment date subsequent to the surrender of such Common Stock Certificate.

          (e) All Seagull Common Stock issued upon the surrender of Common Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock Certificates and the Global Common Stock formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Global Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

     Section 3.2  Surrender and Payment.

          (a) Prior to the Effective Time, Seagull shall appoint an agent reasonably acceptable to Global (the "Exchange Agent") for the purpose of exchanging Common Stock Certificates formerly representing Global Common Stock. At or prior to the Effective Time, Seagull shall deposit with the Exchange Agent for the benefit of the holders of Global Common Stock (other than Global, Seagull or any Subsidiary of Seagull), for exchange in accordance with this Section 3.2 through the Exchange Agent, (i) as of the Effective Time, certificates representing the Merger Consideration to be issued pursuant to Section 3.1(a) and (ii) from time to time as necessary, cash to be paid in lieu of fractional shares pursuant to Section 3.4 (such certificates for the Merger Consideration and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and cash in exchange for surrendered Common Stock Certificates formerly representing Global Common Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(f), the Exchange Fund shall not be used for any other purpose.

          (b) Promptly after the Effective Time, but in any event not later than five business days thereafter, Seagull will send, or will cause the Exchange Agent to send, to each holder of a Common Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding Global Common Stock a letter of transmittal and instructions for use in effecting the exchange of such Common Stock Certificates for certificates representing the Merger Consideration and, if applicable, cash in lieu of a fractional share. Provision also shall be made for holders of Common Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Common Stock Certificates in exchange for the Merger Consideration and, if applicable, cash.

          (c) After the Effective Time, Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Seagull Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Sections 3.1 and 3.4 after giving effect to any required tax withholding, and the Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Common Stock Certificates. Until so surrendered, each such Common Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive, upon such surrender, Seagull Common Stock and, if applicable, cash as contemplated by this Article III.

          (d) If any shares of Seagull Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Common Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Common Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

          (e) After the Effective Time, the stock transfer books of Global shall be closed and there shall be no further registration of transfers of Global Common Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article III.

          (f) Any Merger Consideration and any cash in the Exchange Fund that remain unclaimed by the holders of Global Common Stock one year after the Effective Time shall be returned to Seagull, upon demand, and any such holder who has not exchanged such holder's Common Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Seagull, as general creditors thereof, to exchange such Common Stock Certificates or to pay amounts to which they are entitled pursuant to
     Section 3.1. If outstanding Common Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable in respect of such Common Stock Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable in respect of such Common Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Merger Consideration evidenced by such Common Stock Certificates as provided herein shall, to the extent permitted by applicable law, become the property of Seagull, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Seagull, Global or the Surviving Corporation shall be liable to any holder of Common Stock Certificates for any amount paid, or Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) No dividends or other distributions on any Merger Consideration shall be paid to the holder of any unsurrendered Common Stock Certificates with respect to the Seagull Common Stock represented thereby until such Common Stock Certificates are surrendered as provided in this Section 3.2. Following such surrender, there shall be paid, without interest, to the Person in whose name the certificates representing the Merger Consideration issued in exchange therefor are registered, (i) promptly all dividends and other distributions paid in respect of such Merger Consideration with a record date on or after the Effective Time and theretofore paid, and (ii) at the appropriate date, all dividends or other distributions in respect of such Merger Consideration with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender.

          (h) If any Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Seagull may direct as indemnity against any claim that may be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Stock Certificate the Merger Consideration and, if applicable, cash and unpaid dividends and other distributions on any Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     Section 3.3  Global Stock Options.

          (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding employee or director stock option of Global outstanding at the Effective Time (the "Global Stock Options") shall be assumed by Seagull and become an option to purchase that number of shares of Seagull Common Stock obtained by multiplying the number of shares of Global Common Stock issuable upon the exercise of such option by the Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Global Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with
     Section 424(a) of the Code.

          (b) At the Effective Time, subject to any requirements or restrictions necessary in order for the Merger to constitute a Pooling Transaction, automatically and without any action by any person, each outstanding Global Stock Option then held by an employee of Global or any of its Subsidiaries shall become immediately exercisable.

          (c) Seagull shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Seagull Common Stock for delivery upon exercise of Global Stock Options assumed by Seagull pursuant to
     Section 3.3(a) above.

          (d) As promptly as practicable after the Effective Time, Seagull shall file a Registration Statement on Form S-8, as the case may be (or any successor or other appropriate forms) with respect to the shares of Seagull Common Stock subject to Global Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (e) Except as provided herein or as otherwise agreed to by the parties, each of the Global stock option plans providing for the issuance or grant of options in respect to the stock of Global shall be assumed as of the Effective Time by Seagull with such amendments thereto as may be required to reflect the Merger.

          (f) In connection with the submission of the Proxy Statement/Prospectus to its shareholders, Seagull shall seek such shareholder approval as may be necessary so that grants of options and issuances of securities pursuant to the exercise of such options under the Global stock option plans assumed by it hereunder, as amended, and all other Global stock option plans as in effect on the date hereof shall qualify for the exemption for such issuances provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Section 3.4 No Fractional Shares. No fractional shares of Seagull Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Seagull. All holders of fractional shares of Seagull Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Seagull Common Stock to which such holder would otherwise have been entitled by the Closing Sales Price of Seagull Common Stock on the NYSE. For purposes of this Agreement, (i) "Closing Sales Price" shall mean the average of the closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive Trading Days in the period commencing 25 Trading Days prior to the Effective Time.

     Section 3.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location mutually acceptable to Global and Seagull, at 10:00 a.m., local time, on the day (the "Closing Date") on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date and time as Seagull and Global shall agree in writing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF GLOBAL

     Global represents and warrants to Seagull and Merger Sub as follows:

     Section 4.1  Organization and Qualification.

          (a) Global is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Seagull and Merger Sub contemporaneously with the execution hereof (the "Global Disclosure Schedule"), which include each jurisdiction in which the character of Global's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Global Material Adverse Effect (as defined below). Global has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Global has made available to Seagull and Merger Sub a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Global's certificate of incorporation and bylaws as so delivered are in full force and effect. Global is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

          (b) Section 4.1(b) of the Global Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Global and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Global's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1(b) of the Global Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Global Material Adverse Effect. Each of Global's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Global has made available to Seagull and Merger Sub a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Global's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar charter documents) as so delivered are in full force and effect. No Subsidiary of Global is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than Global's Subsidiaries, Global does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

          (c) For purposes of this Agreement, (i) a "Global Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Global and its Subsidiaries taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Global resulting from market conditions generally in the oil and gas industry; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

     Section 4.2  Capitalization.


          (a) The authorized capital stock of Global consists of 100,000,000 shares of Global Common Stock and 750,000 shares of preferred stock, par value $1.00 per share, all of which have been designated as Series B Junior Preferred Stock. As of June 30, 1996, (i) 29,766,510 shares of Global Common Stock were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding, and (iii) stock options to acquire 1,572,950 shares of Global Common Stock were outstanding under all stock option plans and agreements of Global. All of the outstanding shares of Global Common Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above and the Rights Agreement dated as of October 5, 1988 between Global and Registrar and Transfer Company (as amended, the "Global Rights Plan"), there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Global to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for any amendments filed with the Global SEC Reports (as defined below), the Global Rights Plan has not been amended except to provide that the Global Rights Plan is inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby (including the Voting Agreement referred to below) and any other agreement executed and delivered in connection herewith. No "Distribution Date" has occurred within the meaning of the Global Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date. Global has taken all action required to render the Global Rights Plan (and the "Rights" thereunder) inapplicable to this Agreement and the transactions contemplated hereby (including without limitation the execution, delivery or performance of that certain Voting Agreement (the "Voting Agreement") dated of even date herewith between Seagull and The Prudential Life Insurance Company of America (the "Stockholder") and any other agreement executed and delivered in connection herewith).


          (b) Except as set forth on Schedule 4.2(b), Global is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Global Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Global Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Global Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Global or any Global Subsidiary is or may be bound to issue additional shares of capital stock of any Global Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Global are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens (as hereinafter defined).

     Section 4.3 Authority. Global has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby (the "Ancillary Agreements") to which Global is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Global is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Global's Board of Directors, and no other corporate proceedings on the part of Global are necessary to authorize this Agreement and the Ancillary Agreements to which Global is or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of this Agreement and the Merger by its stockholders as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which Global is or will be a party are, or upon execution will be, duly and validly executed and delivered by Global and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Global enforceable against Global in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception").

     Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Global of its obligations hereunder will not:

          (a) subject to the obtaining of any requisite approvals of Global's stockholders as contemplated by Section 7.13 hereof, conflict with any provision of Global's certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

          (b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any governmental or regulatory authority or agency (a "Governmental Authority"), except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws and Customary Post-Closing Consents (as defined in Section 4.18) or (ii) except as set forth in Section 4.4(b) of the Global Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Global Material Adverse Effect, (ii) materially impair the ability of Global or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (c) except as set forth in Section 4.4(c) of the Global Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Global or any of its Subsidiaries is a party or by which Global or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Global Material Adverse Effect, (ii) materially impair the ability of Global or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Global or any Subsidiary of Global;

          (e) result in the creation of any Lien upon any shares of capital stock, properties or assets of Global or any of its Subsidiaries under any agreement or instrument to which Global or any of its Subsidiaries is a party or by which Global or any of its Subsidiaries or any of their properties or assets is bound; or

          (f) result in any holder of any securities of Global being entitled to appraisal, dissenters' or similar rights.

     Section 4.5 Global SEC Reports. Global has filed with the SEC, and has heretofore made available to Seagull and Merger Sub true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1992 under the Securities Act or the Exchange Act (collectively, the "Global SEC Reports"). As of the respective dates such Global SEC Reports were filed or, if any such Global SEC Reports were amended, as of the date such amendment was filed, each of the Global SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Global (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1993, 1994 and 1995 and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1996 (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of Global and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Global and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Global and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 4.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Global SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1995, neither Global nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Global Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Global and its Subsidiaries or the notes thereto which is not so reflected.

     Section 4.8 Absence of Certain Changes. Except as disclosed in the Global SEC Reports or as contemplated by this Agreement, since December 31, 1995 (a) Global and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Global Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Global, or any repurchase, redemption or other acquisition by Global or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Global or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Global or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Global or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of Global.

     Section 4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Global Disclosure Schedule (and for matters that would have no adverse effect on Global):

          (a) Global and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

          (b) Global and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

          (c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Global or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Global or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Global or any of its Subsidiaries. There are no liens for Taxes upon the assets of Global or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

          (d) Neither Global nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

          (e) Prior to the date hereof, Global and its Subsidiaries have disclosed, and provided or made available true and complete copies to Seagull of, all material Tax sharing, Tax indemnity, or similar agreements to which Global or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

          (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

     Section 4.10  Litigation. Except as disclosed in the Global SEC Reports or
Section 4.10 of the Global Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Global's knowledge, threatened against or directly affecting Global, any Subsidiaries of Global or any of the directors or officers of Global or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Global Material Adverse Effect, if adversely determined. Neither Global nor any of its Subsidiaries, nor any officer, director or employee of Global or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Global or such Subsidiary nor, to the knowledge of Global, is Global, any Subsidiary or any officer, director or employee of Global or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Global SEC Reports or Section
4.10 of the Global Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Global or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 4.12.

     Section 4.11  Employee Benefit Plans; ERISA.

          (a) Section 4.11(a) of the Global Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by Global or any trade or business, whether or not incorporated, which together with Global would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (an "Global ERISA Affiliate") within six years prior to the Effective Time, which provide benefits to Global's employees ("Global Benefit Plans").

          (b) With respect to each Global Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Global, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii) neither Global nor any Global ERISA Affiliate has engaged in, and Global and each Global ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject Global or any Global ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Global Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Global or any Global ERISA Affiliate, threatened;
     (v) neither Global nor any Global ERISA Affiliate has engaged in, and Global and each Global ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 4975(c)(1) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Global Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans, such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Global Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Global or a Global ERISA Affiliate.

          (c) No Global Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Global or a Global ERISA Affiliate in connection with which Global could be subject to any liability, lien or encumbrance with respect to any Global Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Global ERISA Affiliate under ERISA or the Code.

          (d) Except as set forth in Section 4.11(d) of the Global Disclosure Schedule, no employees of Global or any of its Subsidiaries are covered by any severance plan or similar arrangement.

     Section 4.12 Environmental Liability. Except as set forth in Section 4.12 of the Global Disclosure Schedule:

          (a) The businesses of Global and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know, each as amended and currently in effect (together, "Environmental Laws").

          (b) Neither Global nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to Global's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Global or any of its Subsidiaries except in material compliance with all Environmental Laws.

          (c) Neither Global nor any of its Subsidiaries has received any written notice from any Governmental Authority or, to the knowledge of Global, any other communication alleging or concerning any material violation by Global or any of its Subsidiaries of, or responsibility or liability of Global or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Global, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Global or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Global Material Adverse Effect, nor does Global have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

          (d) Global and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Global and its Subsidiaries; there are no pending or, to the knowledge of Global, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Global does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

          (e) Without in any way limiting the generality of the foregoing, (i) all off-site locations where Global or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances required by law to be disposed at a licensed disposal site are identified in Section 4.12 of the Global Disclosure Schedule, (ii) to Global's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Global or any of its Subsidiaries are identified in Section
     4.12 of the Global Disclosure Schedule, (iii) to the knowledge of Global, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Global, and (iv) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property owned, leased or operated by Global or any of its Subsidiaries.

     Section 4.13 Compliance with Applicable Laws. Global and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Global nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Global Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this
Section 4.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

     Section 4.14 Insurance. Section 4.14 of the Global Disclosure Schedule lists each of the insurance policies relating to Global or its Subsidiaries which are currently in effect. Global has provided Seagull with a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Global, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Global does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Global Material Adverse Effect. Section 4.14 of the Global Disclosure Schedule describes any self-insurance arrangements affecting Global or its Subsidiaries. The insurance policies listed in Section 4.14 of the Global Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Global and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Global and its Subsidiaries.

     Section 4.15  Labor Matters; Employees.

          (a) Except as set forth in Section 4.15 of the Global Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Global, threatened against or affecting Global or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Global or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Global or any of its Subsidiaries, (iii) none of the employees of Global or any of its Subsidiaries are represented by any labor organization and none of Global or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Global or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Global and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Global or any of its Subsidiaries pending or, to the knowledge of Global, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Global or any of its Subsidiaries, and (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Global or any of its Subsidiaries.

          (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of Global or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN
     Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Global or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN
     Act) affecting any site of employment or facility of Global or any of its Subsidiaries, nor has Global or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Global Material Adverse Effect.

     Section 4.16  Reserve Reports.

          (a) All information supplied to Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers by or on behalf of Global and its Subsidiaries that was material to each such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Global and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Global and its Subsidiaries as of December 31, 1995 and prepared by Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers, respectively (such reserve reports, together with the reserve report concerning the Indonesian properties of Global and its Subsidiaries as of December 31, 1995, the "Global Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Global Reserve Report) true and correct in all material respects and Global has no knowledge of any material errors in such information that existed at the time of such issuance. For purposes of this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Global Reserve Report that would have a Global Material Adverse Effect.

          (b) Set forth in Section 4.16(b) of the Global Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Global Reserve Report that have been disposed of prior to the date of this Agreement.

     Section 4.17 Oil and Gas Reserves; Equipment. Except as otherwise set forth in Section 4.17 of the Global Disclosure Schedule:

          (a) None of the wells included in the Oil and Gas Interests of Global and its Subsidiaries has been overproduced, except where such overproduction individually, or in the aggregate with all other such overproduction, would not have a Global Material Adverse Effect;

          (b) There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Global and its Subsidiaries;

          (c) All wells included in the Oil and Gas Interests of Global and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Global Material Adverse Effect;

          (d) Except as set forth in Section 4.17(d) of the Global Disclosure Schedule, there are no wells included in the Oil and Gas Interests of Global and its Subsidiaries that:

             (i) Global or any of its Subsidiaries is currently obligated by law or contract to plug and abandon or will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities, except for such wells that will not individually, or in the aggregate with all other such wells, result in Global and its Subsidiaries incurring plugging and abandonment costs (net of salvage value) in an amount in excess of $500,000;

             (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the wells; or

             (iii) have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such wells;

          (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Global and its Subsidiaries are being received by Global and its Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $500,000 and held in suspense in the ordinary course of business);

          (f) No person has any call on, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of Global and its Subsidiaries, except where any call, option or similar right would not have a Global Material Adverse Effect and except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, Global or its Subsidiaries will have the right to market production from the Oil and Gas

     Interests of Global and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed;

          (g) Except for gas imbalances between Global or any of its Subsidiaries and any third party working interest owners or pipelines relative to the Oil and Gas Interests of Global or any of its Subsidiaries, which are described in Section 4.17(g) of the Global Disclosure Schedule, neither Global nor any of its Subsidiaries is obligated by any gas prepayment arrangement or by any "take-or-pay" requirement to deliver any gas at a future time without then or thereafter receiving payment therefor; and

          (h) To the knowledge of Global, all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of Global or any of its Subsidiaries as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted.

     Section 4.18  Title to Oil and Gas Interests.

          (a) Except as set forth in Section 4.18 of the Global Disclosure Schedule, Global or its Subsidiaries has defensible title to all of the Oil and Gas Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Global Reserve Report (each, a "Global Classified Property") except to the extent that such interests have thereafter been disposed of in the ordinary course of business consistent with past practice. For the purposes of this Agreement, "defensible title" means, with respect to any Global Classified Property, such record and beneficial title that (x) entitles the party named to receive, from its ownership of such interest, a percentage of all Hydrocarbons produced, saved, and marketed from each well or property included in the Oil and Gas Interests of Global and its Subsidiaries, not less than the net revenue interest set forth in the Global Reserve Report for such well or property, without reduction, suspension, or termination for the productive life of such well or property, except as a result of elections not to participate in an operation under an applicable operating, unit or other agreement, or readjustments of interest provided for under the terms of the applicable operating, unit or other agreement, in each case, after the date hereof; (y) obligates the party named to bear a percentage of the costs and expenses relating to operations on, and the maintenance and production of, such well or property, not greater than the working or operating interest set forth in the Global Reserve Report without increase for the productive life of such well or property, except as a result of an election of other parties not to participate in an operation under an applicable operating, unit or other agreement, contribution requirements with respect to defaulting co-owners, or readjustments of interest provided for under the terms of the applicable operating or unit agreement, in each case, after the date hereof; and (z) is free and clear of any liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except the Global Permitted Encumbrances. For the purposes of this Agreement, "Global Permitted Encumbrances" means (i) royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such burdens does not and will not reduce the net revenue interest with respect to a well or property below the net revenue interest shown therefor in the Global Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Global Reserve Report; (ii) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements set forth in the Global Reserve Report covering production sales contracts and all other contracts and agreements disclosed in such Disclosure Schedule, to the extent that such contracts and agreements do not and will not reduce the net revenue interest of any well or property included in the Oil and Gas Interests of Global or any of its Subsidiaries below the net revenue interest shown therefor in the Global Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Global

     Reserve Report without a proportionate increase in the net revenue interest with respect to such well or property; (iii) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Oil and Gas Interests of Global and its Subsidiaries, so long as they are not such that would have a Global Material Adverse Effect; (iv) any preferential purchase rights, required third party consents to assignment and similar agreements and obligations applicable to the transactions contemplated hereby with respect to which prior to the Effective Time (A) waivers or consents have been obtained from the appropriate person, or (B) the applicable period of time for asserting such rights has expired without any exercise of such rights; (v) liens for Taxes or assessments not yet delinquent; (vi) materialmen's mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; (vii) approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post-Closing Consents"); (viii) conventional rights of reassignment arising in respect of abandonment, cessation of production or expiration of leases; (ix) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Global Oil and Gas Interests in any manner, and all applicable laws, rules and orders of Governmental Authorities; and (x) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever that would not have a Global Material Adverse Effect. Notwithstanding the foregoing, title to the Global Classified Properties is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

          (b) Except as set forth in Section 4.18(b) of the Global Disclosure Schedule, (i) each oil and gas lease included in the Oil and Gas Interests of Global and its Subsidiaries is valid, binding and enforceable in accordance with its terms, except for the Enforceability Exception, and
     (ii) neither Global nor the Global Subsidiary that is party to each such lease, nor, to the knowledge of Global, any other party to any such lease, is in breach or default thereunder in any material respect, no notice of default or termination thereunder has been given or received by Global or any of its Subsidiaries, and no event has occurred which would, with the giving of notice or passage of time or both, constitute a breach or default thereunder or permit termination, modification or acceleration thereunder that could reasonably be expected to result in a Global Material Adverse Effect.

     Section 4.19  Title to Other Properties. Except as set forth in Section
4.19 of the Global Disclosure Schedule, Global or its Subsidiaries owns, of record (to the extent applicable) and beneficially, all material personal property and all real property (other than real property included in the Oil and Gas Interests of Global and its Subsidiaries), in each case, as reflected on the consolidated financial statements of Global included in the Global SEC Documents as being owned by it or any of its Subsidiaries and all such property thereafter acquired by it or any of its Subsidiaries (except to the extent that such properties have thereafter been disposed of in the ordinary course of business consistent with past practice or after the date hereof in compliance with
Section 6.1(d)), free and clear of any Liens except Global Permitted
Encumbrances.

     Section 4.20 Permits. Global holds all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Global Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this
Section 4.20 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

     Section 4.21  Material Contracts.

          (a) Set forth in Section 4.21(a) of the Global Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Global or any of its Subsidiaries is a party or to which any of the assets or operations of the Global or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Global (collectively, the "Global Material Contracts").

          (b) Except as set forth in Section 4.21(a) or 4.21(b) of the Global Disclosure Schedule, the Global Oil and Gas Interests are not subject to
     (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $250,000. With respect to the Global Oil and Gas Interests, (A) all Global Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) no party to any Global Material Contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Global Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Global Material Contract contains any provision that prevents Global or any of its Subsidiaries from owning, managing and operating the Global Oil and Gas Interests in accordance with historical practices.

          (c) As of the date of this Agreement, except as set forth in Section 4.21(c) of the Global Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1996, (i) there are no material outstanding calls for payments that are due or that Global or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Global or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

          (d) Except as set forth in Section 4.21(d) of the Global Disclosure Schedule, (i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing Global Oil and Gas Interest in force and effect; (ii) there are no provisions applicable to the Global Oil and Gas Interests which increase the royalty percentage of the lessor thereunder; and (iii) none of the Global Oil and Gas Interests are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).


     Section 4.22 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Global's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval of the Merger by the holders of a majority of the votes cast by holders of Global Common Stock entitled to vote (the "Global Shareholders' Approval").


     Section 4.23 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Global for inclusion in (a) the joint proxy statement relating to the Global Special Meeting and the Seagull Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Seagull Common Stock into which shares of Global Common Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by Global and Seagull with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Seagull with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Global, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 4.24 Intellectual Property. Global and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business and operations of Global and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Global Material Adverse Effect. No person has notified either Global or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Global and its Subsidiaries that could have a Global Material Adverse Effect, and, to Global's knowledge, no person is infringing on any right of Global or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Global's knowledge, threatened that Global or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

     Section 4.25 Hedging. Section 4.25 of the Global Disclosure Schedule sets forth for the periods shown obligations of Global and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Global or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.25 of the Global Disclosure Schedule, as of the date of this Agreement, neither Global nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

     Section 4.26 Brokers. No broker, finder or investment banker (other than Petrie Parkman & Co., Inc. the fees and expenses of which will be paid by Global) is entitled to any brokerage, finder's fee or other fee or commission payable by Global or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Global or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Petrie Parkman & Co., Inc. (the "Global Engagement Letters") have been provided to Seagull.

     Section 4.27 Tax-Free Reorganization and Pooling. Neither Global nor, to the knowledge of Global, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a Pooling Transaction or (b) constituting a reorganization within the meaning of section 368(a) of the Code. Specifically:

          (a) To the knowledge of Global, there is no plan or intention by any shareholder of Global who owns five percent or more of the Global Common Stock, and to the best of the knowledge of the management of Global there is no plan or intention on the part of any of the remaining shareholders of Global, to sell, exchange or otherwise dispose of a number of shares of Seagull Common Stock to be received in the Merger that would reduce the Global shareholders' ownership of Seagull Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the Global Common Stock (including shares of Global Common Stock exchanged for cash in lieu of fractional shares of Seagull Common Stock) outstanding immediately prior to the Effective Time.

          (b) Global and the shareholders of Global will each pay their respective expenses, if any, incurred in connection with the Merger.

          (c) There is no intercorporate indebtedness existing between Global and Seagull or between Global and Merger Sub that was issued, acquired, or will be settled at a discount.

          (d) Global is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

          (e) Global is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(1)(A) of the Code.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF SEAGULL AND MERGER SUB

     Seagull and Merger Sub jointly and severally represent and warrant to Global as follows:

     Section 5.1  Organization and Qualification.

          (a) Seagull is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered to Global contemporaneously with the execution hereof (the "Seagull Disclosure Schedule"), which include each jurisdiction in which the character of Seagull's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Seagull Material Adverse Effect (as defined below). Seagull has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Seagull has made available to Global a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Seagull's articles of incorporation and bylaws as so delivered are in full force and effect. Seagull is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

          (b) Section 5.1(b) of the Seagull Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Seagull and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Seagull's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(b) of the Seagull Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Seagull Material Adverse Effect. Each of Seagull's Subsidiaries has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Seagull has made available to Global a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Seagull's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar charter documents) as so delivered are in full force and effect. No Subsidiary of Seagull is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Seagull's Subsidiaries, Seagull does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

          (c) Merger Sub has no Subsidiaries.

          (d) For purposes of this Agreement, a "Seagull Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Seagull and its Subsidiaries, taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Seagull resulting from market conditions generally in the oil and gas industry.

     Section 5.2  Capitalization.


          (a) The authorized capital stock of Seagull consists of 100,000,000 shares of Seagull Common Stock, and 5,000,000 shares of preferred stock of Seagull, par value $1.00 per share, of which 500,000 shares have been designated as Series B Junior Participating Preferred Stock. As of the date of this Agreement, Seagull has (i) 36,464,066 shares of Seagull Common Stock issued and outstanding, (ii) no shares of preferred stock outstanding and (iii) outstanding stock options to acquire 3,422,740 shares of Seagull Common Stock under all stock option plans and agreements of Seagull. All such shares have been validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement and other than the Preferred Stock Purchase Rights set forth in the Rights Agreement dated March 21, 1989, by and between Seagull and NCNB Texas National Bank, as Rights Agent (as amended, the "Seagull Rights Plan"), there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Seagull to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for any amendments filed with the Seagull SEC Reports (as defined below), the Seagull Rights Plan has not been amended, and no amendment thereof is proposed. No "Distribution Date" has occurred within the meaning of the Seagull Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date.


          (b) Except as set forth in Section 5.1(b) of the Seagull Disclosure Schedule, Seagull is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Seagull Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Seagull Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Seagull Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Seagull or any Seagull Subsidiary is or may be bound to issue additional shares of capital stock of any Seagull Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Seagull are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

     Section 5.3 Authority. Each of Seagull and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Seagull and Merger Sub, and no other corporate proceedings on the part of Seagull or Merger Sub are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of this Agreement and the Merger by Seagull's stockholders as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which Seagull or Merger Sub are or will be a party are, or upon execution will be, duly and validly executed and delivered by each of Seagull and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of each of Seagull and Merger Sub enforceable against each of Seagull and Merger Sub in accordance with their respective terms, except for the Enforceability Exception.

     Section 5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by each of Seagull and Merger Sub of its obligations hereunder will not:

          (a) subject to the obtaining of any requisite approvals of Seagull's stockholders as contemplated by Section 7.13 hereof, conflict with any provision of the articles of incorporation or bylaws of either Seagull or Merger Sub;

          (b) subject to obtaining of any requisite approvals of Seagull's shareholders as contemplated by Section 7.13 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Seagull Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Seagull Material Adverse Effect,
     (ii) materially impair the ability of Seagull or Merger Sub or any other Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (c) except as set forth in Section 5.4(c) of the Seagull Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Seagull or any of its Subsidiaries is a party or by which Seagull or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Seagull Material Adverse Effect, (ii) materially impair the ability of Seagull or Merger Sub or any other Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Seagull or any Subsidiary of Seagull.

          (e) result in the creation of any Lien upon any material assets or on any shares of capital stock, properties or assets of Seagull or its Subsidiaries under any agreement or instrument to which Seagull or any of its Subsidiaries is a party or by which Seagull or any of its Subsidiaries or any of their properties or assets is bound.

     Section 5.5 Seagull Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Seagull (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1993, 1994 and 1995 and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1996 (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of Seagull and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Seagull and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Seagull and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 5.6 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Seagull SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1995, neither Seagull nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Seagull Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Seagull and its Subsidiaries or the notes thereto which is not so reflected.

     Section 5.7 Absence of Certain Changes. Except as contemplated by this Agreement, as set forth in Section 5.7 of the Seagull Disclosure Schedule or disclosed in the Seagull Balance Sheet, since December 31, 1995 (a) Seagull and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Seagull Material Adverse Effect,

(c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seagull or Merger Sub or any repurchase, redemption or other acquisition by Seagull or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seagull or Merger Sub, (d) there has not been any amendment of any term of any outstanding security of Seagull or Merger Sub, and (e) there has not been any change in any method of accounting or accounting practice by Seagull or Merger Sub, except for any such change required by reason of a concurrent change in GAAP or to conform a such accounting policies and practices to those of Seagull.

     Section 5.8 Seagull SEC Reports. Seagull has filed with the SEC, and has heretofore made available to Global true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1992 under the Securities Act or the Exchange Act (collectively, the "Seagull SEC Reports"). As of the respective dates such Seagull SEC Reports were filed or, if any such Seagull SEC Reports were amended, as of the date such amendment was filed, each of the Seagull SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Seagull Disclosure Schedule and for matters that would have no adverse effect on Seagull or Merger Sub:

          (a) Seagull and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

          (b) Seagull and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

          (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Seagull or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Seagull or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Seagull or any of its Subsidiaries. There are no liens for Taxes upon the assets of Seagull or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

          (d) Neither Seagull nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

          (e) Prior to the date hereof, Seagull and its Subsidiaries have disclosed, and provided or made available true and complete copies to Global of, all material Tax sharing, Tax indemnity, or similar agreements to which Seagull or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

     Section 5.10  Litigation. Except as disclosed in the Seagull SEC Reports or
Section 5.10 of the Seagull Disclosure Schedule and for matters that would not have a Seagull Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Seagull's knowledge, threatened against or directly affecting Seagull, any Subsidiaries of Seagull or any of the directors or officers of Seagull or any of its

Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Seagull Material Adverse Effect, if adversely determined. Neither Seagull nor any of its Subsidiaries, nor any officer, director or employee of Seagull or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Seagull or such Subsidiary, nor, to the knowledge of Seagull, is Seagull, any Subsidiary or any officer, director or employee of Seagull or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Seagull SEC Reports or Section 5.10 of the Seagull Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Seagull or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section
5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

     Section 5.11  Employee Benefit Plans; ERISA.

          (a) Section 5.11(a) of the Seagull Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of ERISA), sponsored, maintained or contributed to by Seagull or any trade or business, whether or not incorporated, which together with Seagull would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Seagull ERISA Affiliate") within six years prior to the Effective Time, which provide benefits to Seagull's employees ("Seagull Benefit Plans").

          (b) With respect to each Seagull Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Seagull, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii) neither Seagull nor any Seagull ERISA Affiliate has engaged in, and Seagull and each Seagull ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject Seagull or any Seagull ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Seagull Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of Seagull or any Seagull ERISA Affiliate, threatened; (v) neither Seagull nor any Seagull ERISA Affiliate has engaged in, and Seagull and each Seagull ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 4975(c)(1) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Seagull Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of
     Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Seagull Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Seagull or a Seagull ERISA Affiliate.

          (c) No Seagull Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Seagull or a Seagull ERISA Affiliate in connection with which Seagull could be subject to any liability, lien or encumbrance with respect to any Seagull Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Seagull ERISA Affiliate under ERISA or the Code.

     Section 5.12 Environmental Liability. Except as set forth in Section 5.12 of the Seagull Disclosure Schedule:

          (a) The businesses of Seagull and its Subsidiaries have been and is operated in material compliance with all Environmental Laws.

          (b) Neither Seagull nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except in material compliance with all Environmental Laws, and, to Seagull's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Seagull or any of its Subsidiaries except in material compliance with all Environmental Laws.

          (c) Neither Seagull nor any of its Subsidiaries has received any written notice from any Governmental Authority or, to the knowledge of Seagull, any other communication alleging or concerning any material violation by Seagull or any of its Subsidiaries of, or responsibility or liability of Seagull or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Seagull, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Seagull or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Seagull Material Adverse Effect, nor does Seagull have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

          (d) Seagull and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Seagull and its Subsidiaries; there are no pending or, to the knowledge of Seagull, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Seagull does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

          (e) Without in any way limiting the generality of the foregoing, (i) all off-site locations where Seagull or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances required by law to be disposed at a licensed disposal site are identified in Section 5.12 of Seagull Disclosure Schedule, (ii) to Seagull's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Seagull or any of its Subsidiaries are identified in Section
     5.12 of the Seagull Disclosure Schedule, (iii) to the knowledge of Seagull, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Seagull and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by Seagull or any of its Subsidiaries.

     Section 5.13 Compliance with Applicable Laws. Seagull and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Seagull nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Seagull Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

     Section 5.14 Insurance. Section 5.14 of the Seagull Disclosure Schedule lists each of the insurance policies relating to Seagull or its Subsidiaries which are currently in effect. Seagull has provided Global with a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Seagull, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Seagull does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Seagull Material Adverse Effect. Section 5.14 of the Seagull Disclosure Schedule describes any self-insurance arrangements affecting Seagull or its Subsidiaries. The insurance policies listed in Section 5.14 of the Seagull Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Seagull and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Seagull and its Subsidiaries.

     Section 5.15  Labor Matters; Employees.

          (a) Except as set forth in Section 5.15(a) of the Seagull Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Seagull, threatened against or affecting Seagull or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Seagull or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seagull or any of its Subsidiaries, (iii) none of the employees of Seagull or any of its Subsidiaries are represented by any labor organization and none of Seagull or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Seagull or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Seagull and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Seagull or any of its Subsidiaries pending or, to the knowledge of Seagull, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Seagull or any of its Subsidiaries, and (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Seagull or any of its Subsidiaries.

          (b) Except as set forth in Section 5.15(b) of the Seagull Disclosure Schedule, since the enactment of the WARN Act, none of Seagull or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Seagull or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN
     Act) affecting any site of employment or facility of Seagull or any of its Subsidiaries, nor has Seagull or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Seagull Material Adverse Effect.

     Section 5.16  Reserve Reports.

          (a) All information supplied to DeGolyer and McNaughton by or on behalf of Seagull and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Seagull and its Subsidiaries in connection with the preparation of the proved oil and gas reserve report concerning the Oil and Gas Interests of Seagull and its Subsidiaries as of December 31, 1995 by DeGolyer and McNaughton (the "Seagull Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Seagull Reserve Report) true and correct in all material respects and Seagull has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Seagull Reserve Report that would have a Seagull Material Adverse Effect.

          (b) Set forth in Section 5.16(b) of the Seagull Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Seagull Reserve Report that have been disposed of prior to the date of this Agreement.

     Section 5.17 Oil and Gas Reserves; Equipment. Except as otherwise set forth in Section 5.17 of the Seagull Disclosure Schedule:

          (a) None of the wells included in the Oil and Gas Interests of Seagull and its Subsidiaries has been overproduced, except where such overproduction individually, or in the aggregate with all other such overproduction, would not have a Seagull Material Adverse Effect;

          (b) There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Seagull and its Subsidiaries;

          (c) All wells included in the Oil and Gas Interests of Seagull and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Seagull Material Adverse Effect;

          (d) Except as set forth in Section 5.17(d) of the Seagull Disclosure Schedule, there are no wells included in the Oil and Gas Interests of Seagull and its Subsidiaries that:

             (i) Seagull or any of its Subsidiaries is currently obligated by law or contract to plug and abandon or will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities, except for such wells that will not individually, or in the aggregate with all other such wells, result in Seagull and its Subsidiaries incurring plugging and abandonment costs (net of salvage value) in an amount in excess of $500,000;

             (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the wells; or

             (iii) have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such wells;

          (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Seagull and its Subsidiaries are being received by Seagull and its Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $500,000 and held in suspense in the ordinary course of business);

          (f) No person has any call on, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of Seagull and its Subsidiaries, except where any call, option or similar right would not have a Seagull Material Adverse Effect and except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, Seagull or its Subsidiaries will have the right to market production from the Oil and Gas Interests of Seagull and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed;

          (g) Except for gas imbalances between Seagull or any of its Subsidiaries and any third party working interest owners or pipelines relative to the Oil and Gas Interests of Seagull or any of its Subsidiaries, which gas imbalances (to the extent constituting overproduction of the wells of Global or its Subsidiaries) are described in
     Section 5.17(g) of the Seagull Disclosure Schedule, neither Seagull nor any of its Subsidiaries is obligated by any gas prepayment arrangement or by any "take-or-pay" requirement to deliver any gas at a future time without then or thereafter receiving payment therefor; and

          (h) To the knowledge of Seagull, all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of Seagull or any of its Subsidiaries as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted.

     Section 5.18  Title to Oil and Gas Interests.

          (a) Except as set forth in Section 5.18 of the Seagull Disclosure Schedule, Seagull or its Subsidiaries has defensible title to all of the real property included in the Oil and Gas Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Seagull Reserve Report (each, a "Seagull Classified Property") except to the extent that such interests have thereafter been disposed of in the ordinary course of business consistent with past practice. For the purposes of this Agreement, "defensible title" means, with respect to any Seagull Classified Property, such record and beneficial title that (x) entitles the party named to receive, from its ownership of such interest, a percentage of all Hydrocarbons produced, saved, and marketed from each well or property included in the Oil and Gas Interests of Seagull and its Subsidiaries, not less than the net revenue interest set forth in the Seagull Reserve Report for such well or property, without reduction, suspension, or termination for the productive life of such well or property, except as a result of elections not to participate in an operation under an applicable operating, unit or other agreement, or readjustments of interest provided for under the terms of the applicable operating, unit or other agreement, in each case, after the date hereof;
     (y) obligates the party named to bear a percentage of the costs and expenses relating to operations on, and the maintenance and production of, such well or property, not greater than the working or operating interest set forth in the Seagull Reserve Report without increase for the productive life of such well or property, except as a result of an election of other parties not to participate in an operation under an applicable operating, unit or other agreement, contribution requirements with respect to defaulting co-owners, or readjustments of interest provided for under the terms of the applicable operating or unit agreement, in each case, after the date hereof; and (z) is free and clear of any Liens except the Seagull Permitted Encumbrances. For the purposes of this Agreement, "Seagull Permitted Encumbrances" means (i) royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such burdens does not and will not reduce the net revenue interest with respect to a well or property below the net revenue interest shown therefor in the Seagull Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Seagull Reserve Report; (ii) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements set forth in the Seagull Reserve Report covering production sales contracts and all other contracts and agreements disclosed in such Disclosure Schedule, to the extent that such contracts and agreements do not and will not reduce the net revenue interest of any well or property included in the Oil and Gas Interests of Seagull and its Subsidiaries below the net revenue interest shown therefor in the Seagull Reserve Report or increase the working interest of such well above the working interest shown therefor in the Seagull Reserve Report without a proportionate increase in the net revenue interest of such well or property; (iii) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Oil and Gas Interests of Seagull and its Subsidiaries, so long as they are not such that would have a Seagull Material Adverse Effect;
     (iv) any preferential purchase rights, required third party consents to assignment and similar agreements and obligations applicable to the transactions contemplated hereby with respect to which prior to the Effective Time (A) waivers or consents have been obtained from the appropriate person, or (B) the applicable period of time for asserting such rights has expired without any exercise of such rights; (v) liens for Taxes or assessments not yet delinquent; (vi) materialmen's mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; (vii) Customary Post-Closing Consents; (viii) conventional rights of reassignment arising in respect of abandonment, cessation of production or expiration of leases; (ix) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Oil and Gas Interests of Seagull and its Subsidiaries in any manner, and all applicable laws, rules and orders of Governmental Authorities; (x) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever that would not have a Seagull Material Adverse Effect or that are set forth in Section 5.18 of the Seagull Disclosure Schedule. Notwithstanding the foregoing, title to the Seagull Classified Properties is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

          (b) Except as set forth in Section 5.18(b) of the Seagull Disclosure Schedule, (i) each oil and gas lease included in the Oil and Gas Interests of Seagull and its Subsidiaries is valid, binding and enforceable in accordance with its terms, except for the Enforceability Exception (to the extent applicable), and (ii) neither Seagull nor the Seagull Subsidiary that is party to each such lease, nor, to the knowledge of Seagull, any other party to any such lease, is in breach or default thereunder in any material respect, no notice of default or termination thereunder has been given or received by Seagull or any of its Subsidiaries, and no event has occurred which would, with the giving of notice or passage of time or both, constitute a breach or default thereunder or permit termination, modification or acceleration thereunder that could reasonably be expected to result in a Seagull Material Adverse Effect.

     Section 5.19  Title to Other Properties. Except as set forth in Section
5.19 of the Seagull Disclosure Schedule, Seagull or its Subsidiaries owns, of record (to the extent applicable) and beneficially, all material personal property and all real property (other than real property included in the Oil and Gas Interests of Seagull and its Subsidiaries), purported to be owned by Seagull or its Subsidiaries (except to the extent that such properties have thereafter been disposed of in the ordinary course of business consistent with past practice or after the date hereof in compliance with Section 6.2(d)), free and clear of any Liens except Seagull Permitted Encumbrances.

     Section 5.20  Material Contracts.

          (a) Set forth in Section 5.20(a) of the Seagull Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Seagull or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration was filed by Seagull (the "Seagull Material Contracts").

          (b) Except as set forth in Section 5.20(a) or 5.20(b) of the Seagull Disclosure Schedule, the Oil and Gas Interests of Seagull and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $250,000. With respect to the Oil and Gas Interests of Seagull and its Subsidiaries, (A) all Seagull Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) no party to any Seagull Material Contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Seagull Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Seagull Material Contract contains any provision that prevents Seagull or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Seagull and its Subsidiaries in accordance with historical practices.

          (c) As of the date of this Agreement, except as set forth in Section 5.20(c) of the Seagull Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1996, (i) there are no material outstanding calls for payments that are due or which Seagull or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Seagull or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

          (d) Except as set forth in Section 5.20(d) of the Seagull Disclosure Schedule, (i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing Oil and Gas Interest of the Seagull in force and effect; (ii) there are no provisions applicable to the Oil and Gas Interests of Seagull and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (iii) none of the Oil and Gas Interests of Seagull and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

     Section 5.21 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Seagull or its Subsidiaries will hold all of the Permits required or necessary to construct, run, operate, use and/or maintain their properties and conduct the their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Seagull Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this
Section 5.21 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

     Section 5.22 Required Shareholder Vote or Consent. The only vote of the holders of any class or series of Seagull's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is (a) the approval of the Merger by the holders of a majority of the shares represented in person or by proxy and voting with respect thereto and (b) the election of the directors contemplated by Section 7.12 by the holders of a plurality of shares of Seagull Common Stock represented in person or by proxy and voting with respect thereto (the "Seagull Shareholders' Approval").

     Section 5.23 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Seagull or Merger Sub for inclusion in (a) the Proxy Statement/Prospectus to be filed by Global and Seagull with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Seagull with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Global and Seagull, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 5.24 Intellectual Property. Seagull or its Subsidiaries own, or are licensed or otherwise have the right to use, and Seagull or its Subsidiaries, after the Contribution, will own or be licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Seagull and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Seagull Material Adverse Effect. No person has notified either Seagull or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Seagull and its Subsidiaries that could have a Seagull Material Adverse Effect, and, to Seagull's knowledge, no person is infringing on any right of Seagull or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Seagull's knowledge, threatened that Seagull or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

     Section 5.25 Hedging. Section 5.25 of the Seagull Disclosure Schedule sets forth for the periods shown obligations of Seagull and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Seagull or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section
5.25 of the Seagull Disclosure Schedule, as of the date of this Agreement, neither Seagull nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities.

     Section 5.26 Brokers. No broker, finder or investment banker (other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by Seagull) is entitled to any brokerage, finder's fee or other fee or commission payable by Seagull or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seagull or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Donaldson, Lufkin & Jenrette Securities Corporation (the "Seagull Engagement Letters") have been provided to Global.

     Section 5.27 Merger Sub's Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     Section 5.28 Pooling; Tax Matters. Neither Seagull nor, to the knowledge of Seagull, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a Pooling Transaction or (b) constituting a reorganization within the meaning of section 368(a) of the Code. Specifically:

          (a) Following the Merger, Global will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets, held immediately prior to the Merger, taking into account amounts used to pay merger expenses and any distributions other than regular dividends.

          (b) Seagull has no plan or intention to (i) liquidate Global, (ii) merge Global with or into another corporation, (iii) sell or otherwise dispose of the stock of Global except for transfers of stock to corporations controlled (within the meaning of section 368(c) of the Code) by Seagull, (iv) cause or permit Global to issue additional shares of its capital stock that would result in Seagull's losing control (within the meaning of section 368(c) of the Code) of Global, (v) cause or permit Global to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Global, or (vi) reacquire any of Seagull Common Stock issued to the holders of Global Common Stock pursuant to the Merger.

          (c) Merger Sub will have no liabilities assumed by Global and will not transfer to Global any assets subject to liabilities in the Merger.

          (d) Following the Merger, Global will continue its historic business or use a significant portion of its historic assets in a business.

          (e) There is no intercorporate indebtedness existing between Seagull and Global or between Merger Sub and Global that was issued, acquired, or will be settled at a discount.

          (f) Seagull is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

          (g) Seagull does not own, nor has it owned during the past five years, any shares of the capital stock of Global.

          (h) None of the compensation to be received by any shareholder-employees of Global will be separate consideration for, or allocable to, any of their shares of Global Common Stock; none of the shares of Seagull Common Stock to be received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (i) The payment of cash in lieu of fractional shares of Seagull Common Stock is solely for the purpose of avoiding the expense and inconvenience to Seagull of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid instead of issuing fractional shares of Seagull Common Stock will not exceed one percent (1%) of the total consideration that will be issued pursuant to the Merger to the Global shareholders in exchange for their Global Common Stock. The fractional share interests will be aggregated, and no Global shareholder will receive cash in an amount greater than the value of one full share of Seagull Common Stock.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Conduct of Business by Global Pending the Merger. From the date hereof until the Effective Time, unless Seagull shall otherwise agree in writing, or except as set forth in the Global Disclosure Schedule or as otherwise contemplated by this Agreement, Global and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Global Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Seagull, which consent shall not be unreasonably withheld:

          (a) Neither Global nor its Subsidiaries will adopt or propose any change to its Certificate of Incorporation or By-Laws;

          (b) Global will not, and will not permit any of its Subsidiaries to
     (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Global or its Subsidiaries or
     (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Global or any of its Subsidiaries, other than intercompany acquisitions of stock;

          (c) Global will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets of any other person;

          (d) Except as set forth in Section 6.1(d) of the Global Disclosure Schedule, Global will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an aggregate fair market value exceeding $1,000,000;

          (e) Global will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

          (f) Except as otherwise permitted by this Agreement, Global will not issue any securities (except pursuant to existing obligations disclosed in the Global SEC Reports or the Global Disclosure Schedule), enter into any amendment of any term of any outstanding security of Global or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Global ERISA Plan, increase compensation, bonus (except as set forth in Section 6.1(f) of the Global Disclosure Schedule) or other benefits payable to any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation;

          (g) Global will not change any method of accounting or accounting practice by Global or any of its Subsidiaries, except for any such change required by GAAP;

          (h) Global will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

          (i) Global will not amend or otherwise change the terms of the Global Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Global;

          (j) Neither Global nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $5 million unless the operation is a currently existing obligation of Global or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

          (k) Neither Global nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the ordinary course of business in accordance with Global's current policies;

          (l) Global will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing;

          (m) Global will not, and will not permit any of its Subsidiaries to
     (i) take, or agree or commit to take, any action that would make any representation and warranty of Global hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

          (n) Neither Global nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Global or any Subsidiary, or amendments required by law to preserve the qualified status of a Global Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of Global or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any Global Benefit Plan or trust created thereunder) in connection with which Global or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections
     (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any Global Benefit Plan in a manner, or take any other action with respect to any Global Benefit Plan, that could result in the liability of Global or any Subsidiary to any person, (D) take any action that could adversely affect the qualification of any Global Benefit Plan or its compliance with the applicable requirements of ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any Global Benefit Plan, any agreement relating thereto or applicable law, Global or any Subsidiary are required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Global Benefit Plan.

     Section 6.2 Conduct of Business by Seagull Pending the Merger. From the date hereof until the Effective Time, unless Global shall otherwise agree in writing, or except as set forth in the Seagull Disclosure Schedule or as otherwise contemplated by this Agreement, Seagull shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of this Agreement. Except as set forth in the Seagull Disclosure Schedule or as otherwise provided in this

Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Global, which consent shall not be unreasonably withheld:

          (a) Neither Seagull nor Merger Sub will adopt or propose any change to its Certificate of Incorporation or By-Laws;

          (b) Seagull will not, and will not permit any of its Subsidiaries to
     (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Seagull or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Seagull or any of its Subsidiaries, other than intercompany acquisitions of stock or, subject to the provisions of Section 7.18(b) market purchases conducted in accordance with Rules 10b-18 under the Exchange Act.

          (c) Neither Seagull nor Merger Sub will merge or consolidate with any other person or acquire assets having aggregate purchase prices of more than $150 million (excluding the acquisition of Esso Suez, Inc. and certain assets of Esso Egypt Limited);

          (d) Except as set forth in Section 6.2(d) of the Seagull Disclosure Schedule, neither Seagull nor any of its Subsidiaries will sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an aggregate fair market value exceeding $1,000,000;

          (e) Seagull will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

          (f) Except as otherwise permitted by this Agreement, Seagull will not issue any securities (except pursuant to existing obligations disclosed in the Seagull SEC Reports or the Seagull Disclosure Schedule), enter into any amendment of any term of any outstanding security of Seagull or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Seagull ERISA Plan, increase compensation, bonus (except as set forth in Section 6.2(e) of the Seagull Disclosure Schedule) or other benefits payable to any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation;

          (g) Seagull will not change any method of accounting or accounting practice, except for any such change required by GAAP;

          (h) Seagull will not amend or otherwise change the terms of the Seagull Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Seagull;

          (i) Neither Seagull nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interest that will individually cost in excess of $5 million unless the operation is a currently existing obligation of Seagull or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

          (j) Neither Seagull nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons other than in the ordinary course of business in accordance with Seagull's current policies;

          (k) Seagull will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing;

          (l) Seagull will not, and will not permit any of its Subsidiaries to
     (i) take, or agree or commit to take, any action that would make any representation and warranty of Seagull or Merger Sub hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

          (m) Neither Seagull nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Seagull or any Subsidiary, or amendments required by law to preserve the qualified status of a Seagull Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of Seagull or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any Seagull Benefit Plan or trust created thereunder) in connection with which Seagull or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any Seagull Benefit Plan in a manner, or take any other action with respect to any Seagull Benefit Plan, that could result in the liability of Seagull or any Subsidiary to any person, (D) take any action that could adversely affect the qualification of any Seagull Benefit Plan or its compliance with the applicable requirements or ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any Seagull Benefit Plan, any agreement relating thereto or applicable law, Seagull or any Subsidiary are required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Seagull Benefit Plan.

     Section 6.3 Conduct of Business of Merger Sub. From the date hereof to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated July 8, 1996 between Seagull and Global shall survive the execution and delivery of this Agreement.

     Section 7.2  Acquisition Proposals.

          (a) From the date hereof until the termination hereof, Global and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Global Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Global or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, a Global Acquisition Proposal. Nothing contained in this Section 7.2 shall prohibit Global and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including without limitation nonpublic information to, or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire Global pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Global Acquisition Proposal is made by a third party that the Board of Directors of Global determines in good faith that the third party has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Global Acquisition Proposal, (B) the Board of Directors of Global, after duly considering the written advice of outside legal counsel to Global, determines in good faith that such action is required for the Board of Directors of Global to comply with its fiduciary duties to stockholders imposed by applicable law, (C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person or entity Global provides written notice to Seagull to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) Global uses all reasonable efforts to keep Seagull informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides Seagull copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Seagull agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Seagull pursuant to this clause (D), which confidentiality agreement shall be subject to Seagull's disclosure obligations arising under applicable law or securities exchange regulations.

          (b) The term "Global Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Global or any Global Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

     Section 7.3  Directors' and Officers' Indemnification and Insurance.

          (a) For six years after the Effective Time, Seagull shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Global and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Seagull)) arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under New Jersey law or Global's Certificate of Incorporation, Bylaws or written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New Jersey law, Global's Certificate of Incorporation or Bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Seagull and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of Global. In the event that any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Global (if selected prior to the Effective Time) and the Surviving Corporation (if selected after the Effective Time).

          (b) Seagull shall cause the Surviving Corporation to maintain Global's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six year period shall not exceed $1,000,000.

     Section 7.4 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including without limitation the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Seagull and Global shall duly preserve all files, records or any similar items of Seagull or Global received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

     Section 7.5  Expenses.

          (a) Except as provided in paragraph (c), all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Seagull and Merger Sub, as a group, and Global for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and HSR, shall be allocated one-half each.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals, requisite HSR filings and all other matters related to the consummation of the transactions contemplated hereby.

          (c) Global agrees that, if (i) Seagull terminates this Agreement pursuant to Section 10.1(g) or (ii) Global terminates this Agreement pursuant to Section 10.1(h) or (iii) Seagull terminates this Agreement pursuant to Section 10.1(d) or Seagull terminates this Agreement pursuant to Section 10.1(b) at a time that a Global Breach (as hereinafter defined) exists and in each case described in clauses (i), (ii) and (iii) within nine months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Global Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute a Global Acquisition Proposal) for such a transaction is entered into or (C)(X) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Global then representing 50% or more of the combined power to vote generally for the election of directors and (Y) the Board of Directors of Global has taken any action, including without limitation the redemption of the Rights under the Global Rights Plan, or the amendment, termination of similar action with respect to the Global Rights Plan for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then in any such case Global shall pay to Seagull a Termination Fee of $20 million, plus the reasonably documented Expenses of Seagull and Merger Sub up to $2 million. In no event shall any such Termination Fee be payable in the event that the Seagull Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger.

     Section 7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     Section 7.7 Publicity. Neither Global, Seagull nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

     Section 7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of Global and Seagull required so to vote.

     Section 7.9 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

     Section 7.10 Consents. Each of Seagull, Merger Sub and Global shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

     Section 7.11 Employee Matters; Benefit Plans. Seagull will evaluate its personnel needs and consider continuing the employment of certain employees of Global on a case-by-case basis. After the Effective Time, Seagull will provide to any employees of Global who are employed by Global as of the Effective Time (the "Retained Employees") the same base salary or wages provided to such employees prior to the Effective Time. From and after the Effective Time until January 1, 1997, any Global Benefit Plan shall be continued separately without change, except for (i) changes required by applicable law, and (ii) changes not adverse to the Retained Employees, for the benefit of, and participation therein shall continue to be made available to, the Retained Employees. From and after the Effective Time until January 1, 1997, in the event that a Retained Employee is transferred or reassigned from Global to a position with Seagull and is no longer covered under any Global Benefit Plan, such individual shall be afforded coverage under the Seagull employee plans that are available to similarly situated employees of Seagull. Any Retained Employee who is terminated after the Effective Time shall be provided benefits under the Seagull Energy Corporation Management Stability Plan (or, at the election of Seagull, one or more such Retained Employees shall receive comparable benefits under a separate severance agreement). From and after January 1, 1997, Seagull will provide, or cause to be provided to, the Retained Employees employee plans that are comparable to the employee plans that Seagull provides to its similarly situated employees or provide coverage under existing Seagull benefit plans provided to similarly situated employees. Further, Seagull shall (i) waive, or cause to be waived, any preexisting condition limitations applicable to the Retained Employees under any group medical plan to the extent that a Retained Employee's condition would not have operated as a preexisting condition limitation under Global's group medical plan, (ii) cause any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Global and its predecessors to the extent such predecessor employment was recognized by Global, and (iii) credit the Retained Employees under each other employee benefit plan or policy which is not described in clause (ii) above for their period of employment with Global or its predecessors to the extent such predecessor employment was recognized by Global, but not in excess of the maximum credit available to Seagull's employees under such plan or policy.

     Section 7.12 Seagull Board. Seagull shall take action to cause the number of directors on the Seagull Board at the Effective Time to be increased by three directors and shall use all reasonable efforts to have three individuals designated by Global prior to the Effective Time (the "Global Designees") to be elected by Seagull's shareholders at the Seagull Special Meeting (as defined below) to fill such number of additional directors. The Global Designees shall be elected to serve in the board classes, with the corresponding terms, set forth on Schedule 7.12.

     Section 7.13  Stockholders Meetings.

          (a) Approval of Global Shareholders. Global shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Global Special Meeting") for the purpose of securing the Global Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of Global that its shareholders approve the Global Merger, this Agreement and the transactions contemplated hereby, (iii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Global Merger, this Agreement and the transactions contemplated hereby and to secure the Global Shareholders' Approval, and (iv) cooperate and consult with Seagull with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.4(a) shall prohibit the Global Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Global shareholders hereunder if the Board of Directors of Global, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its shareholders under applicable law.

          (b) Approval of Seagull Shareholders. Seagull shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Seagull Special Meeting") for the purpose of securing the Seagull Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Seagull Board of Directors that its shareholders approve the Reincorporation Merger, this Agreement and the transactions contemplated hereby and (iii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Reincorporation Merger, this Agreement and the transactions contemplated hereby and to secure the Seagull Shareholders' Approval, and (iv) cooperate and consult with Global with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.4(b) shall prohibit the Seagull Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Seagull shareholders hereunder if the Board of Directors of Seagull, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its shareholders under applicable law.

          (c) Meeting Date. The Seagull Special Meeting and the Global Special Meeting shall be held on the same day unless otherwise agreed by Seagull and Global.

     Section 7.14 Preparation of the Proxy Statement/Prospectus and Registration Statement.

          (a) Seagull and Global shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy Statement/Prospectus until the date that is five business days after the receipt from the SEC of comments on the Proxy Statement/Prospectus, Seagull shall file with the SEC the Registration Statement containing the Proxy Statement/Prospectus so long as Seagull shall have provided to Global a copy of the Registration Statement containing the Proxy Statement/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with the SEC shall be determined by Seagull in its reasonable judgment. Each of Seagull and Global shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Seagull shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Seagull Common Stock in the Merger and Global shall furnish all information concerning Global and the holders of shares of Global capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Seagull and Global shall cause the Proxy Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. Seagull shall advise Global and Global shall advise Seagull, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Seagull Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (b) Letter of Seagull's Accountants. Following receipt by KPMG Peat Marwick LLP, Seagull's independent auditors, of an appropriate request from Global pursuant to SAS No. 72, Seagull shall use all reasonable efforts to cause to be delivered to Global a letter of KPMG Peat Marwick LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Global, in form and substance reasonably satisfactory to Global and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

          (c) Letter of Global's Accountants. Following receipt by KPMG Peat Marwick LLP, Global's independent auditors, of an appropriate request from Seagull pursuant to SAS No. 72, Global shall use all reasonable efforts to cause to be delivered to Seagull a letter of KPMG Peat Marwick LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Seagull, in form and substance satisfactory to Seagull and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

          (d) Fairness Opinions. Prior to mailing the Proxy Statement/Prospectus to the shareholders of Global and Seagull (i) Seagull shall have received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation, dated the date of the Proxy Statement/Prospectus, to the effect that, as of the date thereof, the Common Stock Exchange Ratio is fair to the holders of Seagull Common Stock from a financial point of view, and (ii) Global shall have received an opinion from Petrie Parkman & Co., Inc. dated the date of the Proxy Statement/Prospectus, to the effect that, as of the date thereof, the consideration to be received by holders of Global Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

     Section 7.15 Stock Exchange Listing. Seagull shall use all reasonable efforts to cause the Seagull Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, in each case, subject to official notice of issuance.

     Section 7.16 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

          (i) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.11, 4.12, 5.11 or 5.12 or which relate to the consummation of the transactions contemplated by this Agreement;

          (iv) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

          (v) any Global Material Adverse Effect or Seagull Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Global Material Adverse Effect or a Seagull Material Adverse Effect, as the case may be.

     Section 7.17 Site Inspections. Subject to compliance with applicable law (including applicable Environmental Laws), from the date hereof until the Effective Time, each of the parties hereto may undertake (at that party's sole cost and expense) an environmental assessment or assessments (an "Assessment") of any other party's operations, business and/or properties that are the subject of this Agreement. An Assessment may include, but not be limited to, a review of permits, files and records, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "Inspecting Party") shall confer with the party whose operations, business or property is the subject of such Assessment (the "Inspected Party") regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to avoid interference with the Inspected Party's operations or business. The Inspected Party shall cooperate in good faith with the Inspecting Party's effort to conduct an Assessment.

     Section 7.18  Affiliate Agreements; Tax Treatment; Pooling.

          (a) Global shall use all reasonable efforts to obtain and deliver to Seagull on or prior to the Effective Time an executed letter agreement, in form mutually acceptable to the parties, from (i) each person who is an affiliate of Global on the date hereof, (ii) any person who may be deemed to have become an affiliate of Global after the date of this Agreement and
     (iii) any person whose agreement thereto may be deemed reasonably necessary by Seagull to sustain the Merger's status as a Pooling Transaction.

          (b) Seagull shall use all reasonable efforts to obtain and deliver to Global an executed letter agreement, in form mutually acceptable to the parties, from (i) each person who is an affiliate of Seagull on the date hereof, (ii) any person who may be deemed to have become an affiliate of Seagull after the date of this Agreement and (iii) any person whose agreement thereto may be deemed reasonably necessary by Seagull to sustain the Merger's status as a Pooling Transaction.

          (c) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

          (d) Seagull shall assume the obligations of Global under that certain Registration Rights Agreement dated August 3, 1987 between the Stockholder and Global.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Global Shareholders' Approval and the Seagull Shareholders' Approval shall have been obtained.

          (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect which would prohibit, restrain, enjoin or restrict the consummation of the Merger.

          (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

          (d) Each of Global and Seagull shall have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated hereby.

          (e) The shares of Seagull Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, in each case, subject to official notice of issuance.

     Section 8.2 Conditions to the Obligations of Seagull and Merger Sub. The obligation of Seagull and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Global shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Global contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Global Disclosure Letter or this Agreement, and Seagull shall have received a certificate of the Chief Executive Officer, Chief Operating Officer, Corporate Counsel and Vice President -- Finance of Global as to the satisfaction of this condition.

          (b) All proceedings to be taken by Global in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Global in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Seagull and Merger Sub and their counsel.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Global and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Global Material Adverse Effect, other than any such change that affects both Seagull and Global in a substantially similar manner.

          (d) Seagull shall have received from KPMG Peat Marwick LLP a written opinion dated the Effective Time to the effect that the transactions contemplated by this Agreement, including the Merger, when effected in accordance with the terms thereof, shall be accounted for in the consolidated financial statements of Seagull and its subsidiaries as a Pooling Transaction, and a copy of such opinion shall have been delivered to Global.

          (e) Seagull shall have received an opinion from Vinson & Elkins L.L.P. prior to the effectiveness of the Registration Statement to the effect that
     (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Seagull, Merger Sub and Global will each be a party to that reorganization, and (iii) no gain or loss will be recognized by Seagull, Merger Sub or Global by reason of the Merger.

     Section 8.3 Conditions to the Obligations of Global. The obligation of Global to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Each of Seagull and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of each of Seagull and Merger Sub contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Seagull Disclosure Letter or this Agreement, and Global shall have received a certificate of the Chief Executive Officer, President, Chief Counsel and Chief Financial Officer of Seagull and an executive officer and the chief financial officer of Merger Sub as to the satisfaction of this condition.

          (b) All proceedings to be taken by each of Seagull and Merger Sub in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by each of Seagull and Merger Sub in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Global and its counsel.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Seagull and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Seagull Material Adverse Effect, other than any such change that affects both Seagull and Global in a substantially similar manner.

          (d) Global shall have received an opinion from Fulbright & Jaworski, L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Global, Seagull and Merger Sub will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the stockholders of Global upon the receipt of shares of Seagull Common Stock in exchange for shares of Global Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests.

          (e) Global shall have received the opinion of Petrie Parkman, Global's financial advisor, to the effect that, as of the date of the definitive Proxy Statement/Prospectus, the consideration to be received in the Merger by the holders of the Global Common Stock is fair to such holders from a financial point of view.

                                   ARTICLE IX

                                    SURVIVAL

     Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Closing.

     Section 9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Closing contained in this Agreement shall survive the Closing.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Global:

          (a) by the mutual written consent of Seagull and Global;

          (b) by either Seagull or Global if the Effective Time shall not have occurred on or before January 31, 1997 (provided that the right to terminate this Agreement under this subsection (b) shall not be available to any party who at the time of the proposed termination is in material breach of any of its obligations under this Agreement);

          (c) by Global if there has been a material breach by Seagull or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or the Voting Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Seagull of notice of such breach;

          (d) by Seagull, if there has been a material breach by Global or the Shareholder of any representation, warranty, covenant or agreement set forth in this Agreement or the Voting Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Global of notice of such breach ("Global Breach");

          (e) by either Global or Seagull, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

          (f) by either Global or Seagull, if the stockholder approvals referred to in Section 7.13 shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

          (g) by Seagull, if (i) the Board of Directors of Global withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Seagull or shall have resolved to do any of the foregoing or the Board of Directors of Global shall have recommended to the stockholders of Global any Global Acquisition Proposal or resolved to do so; (ii) a tender offer or exchange offer for outstanding shares of capital stock of Global then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of Global does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or (iii) Global does not receive the opinion contemplated by Section 8.3(e) (unless such condition is waived by Global) within two business days after the definitive Proxy Statement/Prospectus is otherwise ready to printed.

          (h) by Global or Seagull, if Global accepts a Superior Proposal and makes payment as required pursuant to Section 7.5 of this Agreement and of the Expenses for which Global is responsible under Section 7.5 of this Agreement. For purposes of this Agreement, "Superior Proposal" means an unsolicited bona fide proposal made by a third party relating to a Global Acquisition Proposal on terms that the Board of Directors of Global determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of Global's outside counsel; provided, however,that Global shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) unless it has used all reasonable efforts to provide Seagull with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Global Acquisition Proposal; provided further, that prior to any such termination, Global shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Seagull to make such adjustments in the terms and conditions of this Agreement as would enable Global to proceed with the transactions contemplated herein, and it is acknowledged by Seagull that such negotiations with Seagull shall be conducted in a manner consistent with the fiduciary duties of the Global Board of Directors;

     Section 10.2 Effect of Termination. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Sections 7.5, 7.7, 11.8 and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

        To Seagull or Merger Sub:

        Seagull Energy Corporation
        1001 Fannin, Suite 1700
        Houston, Texas 77002
        Attention: Chairman
        Facsimile No.: (713) 951-4733

        With a copy to:

        Vinson & Elkins L.L.P.
        2300 First City Tower
        1001 Fannin
        Houston, Texas 77002-6760
        Attention: J. Mark Metts
        Facsimile No.: (713) 615-5605

        To Global:

        Global Natural Resources Inc.
        5300 Memorial Drive, Suite 800
        Houston, Texas 77077
        Attention: Chairman
        Facsimile No.: (713) 865-4386

        With a copy to:

        Piliero Goldstein Jenkins & Hall, LLP
        292 Madison Avenue
        New York, New York 10017
        Attention: Jon M. Jenkins
        Facsimile No.: (212) 685-2028

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or
(iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     Section 11.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     Section 11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

     Section 11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

     Section 11.6 Entire Agreement. This Agreement represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

     Section 11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Texas, without reference to rules relating to conflicts of law.

     Section 11.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     Section 11.9 No Third Party Beneficiaries. Except as provided in Section 7.3, no person or entity other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

     Section 11.10 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Global Disclosure Schedule and the Seagull Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Global Material Adverse Effect or a Seagull Material Adverse Effect, as applicable.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                            SEAGULL ENERGY CORPORATION

                                            By:   /s/  BARRY J. GALT

                                            ------------------------------------
                                                       Barry J. Galt
                                              Chairman of the Board, President
                                                and Chief Executive Officer


                                            GNR MERGER CORPORATION

                                            By:   /s/  BARRY J. GALT

                                            ------------------------------------
                                                       Barry J. Galt
                                                   Chairman of the Board


                                            GLOBAL NATURAL RESOURCES INC.

                                            By:   /s/  ROBERT F. VAGT

                                            ------------------------------------
                                                       Robert F. Vagt
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                                                                      APPENDIX B

                                VOTING AGREEMENT

     VOTING AGREEMENT ("Agreement") dated as of July 22, 1996 between Seagull Energy Corporation ("Seagull"), and The Prudential Insurance Company of America (the "Stockholder").

                                  WITNESSETH:

     WHEREAS, the Stockholder beneficially owns an aggregate of 6,311,537 shares (the "Company Shares") of Common Stock, par value $1.00 per share ("Company Common Stock"), of Global Natural Resources Inc., a New Jersey corporation (the "Company").

     WHEREAS, the Company Shares are managed by Prudential Capital Group, an investment unit of the Stockholder (together with representatives, employees and agents of the Stockholder assigned thereto, the "Manager").

     WHEREAS, Seagull is prepared to enter into an Agreement and Plan of Merger with the Company (as amended from time to time, the "Merger Agreement") providing for the merger of a wholly owned subsidiary of Seagull into the Company and the conversion in such merger of each share of Company Common Stock into the number of shares of the Common Stock, par value $.10 per share ("Seagull Common Stock"), of Seagull set forth in the Merger Agreement (the "Merger");

     WHEREAS, in order to encourage Seagull to enter into the Merger Agreement with the Company, the Stockholder is willing to enter into certain arrangements with respect to the Company Shares;

     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Stockholder's Support of the Merger. From the date hereof until the earliest to occur of (i) the termination of the Merger Agreement, (ii) January 31, 1997 and (iii) the consummation of the Merger:

          (a) The Stockholder beneficially owns the Company Shares and will not, directly or indirectly, (i) sell, transfer, pledge or otherwise dispose of any Company Shares to any person other than Seagull or its designee unless such person shall have agreed in writing to be bound by the terms of this Agreement, or (ii) grant a proxy with respect to any Company Shares to any person other than Seagull or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing.

          (b) The Manager will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement or the Merger Agreement (a "Competing Transaction"), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize or permit any of its officers, directors or employees of the Stockholder assigned to the Manager or any investment banker, financial advisor, attorney, accountant or other representative retained by the Stockholder pursuant to any request by or suggestion of the Manager to take any such action. The Manager shall promptly notify Seagull of all relevant terms of any such inquiries or proposals received by the Manager or by any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Manager shall deliver or cause to be delivered to Seagull a copy of such inquiry or proposal. For purposes of clarification, the foregoing shall not be deemed to restrict (i) the ability of the Stockholder and its Affiliates to engage in their investment operations (including trading and arbitrage), including those conducted by or through the Manager or (ii) Prudential Securities, Inc. or any division, unit, or direct or indirect subsidiary thereof in any manner.

          (c) The Stockholder agrees that it will vote all Company Shares (i) in favor of the Merger Agreement and the Merger and (ii) subject to the provisions of paragraph (d) below, against any combination proposal or other matter that may interfere or be inconsistent with the Merger (including without limitation a Competing Transaction); provided, however, that the Stockholder shall not be required to vote any of the Company Shares in favor of the Merger Agreement and the Merger pursuant to clause
     (i) above in the event that the value of Seagull Common Stock shall be less than $17.00 per share, which value shall be calculated based on the average closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive Trading Days in the period commencing 25 Trading Days prior to the date of the Global Special Meeting (as defined in the Merger Agreement); provided further, that the Stockholder shall not be required to vote any of the Company Shares in favor of the Merger pursuant to clause (i) above in the event that the Stockholder has not obtained from the Securities and Exchange Commission ("SEC") any approval required under Section 9(a) of the Public Utility Holding Company Act of 1935, as amended. The Stockholder agrees to use all best efforts to diligently and expeditiously obtain such approval from the SEC, and agrees to keep Seagull informed of the status of such approval process and, upon the request of Seagull, to furnish copies of any filings or correspondence to the SEC or its staff in connection, as well as any orders, notices, correspondence or other communications from the SEC or its staff. In this regard, the Stockholder acknowledges that Seagull and the Company currently intend to hold the stockholder meetings related to the Merger in October 1996. For purposes of this Agreement, "Trading Day" shall mean a day on which the New York Stock Exchange (the "NYSE") is open for trading.

          (d) The Stockholder agrees that, if requested by Seagull, the Manager will not attend and the Stockholder will not vote any Company Shares beneficially owned by the Stockholder at any annual or special meeting of stockholders at which a Competing Transaction is being considered, or execute any written consent of stockholders relating directly or indirectly to a Competing Transaction, during such period.

          (e) The Stockholder hereby consents to the release by the inclusion in Seagull's press release of the following language:

           The Prudential Insurance Company of America, which holds slightly in excess of 21 percent of Global Natural's common stock, has agreed to support the proposed merger by its willingness to vote for the transaction.

          (f) The Stockholder acknowledges that the terms of this Agreement will be required to be described, and this Agreement will be required to be filed, in certain securities law filings relating to the Merger. Seagull agrees to provide the Stockholder with a reasonable opportunity to review any such description of the terms of this Agreement in any such filings.

          (g) To the extent inconsistent with the provisions of this Section 1, the Stockholder hereby revokes any and all proxies with respect to the Stockholder's Company Shares or any other voting securities of the Company.

     Notwithstanding anything to the contrary set forth herein, this Agreement shall not restrict any representative, employee or agent of the Stockholder from acting in accordance with such person's fiduciary duties as an officer or director of the Company.

     2. Miscellaneous

          (a) The Stockholder, on the one hand, and Seagull, on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other stockholder to which they may be entitled at law or equity.

          (b) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          (c) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telecopier or sent by registered mail, postage prepaid:

          If to Seagull:

              Seagull Energy Corporation
              1001 Fannin, Suite 1700
              Houston, Texas 77002
              Attention: Chairman
              Facsimile No.: (713) 951-4733

              With copies to:

              Global Natural Resources Inc.
              5300 Memorial Drive, Suite 800
              Houston, Texas 77007
              Attention: Chairman
              Facsimile No.: (713) 865-4386

              Piliero Goldstein Jenkins & Hall, LLP
              292 Madison Avenue
              New York, New York 10017
              Attention: Jon M. Jenkins
              Facsimile No.: (212) 685-2028

              Vinson & Elkins L.L.P.
              2300 First City Tower
              1001 Fannin
              Houston, Texas 77002-6760
              Attention: J. Mark Metts
              Facsimile No.: (713) 615-5605

          If to the Stockholder:

              The Prudential Insurance Company of America
              c/o Prudential Capital Group
              2200 Ross Avenue, Suite 4200E
              Dallas, Texas 75201
              Attention: Managing Director
              Facsimile No.: (214) 720-6299

     or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

          (d) From and after the termination of this Agreement, the covenants of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

          (e) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

             (i) Affiliate. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

             (ii) Beneficial Owner. A person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Company Shares in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13-d(3) under the Exchange Act, as in effect on the date hereof, provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Company Shares that such person or any Affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

             (iii) Merger. "Merger" shall mean the transaction referred to in the second whereas clause of this Agreement, or any amendment to or modification does not reduce the value of the financial consideration to be received by Stockholder pursuant to the transaction set forth in the Merger Agreement.

             (iv) Person. A "person" shall mean any individual, firm, corporation, partnership, trust, limited liability company or other entity.

          (f) Due Authorization; No Conflicts. The Stockholder hereby represents and warrants to Seagull as follows: the Stockholder has full power and authority to enter into this Agreement. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of any member of the Stockholder Group or (ii) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which the Stockholder is a party or to which it is subject, (b) result in the creation of any lien, charge or other encumbrance on any shares of Company Common Stock or (c) require the Stockholder to obtain the consent of any private nongovernmental third party. Except with respect to consents, actions, approvals and authorizations of, and filings with, the SEC under Sections 2(a) and/or 9(a) to the Public Utility Holding Company Act of 1935, as amended, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or any Stockholder's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

          (g) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns, but, except as contemplated pursuant to paragraph 1(a), shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

          (h) Waiver. No party may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

          (i) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

          (j) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates.

          (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          (l) 1935 Act. Seagull hereby represents and warrants that neither Seagull nor any subsidiary thereof is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     IN WITNESS WHEREOF, the Stockholder and Seagull have each caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                                            SEAGULL ENERGY CORPORATION

                                            By:      /s/  BARRY J. GALT

                                            ------------------------------------
                                                       Barry J. Galt
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                                            THE PRUDENTIAL INSURANCE
                                              COMPANY OF AMERICA

                                            By:       /s/  R. A. WALKER

                                            ------------------------------------
                                                        R. A. Walker
                                                       Vice President

                                                                      APPENDIX C

                              PETRIE PARKMAN & CO.

                           6350 Texas Commerce Tower
                              Houston, Texas 77002
                        713/650-3383 - Fax: 713/650-8461


                               September 3, 1996



The Board of Directors


Global Natural Resources Inc.


5300 Memorial Drive


Suite 800


Houston, Texas 77007-8295



Dear Directors:



     You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Global Natural Resources Inc. ("Global") of the merger consideration (the "Merger Consideration") consisting of a fraction of a share of Seagull Energy Corporation ("Seagull") common stock, par value $0.10 per share ("Seagull Common Stock") equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement described below) in exchange for each share of outstanding Global common stock, par value $1.00 per share ("Global Common Stock"), pursuant to the terms of the merger agreement dated as of July 22, 1996 (the "Merger Agreement"), among Global, Seagull, and a wholly-owned subsidiary of Seagull ("Sub"). The Merger Agreement provides for the merger (the "Merger") of Sub with and into Global pursuant to which Global will become a wholly-owned subsidiary of Seagull and each issued and outstanding share of Global Common Stock will be converted into a fraction of a share of Seagull Common Stock.



     In arriving at our opinion, we have, among other things:



          (i) reviewed certain publicly available business and financial information relating to Global and Seagull, including the audited financial statements included in the Annual Report on Form 10-K for Global and Seagull as of December 31, 1995, and the unaudited financial statements included in the Quarterly Report on Form 10-Q for Global and Seagull as of June 30, 1996;



          (ii) reviewed certain estimates of reserves including: (i) estimates of proved, probable, and possible oil and gas reserves of Global in Egypt and estimates of proved oil and gas reserves of Global in Cote d'Ivoire, all as prepared by Netherland Sewell & Associates, Inc. as of January 1, 1996 (Egypt) and December 31, 1995 (Cote d'Ivoire), (ii) estimates of proved oil and gas reserves of Global in the United States and proved oil reserves of Global in Russia all as prepared by Ryder Scott Company Petroleum Engineers as of December 31, 1995, (iii) estimates of proved oil and gas reserves of Global in Indonesia provided by the management and staff of Global based upon publicly available information as of December 31, 1995, and (iv) estimates of proved and probable oil and gas reserves of Seagull in the United States and Canada all as prepared by DeGolyer and MacNaughton as of December 31, 1995;


           DENVER                                   LONDON
475 Seventeenth Street, Suite 1100   MacMillan House - 96 Kensington High Street
    Denver, Colorado 80202                        London W8 4SG
303/292-3877 - Fax: 303/292-4284            171/460-0902 - 171/460-0906

          (iii) reviewed certain other estimates of oil and gas reserves of Global and Seagull as prepared by their respective managements and staffs;



          (iv) analyzed certain internal financial and operating forecasts and financial and operating data and budgets concerning Global and Seagull, all of which were prepared or provided by the management or staff of Global or Seagull, as the case may be;



          (v) discussed the current operations and prospects of Global and Seagull with the managements and operating staffs of Global and Seagull, as the case may be;



          (vi) discussed with the management and operating staff of Global the expected operations and prospects of the combined company, giving proforma effect to the Merger;



          (vii) reviewed the historical stock market prices of the shares of Seagull Common Stock and Global Common Stock;



          (viii) compared the financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;



          (ix) reviewed the Merger Agreement;



          (x) reviewed the Voting Agreement (as defined in the Merger Agreement); and



          (xi) made such other analyses and examinations as we have deemed necessary or appropriate.



     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of such information, including without limitation, the statements made in the discussions referred to above. We have further relied upon the assurances of the managements of both Global and Seagull that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to the financial and operating forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments relating to the future financial and operational performance of Global and Seagull. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments relating to Global's and Seagull's oil and gas properties. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of Global or Seagull nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with such an evaluation or appraisal. Consistent with the Merger Agreement, we have assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will be treated as a pooling of interests for accounting purposes.



     Our opinion relates solely to the fairness from a financial point of view to the holders of Global Common Stock of the Merger Consideration pursuant to the Merger. We have not been requested to, and do not, express any opinion regarding the fairness of the Merger Consideration to Seagull, or any stockholder of Seagull. Our engagement and the opinion expressed herein are solely for the benefit of the Global Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, Seagull, any holder of Global Common Stock or Seagull Common Stock, or any person other than the Global Board of Directors. This letter may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in a proxy statement/prospectus relating to the Merger. As you are aware, we will receive a fee that is contingent upon the consummation of the Merger.



     Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Global and Seagull


                 DENVER                                  LONDON
           475 Seventeenth Street, Suite 1100               MacMillan House - 96
Kensington High Street
            Denver, Colorado 80202                      London W8 4SG
      303/292-3877 - Fax: 303/292-4284          171/460-0902 - 171/460-0906
as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.



     Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Global Common Stock.



                                          Very truly yours,



                                          /s/  Jon C. Hughes


            DENVER                                   LONDON
475 Seventeenth Street, Suite 1100   MacMillan House - 96 Kensington High Street
    Denver, Colorado 80202                       London W8 4SG
303/292-3877 - Fax: 303/292-4284          171/460-0902 - 171/460-0906

                                                                      APPENDIX D

                          DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
    2900 Texas Commerce Tower, 2200 Ross Avenue, Dallas, Texas 75201 - (214)
                                    979-4100


                               September 3, 1996


Board of Directors
Seagull Energy Corporation
1001 Fannin
Suite 1700
Houston, Texas 77002

Dear Sirs:


     You have requested our opinion as to the fairness from a financial point of view to Seagull Energy Corporation ("Seagull" or the "Company") and its shareholders of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger, dated as of July 22, 1996 (the "Agreement"), by and among Seagull, a wholly-owned subsidiary of Seagull ("Merger Sub"), and Global Natural Resources Inc. ("Global") pursuant to which Merger Sub will be merged with and into Global (the "Merger"), whereby Global will become a wholly-owned subsidiary of Seagull.


     Pursuant to the Agreement, each share of common stock of Global will be converted into Seagull common stock, $0.10 par value per share ("Company Common Stock"), based upon a ratio (the "Exchange Ratio") to be set between 0.720 and
0.880 shares of Company Common Stock, based upon the average closing price of Company Common Stock for a period of 20 trading days preceding the Global special shareholders meeting with respect to the Merger.


     In arriving at our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by the Company and Global including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company, certain financial projections of Global prepared by the management of Global and certain financial information of the Company and Global on a combined basis prepared by the Company. In addition, we have compared certain financial and securities data of the Company and Global with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Global, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.


     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, and Global and their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the managements of the Company and Global of (i) the combined oil and gas reserves; (ii) projected annual production of such reserves; and (iii) exploration success and related production in certain domestic and international areas. In evaluating the undeveloped and exploratory properties of Global we relied on the Company's assessment of the likely exploratory drilling success, related annual production and resultant economics of such operations. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Global as to the future operating and financial performance of the Company and Global. We have not assumed any responsibility for making any independent evaluation of assets or liabilities of the Company or Global or for independently verifying any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter and does not represent an opinion as to the price at which shares of the Company will trade following the consummation of the Agreement. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which the Company's Common Stock will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company and Global in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company and its shareholders from a financial point of view.

                                          Very truly yours,


                                          DONALDSON, LUFKIN & JENRETTE


                                          SECURITIES CORPORATION



                                          By:/s/ TOM C. DAVIS


                                            Tom C. Davis


                                            Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity, as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interest. In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was not opposed to the corporation's best interest. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

     Article VI of Seagull's Bylaws requires the indemnification of officers and directors to the fullest extent permitted by the Texas Business Corporation Act. Seagull also has policies insuring its officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

     Reference is made to Article Eleven of the Articles of Incorporation of the Registrant, which was adopted by Seagull's shareholders on May 11, 1988 and which provides as follows:

                                "ARTICLE ELEVEN

     A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) for acts or omissions for which the liability of a director is expressly provided for by statute; or (v) for acts related to an unlawful stock repurchase or dividend payment. Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the corporation is not liable as set forth in the preceding sentences, a director shall not be liable to the fullest extent permitted by any provision of the statutes of Texas hereafter enacted that further limits the liability of a director."

     Effective as of August 28, 1989, Article 7.06.B of the Texas Miscellaneous Corporation Laws Act was amended to read in its entirety as follows:

          "B. The articles of incorporation of a corporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders or members for monetary damages for an act or omission in the director's capacity as a director, except that this article does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for:

             (1) a breach of the director's duty of loyalty to the corporation or its shareholders or members;

             (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

             (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

             (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute."

     The Merger Agreement provides that Seagull will maintain certain indemnification and limitation of liability provisions in Global's Restated Certificate of Incorporation and By-Laws for a period of six years after the Effective Time of the Merger (as such terms are defined in the Merger Agreement) and will continue for six years Global's directors and officers liability insurance, subject to certain limitations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
- -------------------- ------------------------------------------------------------------------
          2.1        -- Agreement and Plan of Merger dated as of July 22, 1996 by and among
                        Seagull Energy Corporation, GNR Merger Corporation and Global Natural
                        Resources Inc. (included as Appendix A to the Joint Proxy
                        Statement/Prospectus).
          2.2        -- Voting Agreement dated as of July 22, 1996 among Seagull Energy
                        Corporation and The Prudential Life Insurance Company (included as
                        Appendix B to the Joint Proxy Statement/Prospectus).
          2.3        -- Letter agreement regarding adoption of termination policy by and between Seagull Energy Corporation and Global Natural Resources Inc.
          3.1        -- Articles of Incorporation of Seagull, as amended, including Articles of Amendment filed May 12, 1988, May 21, 1991, and May 21, 1993 with the Secretary of State of the State of Texas, that certain Statement of Relative Rights and Preferences related to the designation and issuance of Seagull's $2.25 Convertible Exchangeable Preferred Stock,
                        Series A, filed August 6, 1986 with the Secretary of State of the
                        State of Texas and that certain Statement of Resolution Establishing
                        Series of Shares of Series B Junior Participating Preferred Stock of
                        Seagull Energy Corporation filed March 21, 1989 with the Secretary of
                        State of the State of Texas (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30,
                        1993).
          3.2        -- Bylaws of Seagull, as amended through March 17, 1995 (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the
                        quarter ended March 31, 1995).
          3.3        -- Rights Agreement dated as of March 17, 1989 between Seagull and NCNB
                        Texas National Bank, as Rights Agent, which includes the form of
                        Statement of Resolution setting forth the terms of the Series B
                        Junior Participating Preferred Stock, par value $1.00 per share, as
                        Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.8 to Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 1993).
          3.4        -- First Amendment to Rights Agreement by and between Seagull and
                        NationsBank of Texas, N.A. (formerly NCNB Texas National Bank) dated as of June 18, 1992 (incorporated by reference to Exhibit 3.4 to
                        Registration Statement on Form S-3 (File No. 33-55426)).
          5.1        -- Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.
          8.1        -- Opinion of Fulbright & Jaworski, L.L.P. regarding tax matters.
          8.2        -- Opinion of Vinson & Elkins L.L.P. regarding tax matters.
         23.1        -- Consent of Vinson & Elkins L.L.P. (set forth in Exhibits 5.1 and
                        8.2).

      EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
- -------------------- ------------------------------------------------------------------------
         23.2        -- Consent of Fulbright & Jaworski, L.L.P. (set forth in Exhibit 8.1).
        *23.3        -- Consent of KPMG Peat Marwick LLP (Seagull).
        *23.4        -- Consent of KPMG Peat Marwick LLP (Global).
         23.5        -- Consent of Price Waterhouse.
        *23.6        -- Consent of Ryder Scott Company, independent petroleum engineers
                        (Seagull)
        *23.7        -- Consent of Ryder Scott Company, independent petroleum engineers
                        (Global)
        *23.8        -- Consent of DeGolyer and MacNaughton, independent consulting petroleum engineers (Seagull)
        *23.9        -- Consent of Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers (Seagull)
        *23.10       -- Consent of Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers (Global)
         23.11       -- Consent of Petrie Parkman & Co. Incorporated
         23.12       -- Consent of Donaldson, Lufkin & Jenrette Securities Corporation
        *23.13       -- Consent of Robert F. Vagt as a person to be named as a director
        *23.14       -- Consent of Sidney R. Petersen as a person to be named as a director
        *23.15       -- Consent of R. A. Walker as a person to be named as a director
         24.1        -- Powers of Attorney (set forth on signature page of initial filing of the Registration Statement).
         99.1        -- Form of Seagull Proxy.
         99.2        -- Form of Global Proxy.


- ---------------


* Previously filed.


  Financial Statement Schedules:

     Any required Financial Statement Schedules have previously been filed as part of Seagull's Form 10-K for the fiscal year ended December 31, 1995.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

          (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and Seagull being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 30th day of August, 1996.


                                            SEAGULL ENERGY CORPORATION

                                            By:      /s/  BARRY J. GALT
                                            ------------------------------------
                                                       Barry J. Galt
                                            Chairman of the Board, President and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                TITLE                      DATE
- ------------------------------------------   ------------------------------   -----------------

             J. EVANS ATTWELL*               Director                          August 30, 1996
- ------------------------------------------
            (J. Evans Attwell)

            RODNEY W. BRIDGES*               Vice President and Controller     August 30, 1996
- ------------------------------------------     (Principal Accounting
           (Rodney W. Bridges)                 Officer)


                                             Director
- ------------------------------------------
           (Richard J. Burgess)


                                             Director
- ------------------------------------------
          (Thomas H. Cruikshank)
              JOHN W. ELIAS*                 Executive Vice President and      August 30, 1996
- ------------------------------------------     Director
             (John W. Elias)

              PETER J. FLUOR*                Director                          August 30, 1996
- ------------------------------------------
             (Peter J. Fluor)

         /s/ BARRY J. GALT                   Chairman of the Board,            August 30, 1996
- ------------------------------------------     President, Chief Executive
             (Barry J. Galt)                   Officer and Director
                                               (Principal Executive
                                               Officer)

             WILLIAM R. GRANT*               Director                          August 30, 1996
- ------------------------------------------
            (William R. Grant)

              DEAN P. GUERIN*                Director                          August 30, 1996
- ------------------------------------------
             (Dean P. Guerin)

                                             Director
- ------------------------------------------
           (Richard M. Morrow)

                SIGNATURE                                TITLE                      DATE
- ------------------------------------------   ------------------------------   -----------------

              DEE S. OSBORNE*                Director                          August 30, 1996
- ------------------------------------------
             (Dee S. Osborne)

              SAM F. SEGNAR*                 Director                          August 30, 1996
- ------------------------------------------
             (Sam F. Segnar)

           WILLIAM L. TRANSIER*              Senior Vice President and         August 30, 1996
- ------------------------------------------     Chief Financial Officer
          (William L. Transier)                (Principal Financial
                                                Officer)

*By       /s/ BARRY J. GALT
- ------------------------------------------
              Barry J. Galt
            (Attorney-in-Fact)

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                                DESCRIPTION OF EXHIBITS
- ---------- ----------------------------------------------------------------------------------
     2.1   -- Agreement and Plan of Merger dated as of July 22, 1996 by and among Seagull
              Energy Corporation, GNR Merger Corporation and Global Natural Resources Inc.
              (included as Appendix A to the Joint Proxy Statement/Prospectus).
     2.2   -- Voting Agreement dated as of July 22, 1996 among Seagull Energy Corporation and
              The Prudential Life Insurance Company (included as Appendix B to the Joint
              Proxy Statement/Prospectus).
     2.3   -- Letter Agreement regarding adoption of termination policy by and between
              Seagull Energy Corporation and Global Natural Resources Inc.
     3.1   -- Articles of Incorporation of Seagull, as amended, including Articles of
              Amendment filed May 12, 1988, May 21, 1991, and May 21, 1993 with the Secretary of State of the State of Texas, that certain Statement of Relative Rights and
              Preferences related to the designation and issuance of Seagull's $2.25
              Convertible Exchangeable Preferred Stock, Series A, filed August 6, 1986 with the Secretary of State of the State of Texas and that certain Statement of
              Resolution Establishing Series of Shares of Series B Junior Participating
              Preferred Stock of Seagull Energy Corporation filed March 21, 1989 with the
              Secretary of State of the State of Texas (incorporated by reference to Exhibit
              3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1993).
     3.2   -- Bylaws of Seagull, as amended through March 17, 1995 (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended March 31,
              1995).
     3.3   -- Rights Agreement dated as of March 17, 1989 between Seagull and NCNB Texas
              National Bank, as Rights Agent, which includes the form of Statement of
              Resolution setting forth the terms of the Series B Junior Participating
              Preferred Stock, par value $1.00 per share, as Exhibit A, the form of Right
              Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares
              as Exhibit C (incorporated by reference to Exhibit 4.8 to Quarterly Report on
              Form 10-Q for the quarter ended June 30, 1993).
     3.4   -- First Amendment to Rights Agreement by and between Seagull and NationsBank of
              Texas, N.A. (formerly NCNB Texas National Bank) dated as of June 18, 1992
              (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-3
              (File No. 33-55426)).
     5.1   -- Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.
     8.1   -- Opinion of Fulbright & Jaworski, L.L.P. regarding tax matters.
     8.2   -- Opinion of Vinson & Elkins L.L.P. regarding tax matters.
    23.1   -- Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1 and Exhibit 8.2).
    23.2   -- Consent of Fulbright & Jaworski, L.L.P. (set forth in Exhibit 8.1).
   *23.3   -- Consent of KPMG Peat Marwick LLP (Seagull).
   *23.4   -- Consent of KPMG Peat Marwick LLP (Global).
    23.5   -- Consent of Price Waterhouse.
   *23.6   -- Consent of Ryder Scott Company, independent petroleum engineers (Seagull)
   *23.7   -- Consent of Ryder Scott Company, independent petroleum engineers (Global)
   *23.8   -- Consent of DeGolyer and MacNaughton, independent consulting petroleum engineers
              (Seagull)
   *23.9   -- Consent of Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers (Seagull)
   *23.10  -- Consent of Netherland, Sewell & Associates, Inc., independent consulting petroleum engineers (Global)

 EXHIBIT
  NUMBER                                DESCRIPTION OF EXHIBITS
- ---------- ----------------------------------------------------------------------------------
    23.11  -- Consent of Petrie Parkman & Co. Incorporated
    23.12  -- Consent of Donaldson, Lufkin & Jenrette Securities Corporation
   *23.13  -- Consent of Robert F. Vagt as a person to be named as a director
   *23.14  -- Consent of Sidney R. Petersen as a person to be named as a director
   *23.15  -- Consent of R. A. Walker as a person to be named as a director
    24.1   -- Powers of Attorney (set forth on signature page of initial filing of the
              Registration Statement).
    99.1   -- Form of Seagull Proxy.
    99.2   -- Form of Global Proxy.


- ---------------


* Previously filed.